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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ADVANCED BIOENERGY, LLC
(Name of small business issuer in its charter)

Delaware	2860	20-2281511
State or jurisdiction of incorporation or organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification No.

910 9th Street
Fairmont, Nebraska 68354
(402) 268-3101
(Address and telephone number of principal executive offices and principal place of business)

Robert E. Bettger
910 9th Street
Fairmont, NE 68354
(402) 268-3101
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of Communications to:

William E. Hanigan
Miranda L. Hughes
Brown, Winick, Graves, Gross, Baskerville and Schoenebaum, P.L.C.
666 Grand Avenue, Suite 2000, Des Moines, Iowa 50309-2510
(515) 242-2400

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is post-effective amendment filed pursuant to Rule 462(d) under the Securities act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Dollar Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee

Membership Units	$67,325,000	$10	$67,325,000	$7,924(1)

(1)
Determined pursuant to Section 6(b) of the Securities Act of 1933 and Fee Rate Advisory #6 for Fiscal Year 2005.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Preliminary Prospectus

Dated May 27, 2005

The information in this prospectus is not complete and may be changed. The securities offered by this prospectus may not be sold until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is neither an offer to sell these securities nor a solicitation of an offer to buy these securities in any state where an offer or sale is not permitted.

ADVANCED BIOENERGY, LLC
a Delaware Limited Liability Company

[Effective Date]

The Securities being offered by Advanced BioEnergy, LLC are
Limited Liability Company Membership Units:

Minimum Offering Amount	$33,662,500	Minimum Number of Units	3,366,250
Maximum Offering Amount	$67,325,000	Maximum Number of Units	6,732,500

Offering Price: $10 per Unit
Minimum Purchase Requirement: 2,500 Units ($25,000)
Additional Increments: 100 Units ($1,000)

	Price to Investors	Proceeds to Company before deducting Offering Expenses
Per Unit	$10	$10
Total Minimum Offering	$33,662,500	$33,662,500
Total Maximum Offering	$67,325,000	$67,325,000

        We are offering limited liability company membership units in Advanced BioEnergy, LLC, a Delaware limited liability company. If we are successful in this offering, and are able to obtain the debt financing that we seek, we intend to use the offering proceeds to pay for a portion of the construction and start-up costs of a 100 million gallons per year dry mill corn-processing ethanol plant to be located near Fairmont, Nebraska in Fillmore County. Depending on the level of equity we raise in this offering, we will need to obtain debt financing ranging from $67,325,000 to $100,987,500 in order to fully capitalize the project.

        We are offering the units at a purchase price of $10 per unit. The minimum purchase requirement is 2,500 units for a minimum investment of $25,000. Additional units may be purchased in increments of 100. The offering will end no later than [one year from the effective date of this registration statement]. If we sell the maximum number of units prior to [one year from the effective date of this registration statement], the offering will end on the date that the maximum number of units have been sold. We may also decide to end the offering any time after we have sold the minimum number of units and prior to [one year from the effective date of this registration statement]. If we decide to abandon the project for any reason, we will terminate the offering.

        Investments will be held in escrow until the earliest of (1) our receipt of $33,662,500 or more in offering proceeds and a written debt financing commitment for an amount ranging from $67,325,000 to $100,987,500; (2) [one year from the effective date of this registration statement]; or (3) our termination or abandonment of the offering. We are selling the units directly to investors on a best efforts basis without using an underwriter.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

        These securities are speculative securities and involve a significant degree of risk (see "RISK FACTORS" starting on page 8), and will constitute an investment in an illiquid security since no public or other market for the units now exists or is expected to develop.

i

PROSPECTUS SUMMARY

        This summary only highlights selected information from this prospectus and may not contain all of the information that is important to you. You should carefully read the entire prospectus and the financial statements, and attached exhibits before you decide whether to invest.

The Company

        We were formed on January 4, 2005 and are organized as a Delaware limited liability company. Our ownership interests are represented by membership interests, which are designated as units. Our principal address and location is 910 9th Street, Fairmont, Nebraska 68354. Our telephone number is (402) 268-3101.

        We are a development-stage company with no prior operating history. We do not expect to generate any revenue until we begin operating the plant. The purpose of this offering is to raise equity to help fund the construction and start-up costs of a 100 million gallons per year dry mill corn-processing ethanol plant to be located near Fairmont, Nebraska.

The Offering

        We are offering a minimum of 3,366,250 units and a maximum of 6,732,500 units at a purchase price of $10 per unit. You must purchase a minimum of 2,500 units to participate in the offering. You may purchase additional units in increments of 100 units. Our minimum aggregate offering amount is $33,662,500 and our maximum aggregate offering amount is $67,325,000. The offering will close upon the earliest occurrence of (1) our acceptance of subscriptions for units equaling the maximum amount of $67,325,000; (2) [one year from the effective date of this registration statement]; or (3) our termination or abandonment of the offering. We may close the offering any time after the acceptance of subscriptions for units equaling the minimum amount of $33,662,500 prior to [one year from the effective date of the registration statement]. After the offering, there will be 3,991,250 units issued and outstanding if we sell the minimum number of units offered in this offering and 7,357,500 units issued and outstanding if we sell the maximum number of units offered in this offering. This includes 625,000 units previously issued in our previous private placement, of which 450,000 units were issued to our seed capital unit holders, 50,000 units were issued to our development consultant (including 42,500 restricted units) and 125,000 restricted units were issued to two of our directors as a development fee.

        We plan to register the offering in the following states: Florida, Iowa, Kansas, Nebraska, South Dakota, Texas and Wisconsin. We may also offer or sell our units in other states in reliance on exemptions from the registration requirements of the laws of other states. However, we may not generally solicit investors in any jurisdictions other than Florida, Iowa, Kansas, Nebraska, South Dakota, Texas and Wisconsin. This limitation may result in the offering being unsuccessful. Our directors listed on page 7 of this prospectus will sell the units directly to investors without the use of an underwriter. We will not pay commissions to our directors for these sales.

The Project

        If we are able to fully capitalize the project as described in our financing plan below, we will use the offering proceeds to build and operate a 100 million gallons per year dry mill corn-processing ethanol plant near Fairmont, Nebraska. We expect the ethanol plant will annually process approximately 37.0 million bushels of corn into 100 million gallons of ethanol, 321,429 tons of distillers grains for animal feed and 296,000 tons of carbon dioxide. Distillers grains and carbon dioxide are the principal by-products of the ethanol manufacturing process.

        We have entered into a non-binding letter of intent with Fagen, Inc. of Granite Falls, Minnesota, for the design and construction of our proposed ethanol plant for a price of $98,000,000, exclusive of any change orders we may approve. We expect Fagen, Inc. to build our plant using the technology of ICM, Inc. of Colwich, Kansas. Fagen, Inc. and ICM, Inc. have developed, designed and built numerous ethanol plants throughout the country. We expect to execute a definitive design-build agreement with Fagen, Inc. which will set forth in detail the design and construction services provided by Fagen, Inc. in exchange for a lump sum price equal to the $98,000,000 set forth in our letter of intent. Construction of the project is expected to take 14 to 16 months from the date our offering closes. We anticipate completion of plant construction during summer of 2007.

        Once the plant is operational, we intend to sell all of the ethanol and distillers grains produced at the facility. There are no current plans to capture and market the carbon dioxide, however, at some point in the future we may decide it is feasible to do so. We intend to market our ethanol through an experienced ethanol marketer. We may try to market our distillers grains to the local livestock markets surrounding the plant; however, if the local markets are unable to support purchases of our distillers grains at the prices we desire, we will market the distillers grains through an experienced distillers grains marketer.

Our Financing Plan

        We estimate the total project will cost approximately $134,650,000. Our letter of intent with Fagen, Inc. provides that the proposed plant will cost $98,000,000, excluding any change orders we may approve. We expect that costs and expenses incidental to construction and start-up will cost approximately an additional $36,650,000.

        We raised $1,500,000 of seed capital in a private placement for the purpose of funding our development, organizational and offering expenses. We intend to raise a minimum of $33,662,500 and a maximum of $67,325,000 in this offering. Depending on the level of equity raised in this offering and the amount of any grants we may be awarded, we will need to obtain debt financing ranging from approximately $67,325,000 to $100,987,500 in order to fully capitalize the project. We have no contracts or commitments with any bank, lender or financial institution for this debt financing. There are no assurances that we will be able to obtain the necessary debt financing, other financing or grants sufficient to capitalize the project. The level of debt we require may be reduced by any grants awarded to us. Depending on the number of units sold, we may also seek third party credit providers to provide subordinate debt for the construction and initial operating expenses of the project.

Financial Information

        We are a development-stage company with no operating history and no revenues. Please see "SELECTED FINANCIAL DATA" for a summary of our finances and the index to our financial statements for our detailed financial information.

Membership in Advanced BioEnergy and Our Amended and Restated Operating Agreement

        If you purchase 2,500 or more of our units, you will become a member in Advanced BioEnergy upon approval by our board of directors and your written agreement to be bound by our amended and restated operating agreement. Our amended and restated operating agreement governs Advanced BioEnergy, our board of directors and our members. Each member will have one vote per unit owned. Members may vote on a limited number of issues, such as dissolving the company, amending the amended and restated operating agreement, and electing future directors.

        As a unit holder, you will have a capital account to which your contributions will be credited. We will increase unit holders' accounts by the holders' allocated shares of our profits and other applicable items of income or gain. We will decrease capital accounts by the share of our losses and other applicable items of expenses or losses and any distributions that are made. Generally, we will allocate our profits and losses based upon the ratio each unit holder's units bear to total units outstanding.

        We expect to be treated as a partnership for federal income tax purposes. As such, we will not pay any federal income taxes at the company level and will instead allocate net income to unit holders. Our unit holders must then include that income in his or her taxable income. This means that each unit holder must pay taxes upon the allocated shares of our income regardless of whether we make a distribution in that year.

        The transfer of units is restricted by our amended and restated operating agreement. Generally, unless a transfer is permitted under our amended and restated operating agreement or by operation of law, such as upon death, units cannot be transferred without the prior written approval of a majority of directors. Except in limited circumstances, directors may not approve transfers until the plant is substantially operational. Based upon our estimated completion time of summer 2007, we expect units will not be eligible for transfer for at least 14 to 16 months from the date of this prospectus, and possibly longer. We will not be generating revenue during that time. Your investment in Advanced BioEnergy may never be liquid.

Management of Advanced BioEnergy

        Our amended and restated operating agreement provides that Advanced BioEnergy is exclusively managed by our board of directors. Our initial board of directors consists of nine individuals. Directors are elected by the members. Our amended and restated operating agreement requires the initial board to consist of a minimum of three to a maximum of 13 directors. At the first annual or special meeting of the members following the date on which substantial operations of the ethanol plant commences, the number of directors shall be reduced and become fixed at nine. Directors are elected by plurality vote of the members which means that the nominees receiving the greatest number of votes relative to all other nominees are elected as directors.

        Nominations for directors may be made by the nominating committee of the board of directors or by the board of directors as a whole. Members may also nominate candidates for our board by giving advance written notice to Advanced BioEnergy with information about the nominee and the nominating member. Any board nomination made by a member must be accompanied by a nominating petition signed by unit holders representing at least 5% of our outstanding units and must be delivered to the secretary of the company not less than 60 nor more than 90 days prior to our annual meeting.

        At the first members' meeting following commencement of substantial operations at the plant, the number of directors shall be reduced and become fixed at nine. If this reduction in the number of directors requires the removal of any director, John T. Porter, Robert W. Holmes and Revis L. Stephenson, III shall not be included in the directors removed at that time. After the expiration of the initial terms of the directors, at each annual meeting of the members, directors shall be elected by the members for staggered terms of three years and until a successor is elected and qualified. Prior to that meeting, our initial board will separately identify the director positions to be elected and will classify each position as Group I, Group II or Group III. Group I directors will serve an initial term of one year with successor directors elected to three year terms. Group II directors will serve an initial term of two years with successor directors elected to three year terms. Group III directors will serve an initial term of three years with successor directors elected to three year terms. Our amended and restated operating agreement provides that John T. Porter shall be classified in Group I, Robert W. Holmes shall be classified in Group II and Revis L. Stephenson, III shall be classified in Group III.

Distributions to Unit Holders

        Following completion of the seed capital private placement on April 14, 2005, the initial board of directors authorized a unit distribution to all of our unit holders equal to two units for every one unit issued and outstanding in order to compensate those initial unit holders for the risk associated with each of their seed capital investments in Advanced BioEnergy. In addition, we have transferred both unrestricted and restricted units to our project development consultant and restricted units to two of our directors in exchange for services rendered during our seed capital private placement. You should not rely on our past unit distributions for an indication of our future distributions. We have not made any cash distributions since our inception and we do not intend to declare any additional unit distributions or any cash distributions until after we begin generating revenue and satisfy any loan covenants required by our lenders. We will not begin generating any revenue until we begin operation of the ethanol plant. Subject to loan covenants and restrictions, we intend to distribute our "net cash flow" to holders of our units in proportion to their units held after we begin operation of the ethanol plant. By net cash flow, we mean our gross cash proceeds received, less any portion that our board of directors, in its sole discretion, shall determine should be used to pay or establish reserves for our expenses, debt obligations, capital improvements, replacements and contingencies.

Suitability of Investors

        Investing in the units involves a high degree of risk. Accordingly, the purchase of units is suitable only for persons of substantial financial means that have no need for liquidity in their investments and can bear the economic risk of loss of any investment in the units. Units will be sold only to persons that meet these and other requirements. You cannot invest in this offering unless you meet one of the following 5 suitability tests: (1) You regularly participate in the operations or management of a farming operation and file a Schedule F as part of your annual Form 1040 or 1041 filing with the Internal Revenue Service; (2) You have at least 150 acres of agricultural farmland under production; (3) You are a shareholder, member, manager or director of a family farm corporation, family farm limited liability company or family farm partnership; (4) You have annual income from whatever source of at least $45,000 and a net worth of at least $45,000 exclusive of home, furnishings and automobiles; or (5) You have a net worth of at least $100,000 exclusive of home, furnishings and automobiles. Even if you represent that you meet the suitability standards set forth above, the board of directors reserves the right to reject any subscription for any reason, including if the board determines that the units are not a suitable investment for you.

Subscription Period

        The offering will close upon the earliest of (1) our acceptance of subscriptions for units equaling the maximum amount of $67,325,000; (2) [one year from the effective date of this registration statement]; or (3) our termination or abandonment of the offering. We may, in our discretion, close the offering at any time after we have sold units for the aggregate minimum offering amount of $33,662,500 and prior to [one year from the effective date of this registration statement]. We may admit members to Advanced BioEnergy and continue to offer any remaining units to reach the maximum number to be sold until the offering closes. We reserve the right to cancel or modify the offering, to reject subscriptions for units in whole or in part, and to waive conditions to the purchase of units. Additionally, in our sole discretion, we may also determine that it is not necessary to sell all available units.

Subscription Procedures

        Before purchasing any units, investors must:

  •
  read and complete the subscription agreement included as exhibit C to this prospectus;

  •
  draft a check payable to "Geneva State Bank", Escrow Agent for Advanced BioEnergy, LLC" in the amount of not less than 10% of the amount due for the units for which subscription is sought, which amount will be deposited in the escrow account;

  •
  sign a full recourse promissory note and security agreement for the remaining balance of the purchase price; and

  •
  deliver to us these items and an executed copy of the signature page to our amended and restated operating agreement.

        Once we sell the minimum aggregate offering amount of $33,662,500, we will give you written demand for payment and you will have 20 days to pay the balance of the purchase price. If we acquire sufficient equity proceeds to release funds from escrow prior to your initial investment, but the offering has not yet been terminated, then you must pay the full purchase price at the time of subscription for the total number of units you wish to purchase.

        In the subscription application, an investor must make representations to us concerning, among other things, that he or she has received our prospectus, exhibits and any supplements, agrees to be bound by the amended and restated operating agreement, and understands that the units are subject to significant transfer restrictions. The subscription application also requires information about the nature of your desired ownership, your state of residence, and your taxpayer identification or Social Security Number. We encourage you to read the subscription agreement carefully and in its entirety.

Escrow Procedures

        Proceeds from subscriptions for the units will be deposited in an interest-bearing escrow account that we have established with Geneva State Bank, as escrow agent, under a written escrow agreement. Geneva State Bank is acting only as an escrow agent in connection with the offering described herein and has not endorsed, recommended or guaranteed the purchase, value or repayment of the securities being offered. We will not release funds from the escrow account until specific conditions are satisfied. Those conditions are (1) the subscription proceeds in the escrow account equals or exceeds the minimum offering amount of $33,662,500, exclusive of interest; (2) we obtain a written debt financing commitment for debt financing ranging from $67,325,000 to $100,987,500 depending on the level of equity raised and the amount of subordinated debt; (3) we elect, in writing, to terminate the escrow agreement; and 4) an affidavit prepared by our escrow agent has been sent to the states in which we have registered units stating that the conditions set out in (1) and (2) have been met.

        You should be aware that a commitment for debt financing is not a binding loan agreement and the lender may not be required to provide us the debt financing as set forth in the commitment. A commitment is an agreement to lend, subject to certain terms and conditions and subject to the negotiation, execution and delivery of loan and loan-related documentation satisfactory to the lender. The agreement is conditional and a lender could later decline the loan if the terms and conditions set forth in the debt financing commitment letter are not satisfied.

        In the event that we are unable to meet the requirements for releasing funds from escrow prior to [one year from the effective date of this registration statement], or we elect to terminate or abandon the offering prior to closing of the offering for any other reason, your investment will be promptly returned to you plus nominal interest, less a deduction for escrow agent fees. If we are able to sell units equal to or exceeding the minimum aggregate offering amount of $33,662,500 prior to [one year from the effective date of this registration statement], we may demand and collect the subscription proceeds payable to us after [one year from the effective date of this registration statement]. Even if we are successful in releasing funds from escrow, we may allow the offering to continue until [one year from date of effectiveness of this prospectus] or the sale of the maximum number of units.

Important Notices to Investors

        This prospectus does not constitute an offer to sell or the solicitation of an offer to purchase any securities in any jurisdiction in which, or to any person to whom, it would be unlawful to do so.

        Investing in our units involves significant risk. Please see "RISK FACTORS" beginning on page 8 to read about important risks you should consider before purchasing units in Advanced BioEnergy. These risks include, but are not limited to, the following:

  •
  we are a development-stage company and have not yet generated any revenue and do not expect to generate revenue until plant operations begin;

  •
  cash distributions depend upon our future financial and operational performance and will be affected by debt covenants, reserves, and operating expenditures;

  •
  our project and future plant operations are subject to construction risks, fluctuations in the prices of grain, utilities and ethanol, which are affected by various factors including weather, production levels, supply, demand, changes in technology, and government support and regulations;

  •
  we are very dependent on Fagen, Inc. and ICM, Inc. for the construction, design and technology for our plant and any loss of our relationships with Fagen, Inc. and ICM, Inc., may cause us to delay or abandon the project;

  •
  conflicts of interest may arise in the future between us, our members, our directors and the companies upon which we will depend;

  •
  the units are subject to a number of transfer restrictions, and no public market exists for our units and none is expected to develop;

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  member's voting rights are limited and we are managed by a board of directors and officers; and

  •
  we may elect to terminate or abandon the offering prior to [one year from effective date of this registration statement] if we have not sold the minimum offering amount of $33,662,500 or we have not received a written debt financing commitment ranging from $67,325,000 to $100,987,500, which will be necessary to fully capitalize the project.

        No representations or warranties of any kind are intended or should be inferred with respect to economic returns or tax benefits of any kind that may accrue to the investors of the securities.

        These securities have not been registered under the securities laws of any state other than the states of Florida, Iowa, Kansas, Nebraska, South Dakota, Texas and Wisconsin and may be offered and sold in other states in reliance on exemptions from the registration requirements of the laws of those other states.

        In making an investment decision, investors must rely upon their own examination of the entity creating the securities and the terms of the offering, including the merits and risks involved. Investors should not invest any funds in this offering unless they can afford to lose their entire investment. There is no public market for the resale of the units in the foreseeable future. Furthermore, there are substantial restrictions on the transferability of the units within state securities laws and the amended and restated operating agreement to which the units are subject. Investors should be aware that they will be required to bear the financial risks of this investment for an indefinite period of time.

        During the course of the offering of the units and prior to the sale of the units, each prospective purchaser and his or her representatives, if any, are invited to ask questions of, and obtain additional information from, our representatives concerning the terms and conditions of this offering, us, our business, and other relevant matters. We will provide the requested information to the extent that we possess such information or can acquire it without unreasonable effort or expense. Prospective purchasers or representatives having questions or desiring additional information should contact us at (402) 268-3101 or at our current business address: Advanced BioEnergy, LLC, 910 9th Street, Fairmont,

Nebraska 68354. Also, you may contact any of the following board members involved in the sale of our units directly at the phone numbers listed below:

NAME	POSITION	PHONE NUMBER
John T. Porter	Director	(402) 432-5247
Troy Otte	Director	(402) 362-3885
John E. Lovegrove	Director	(402) 366-4484
Robert E. Bettger	Director	(402) 268-3101
Larry L. Cerny	Secretary and Director	(402) 759-1165
Richard W. Hughes	Director	(402) 759-4615
Keith E. Spohn	Director	(402) 947-8061

RISK FACTORS

        The purchase of units involves substantial risks and the investment is suitable only for persons with the financial capability to make and hold long-term investments not readily converted into cash. Investors must, therefore, have adequate means of providing for their current and future needs and personal contingencies. Prospective purchasers of the units should carefully consider the Risk Factors set forth below, as well as the other information appearing in this prospectus, before making any investment in the units. Investors should understand that there is a possibility that they could lose their entire investment in us.

Risks Related to the Offering

Failure to sell the minimum number of units will result in the failure of this offering, which means your investment may be returned to you with nominal interest.

        We are attempting to raise funds to construct a 100 million gallons per year dry mill corn-processing ethanol plant. We must sell 3,366,250 units in order to reach our minimum offering amount. There is a substantial risk that we may not be able to sell this minimum amount of units necessary to close this offering. If we do not sell units with a purchase price of at least $33,662,500 by [one year from the effective date of this registration statement], we cannot close the offering and must return investors' money with nominal interest, less expenses for escrow agency fees. This means that from the date of an investor's investment, the investor would earn a nominal rate of return on the money he, she, or it deposits with us in escrow. We do not expect the termination date to be later than [one year from effective date of this prospectus].

We are not experienced in selling securities and no one has agreed to assist us or purchase any units that we cannot sell ourselves, which may result in the failure of this offering.

        We are making this offering on a "best efforts" basis, which means that we will not use an underwriter or placement agent. We have no firm commitment from any prospective buyer to purchase our units and there can be no assurance that the offering will be successful. We plan to offer the units directly to investors in the states of Florida, Iowa, Kansas, Nebraska, South Dakota, Texas and Wisconsin. We plan to advertise in local media and by mailing information to area residents. We may also hold informational meetings throughout Florida, Iowa, Kansas, Nebraska, South Dakota, Texas and Wisconsin. Our directors have significant responsibilities in their primary occupations in addition to trying to raise capital. Most of our directors have no broker-dealer experience and most have limited or no experience with public offerings of securities. There can be no assurance that our directors will be successful in securing investors for the offering.

Proceeds of this offering are subject to promissory notes due after the offering is closed.

        As much as 90% of the total offering proceeds of this offering could be subject to promissory notes that may not be due until after the offering is closed. The success of our offering will depend on the investors' ability to pay the outstanding balances on these promissory notes. In order to become a member in Advanced BioEnergy, each investor must, among other requirements, submit a check in the amount of 10% of the total amount due for the number of units for which subscription is sought, and a promissory note for the remaining 90% of the total amount due for the units. That balance will become due within 20 days of the date of our notice that our sales of units, including the amounts owed under the promissory notes, have exceeded the minimum escrow deposit of $33,662,500. We will take a security interest in the units. We intend to retain the initial payment and to seek damages from any investor who defaults on the promissory note obligation. Nonetheless, the success of the offering depends on the payment of these amounts by the obligors.

Investors will not be allowed to withdraw their investments, which means that you should invest only if you are willing to have your investment unavailable to you for an indefinite period of time.

        Investors will not be allowed to withdraw their investments for any reason, absent a rescission offer tendered by us. We do not anticipate making a rescission offer. This means that from the date of your investment through [the ending date of this offering], your investment will be unavailable to you. You should only invest in us if you are willing to have your investment be unavailable for this period of time, which could be up to one year. If our offering succeeds, and we convert your cash investment into units, your investment will be denominated in our units until you transfer those units. There are significant transfer restrictions on our units. You will not have a right to withdraw from Advanced BioEnergy and demand a cash payment from us.

Risks Related to Our Financing Plan

Even if we raise the minimum amount of equity in this offering, we may not obtain the debt financing necessary to construct and operate our ethanol plant, which would result in the failure of the project and Advanced BioEnergy.

        We do not have contracts or commitments with any bank, lender or financial institution for debt financing, and we will not release funds from escrow until we secure a written debt financing commitment sufficient to construct and operate the ethanol plant. If debt financing on acceptable terms is not available for any reason, we will be forced to abandon our business plan and return your investment from escrow plus nominal interest less deduction for escrow agency fees. Depending on the level of equity raised in this offering, we expect to require approximately $67,325,000 to $100,987,500 in senior or subordinated long term debt from one or more commercial banks or other lenders and government grants. Because the amounts of equity and grant funding are not yet known, the exact amount and nature of total debt is also unknown. If we do not sell the minimum amount of units, the offering will not close. Even though we must receive a debt financing commitment as a condition of closing escrow, the agreements to obtain debt financing may not be fully negotiated when we close on escrow. A commitment for debt financing is not a binding loan agreement and the lender may not be required to provide us the debt financing as set forth in the commitment. A commitment is an agreement to lend, subject to certain terms and conditions and subject to the negotiation, execution and delivery of loan and loan-related documentation satisfactory to the lender. The agreement is conditional and a lender could later decline the loan if the terms and conditions set forth in the debt financing commitment letter are not satisfied. We expect that we will be required to use the funds raised from this offering prior to receiving the debt financing funds putting your investment at risk.

Any agreements with lenders may require us to abide by restrictive loan covenants that may hinder our ability to operate.

        Our debt load and service requirements necessary to implement our business plan will result in substantial debt service requirements. Our debt load and service requirements could have important consequences which could hinder our ability to operate, including our ability to:

  •
  incur additional indebtedness;

  •
  make capital expenditures or enter into lease arrangements in excess of prescribed thresholds;

  •
  make distributions to unit holders, or redeem or repurchase units;

  •
  make certain types of investments;

  •
  create liens on our assets;

  •
  utilize the proceeds of asset sales; and

  •
  merge or consolidate or dispose of all, or substantially all, of our assets.

        In the event that we are unable to pay our debt service obligations, our creditors could force us to (1) reduce or eliminate distributions to unit holders (even for tax purposes) or (2) reduce or eliminate needed capital expenditures. It is possible that we could be forced to sell assets, seek to obtain additional equity capital or refinance or restructure all or a portion of our debt. In the event that we would be unable to refinance our indebtedness or raise funds through asset sales, sales of equity or otherwise, our ability to operate our plant would be greatly affected and we may be forced to liquidate.

Risks Related to Advanced BioEnergy as a Development-Stage Company

We have no operating history, which could result in errors in management and operations causing a reduction in the value of your investment.

        We were recently formed and have no history of operations. We cannot provide assurance that we can manage start-up effectively and properly staff operations, and any failure to manage our start-up effectively could delay the commencement of plant operations. A delay in start-up operations is likely to further delay our ability to generate revenue and satisfy our debt obligations. Our proposed operations are subject to all the risks inherent in the establishment of a new business enterprise. We anticipate a period of significant growth, involving the construction and start-up of operations of the plant. This period of growth and the start-up of the plant are likely to be a substantial challenge to us. If we fail to manage start-up effectively, you could lose all or a substantial part of your investment.

We have little to no experience in the ethanol industry, which increases the risk of our inability to build and operate the ethanol plant.

        We are presently, and for some time, are likely to continue to be, dependent upon our founding members, some of whom will serve as our initial directors. Most of these individuals are experienced in business generally but most have very little or no experience in raising capital from the public, organizing and building an ethanol plant, and governing and operating a public company. Most of the directors have no expertise in the ethanol industry. In addition, certain directors on our board are presently engaged in business and other activities which impose substantial demand on the time and attention of such directors. You should not purchase units unless you are willing to entrust all aspects of our management to our board of directors.

We will depend on Fagen, Inc. for expertise in beginning operations in the ethanol industry and any loss of this relationship could cause us delay and added expense, placing us at a competitive disadvantage.

        We will be dependent on our relationship with Fagen, Inc. and its employees. Any loss of this relationship with Fagen, Inc., particularly during the construction and start-up period for the plant, may prevent us from commencing operations and result in the failure of our business. The time and expense of locating new consultants and contractors would result in unforeseen expenses and delays. Unforeseen expenses and delays may reduce our ability to generate revenue and profitability and significantly damage our competitive position in the ethanol industry such that you could lose some or all of your investment.

Agreements that have not yet been finalized may never be finalized or may significantly change in ways that reduce the value of your investment.

        You should be aware that this prospectus makes reference to documents or agreements that are not yet final or executed, and plans that have not been implemented. In some instances such documents or agreements are not even in draft form. The definitive versions of those agreements, documents, plans or proposals may contain terms or conditions that vary significantly from the terms and conditions described. These tentative agreements, documents, plans or proposals may not materialize or, if they do materialize, may not prove to be profitable.

Our lack of business diversification could result in the devaluation of our units if our revenues from our primary products decrease.

        We expect our business to solely consist of ethanol and distillers grains production and sales. We do not have any other lines of business or other sources of revenue if we are unable to complete the construction and operation of the plant. Our lack of business diversification could cause you to lose all or some of your investment if we are unable to generate revenues by the production and sales of ethanol and distillers grains since we do not expect to have any other lines of business or alternative revenue sources.

We have a history of losses and may not ever operate profitably.

        For the period of January 4, 2005 through March 31, 2005, we incurred an accumulated net loss of $119,592. We will continue to incur significant losses until we successfully complete construction and commence operations of the plant. There is no assurance that we will be successful in completing this offering or in our efforts to build and operate an ethanol plant. Even if we successfully meet all of these objectives and begin operations at the ethanol plant, there is no assurance that we will be able to operate profitably.

Risks Related to Construction of the Ethanol Plant

We will depend on Fagen, Inc. and ICM, Inc. to design and build our ethanol plant, however, we currently have no binding agreement with them and their failure to perform could force us to abandon business, hinder our ability to operate profitably or decrease the value of your investment.

        We will be highly dependent upon Fagen, Inc. and ICM, Inc. to design and build the plant, but we have no definitive binding agreement with either company. We have entered into a non-binding letter of intent with Fagen, Inc. for various design and construction services. Fagen, Inc. has indicated its intention to deliver to us a proposed design-build contract, in which it will serve as our general contractor and will engage ICM, Inc. to provide design and engineering services. We anticipate that we will execute a definitive binding design-build agreement with Fagen, Inc. to construct the plant. However, there is no assurance that such an agreement will be executed.

        If we do not execute a definitive, binding design-build agreement with Fagen, Inc., or if Fagen, Inc. terminates its relationship with us after initiating construction, there is no assurance that we would be able to obtain a replacement general contractor. Any such event may force us to abandon our business.

        We expect to be highly dependent upon Fagen, Inc.'s and ICM, Inc.'s experience and ability to train personnel in operating the plant. If the plant is built and does not operate to the level anticipated by us in our business plan, we will rely on Fagen, Inc. and ICM, Inc. to adequately address such deficiency. There is no assurance that Fagen, Inc. and/or ICM, Inc. will be able to address such deficiency in an acceptable manner. Their failure to address deficiencies could cause us to halt or discontinue production of ethanol, which could damage ability to generate revenues and reduce the value of your units.

We may need to increase cost estimates for construction of the ethanol plant, and such increase could result in devaluation of our units if ethanol plant construction requires additional capital.

        We anticipate that Fagen, Inc. will construct the plant for a fixed contract price, based on the plans and specifications in the anticipated design-build agreement. We have based our capital needs on a design for the plant that will cost approximately $98,000,000 with additional start-up and development costs of approximately $36,650,000 for a total project completion cost of approximately $134,650,000. This price includes construction period interest. The estimated cost of the plant is based on preliminary discussions, and there is no assurance that the final cost of the plant will not be higher. There is no assurance that there will not be design changes or cost overruns associated with the construction of the plant. The rising price of steel could affect the final cost of construction of the ethanol plant. In addition, shortages of steel could affect the final completion date of the project. Any significant increase in the estimated construction cost of the plant could delay our ability to generate revenues and reduce the value of your units because our revenue stream may not be able to adequately support the increased cost and expense attributable to increased construction costs.

Construction delays could result in devaluation of our units if our production and sale of ethanol and its by-products are similarly delayed.

        We currently expect our plant to be operating in summer 2007; however, construction projects often involve delays in obtaining permits, construction delays due to weather conditions, or other events that delay the construction schedule. In addition, changes in interest rates or the credit environment or changes in political administrations at the federal, state or local level that result in policy change towards ethanol or this project, could cause construction and operation delays. If it takes longer to construct the plant than we anticipate, it would delay our ability to generate revenue and make it difficult for us to meet our debt service obligations. This could reduce the value of the units.

Defects in plant construction could result in devaluation of our units if our plant does not produce ethanol and its by-products as anticipated.

        There is no assurance that defects in materials and/or workmanship in the plant will not occur. Under the terms of the anticipated design-build agreement with Fagen, Inc., we expect Fagen, Inc. to warrant that the material and equipment furnished to build the plant will be new, of good quality and free from material defects in material or workmanship at the time of delivery. Though we expect the design-build agreement to require Fagen, Inc. to correct all defects in material or workmanship for a period of one year after substantial completion of the plant, material defects in material or workmanship may still occur. Such defects could delay the commencement of operations of the plant, or, if such defects are discovered after operations have commenced, could cause us to halt or discontinue the plant's operation. Halting or discontinuing plant operations could delay our ability to generate revenues and reduce the value or your units.

The plant site may have unknown environmental problems that could be expensive and time consuming to correct, which may delay or halt plant construction and delay our ability to generate revenue.

        We have secured four options to purchase real estate located near Fairmont, Nebraska, two of which constitute our primary site and two of which we acquired as a potential alternative site. Our board of directors reserves the right to change the location of the plant site, in their sole discretion, for any reason. There can be no assurance that we will not encounter hazardous conditions at the Fairmont site or any alternative site that may delay the construction of the plant. We do not anticipate Fagen, Inc. will be responsible for any hazardous conditions encountered at the plant site. Upon encountering a hazardous condition, Fagen, Inc. may suspend work in the affected area. If we receive notice of a hazardous condition, we may be required to correct the condition prior to continuing construction. The presence of a hazardous condition will likely delay construction of the plant and may require significant expenditure of our resources to correct the condition. In addition, Fagen, Inc. will be entitled to an adjustment in price and time of performance if it has been adversely affected by the hazardous condition. If we encounter any hazardous conditions during construction that require time or money to correct, such event could delay our ability to generate revenues and reduce the value or your units.

Any delay or unanticipated cost in providing rail infrastructure to the plant could significantly impact our ability to operate the plant and reduce the value of your investment.

        Rail service is available in Fairmont, Nebraska from the Burlington Northern Santa Fe Railroad (BNSF). However, we have not negotiated the purchase of a rail spur and right-of-way owned by Fillmore Western, which is located near our primary proposed plant site. If we are unable to secure an option to purchase this spur and right-of-way, we may have to move our site to an alternate location currently being considered by our board of directors or some other yet to be determined location. Our budget currently includes $2,350,000 in rail infrastructure costs. Increased costs for rail access or a delay in obtaining rail access could significantly impact our ability to operate the plant since we expect to ship most or all of our ethanol and DDGS by rail. As a result, the value of your investment could decline.

Risks Related to Ethanol Production

Our financial performance will be dependent on corn prices and market prices for ethanol and distillers dried grains, and the value of your investment in us may be directly affected by changes in these market prices.

        Our results of operations and financial condition will be significantly affected by the cost and supply of corn and by the selling price for ethanol and distillers grains. Changes in the price and supply of these commodities are subject to and determined by market forces over which we have no control. The availability and price of corn will significantly influence our financial performance. We will purchase our corn in the cash market and hedge corn price risk through futures contracts and options to reduce short-term exposure to price fluctuations. See "DESCRIPTION OF BUSINESS—Corn Feedstock Supply." Generally, higher corn prices will produce lower profit margins. This is especially true if market conditions do not allow us to pass through increased corn costs to our customers. There is no assurance that we will be able to pass through higher corn prices. If a period of high corn prices were to be sustained for some time, such pricing may reduce our ability to generate revenues because of the higher cost of operating and could potentially lead to the loss of some or all of your investment.

        Our revenues will be exclusively dependent on the market prices for ethanol and distillers grains. These prices can be volatile as a result of a number of factors. These factors include the overall supply and demand, the price of gasoline, level of government support, and the availability and price of competing products. For instance, the price of ethanol tends to increase as the price of gasoline increases, and the price of ethanol tends to decrease as the price of gasoline decreases. Any lowering of gasoline prices will likely also lead to lower prices for ethanol, which may decrease our ethanol sales and reduce revenues, causing a reduction in the value of your investment.

        We believe that ethanol production is expanding rapidly at this time. Increased production of ethanol may lead to lower prices. The increased production of ethanol could have other adverse effects. For example, the increased production could lead to increased supplies of by-products from the production of ethanol, such as distillers grains. Those increased supplies could outpace demand, which would lead to lower prices for those by-products. Also, the increased production of ethanol could result in increased demand for corn. This could result in higher prices for corn and corn production creating lower profits. There can be no assurance as to the price of ethanol or distillers grains in the future. Any downward changes in the price of ethanol and/or distillers grains may result in less income which would decrease our revenues and you could lose some or all of your investment as a result.

Our ability to successfully operate is dependent on the availability of energy and water at anticipated prices.

        Adequate energy and water is critical to plant operations. We have not yet entered into any definitive agreements to obtain energy and water resources and we may have to pay more than we expect to access efficient energy and water resources. As a result, our ability to make a profit may decline as a result.

We will depend on others for sales of our products, which may place us at a competitive disadvantage and reduce profitability.

        We expect to hire a third-party marketing firm to market all of the ethanol we plan to produce. We currently expect to market our own distillers grains by selling to local livestock, poultry and swine markets. However, if the local markets do not provide an adequate outlet for our distillers grains at the prices we desire, we expect to contract with a broker to market and sell a portion or all of our distillers grains. As a result, we expect to be dependent on the ethanol broker and any distillers grains broker we engage. There is no assurance that we will be able to enter into contracts with any ethanol broker or distillers grains broker on terms that are favorable to us. If the ethanol or distillers grains broker breaches the contract or does not have the ability, for financial or other reasons to market all of the ethanol or distillers grains we produce, we will not have any readily available means to sell our products. Our lack of a sales force and reliance on third parties to sell and market our products may place us at a competitive disadvantage. Our failure to sell all of our ethanol and distillers dried grains feed products may result in less income from sales, reducing our revenue stream, which could reduce the value of your investment.

We have no current plan to sell the raw carbon dioxide we produce to a third party processor, and this will require us to emit it into the air, which could potentially subject us to future environmental claims.

        At this time, we have no agreement to sell the raw carbon dioxide we produce. We cannot provide any assurances that we will sell our raw carbon dioxide at any time in the future. If we do not enter into an agreement to sell our raw carbon dioxide, we will have to emit it into the air. This will result in the loss of a potential source of revenue and could subject us to environmental claims in the future.

Changes and advances in ethanol production technology could require us to incur costs to update our ethanol plant or could otherwise hinder our ability to compete in the ethanol industry or operate profitably.

        Advances and changes in the technology of ethanol production are expected to occur. Such advances and changes may make the ethanol production technology installed in our plant less desirable or obsolete. These advances could also allow our competitors to produce ethanol at a lower cost than us. If we are unable to adopt or incorporate technological advances, our ethanol production methods and processes could be less efficient than our competitors, which could cause our plant to become uncompetitive or completely obsolete. If our competitors develop, obtain or license technology that is superior to ours or that makes our technology obsolete, we may be required to incur significant costs to enhance or acquire new technology so that our ethanol production remains competitive. Alternatively, we may be required to seek third-party licenses, which could also result in significant expenditures. We cannot guarantee or assure you that third-party licenses will be available or, once obtained, will continue to be available on commercially reasonable terms, if at all. These costs could negatively impact our financial performance by increasing our operating costs and reducing our net income, all of which could reduce the value of your investment.

Risks Related to Ethanol Industry

Competition from the advancement of technology may lessen the demand for ethanol and negatively impact our profitability, which could reduce the value of your investment.

        Alternative fuels, gasoline oxygenates and ethanol production methods are continually under development. A number of automotive, industrial and power generation manufacturers are developing more efficient engines, hybrid engines and alternative clean power systems using fuel cells or clean burning gaseous fuels. Vehicle manufacturers are working to develop vehicles that are more fuel efficient and have reduced emissions using conventional gasoline. Vehicle manufacturers have developed and continue to work to improve hybrid technology, which powers vehicles by engines that utilize both electric and conventional gasoline fuel sources. In the future, the emerging fuel cell industry offers a technological option to address increasing worldwide energy costs, the long-term availability of petroleum reserves and environmental concerns. Fuel cells have emerged as a potential alternative to certain existing power sources because of their higher efficiency, reduced noise and lower emissions. Fuel cell industry participants are currently targeting the transportation, stationary power and portable power markets in order to decrease fuel costs, lessen dependence on crude oil and reduce harmful emissions. If the fuel cell and hydrogen industries continue to expand and gain broad acceptance, and hydrogen becomes readily available to consumers for motor vehicle use, we may not be able to compete effectively. This additional competition could reduce the demand for ethanol, which would negatively impact our profitability, causing a reduction in the value of your investment.

Corn-based ethanol may compete with cellulose-based ethanol in the future, which could make it more difficult for us to produce ethanol on a cost-effective basis and could reduce the value of your investment.

        Most ethanol is currently produced from corn and other raw grains, such as milo or sorghum—especially in the Midwest. The current trend in ethanol production research is to develop an efficient method of producing ethanol from cellulose-based biomass, such as agricultural waste, forest residue, municipal solid waste, and energy crops. This trend is driven by the fact that cellulose-based biomass is generally cheaper than corn, and producing ethanol from cellulose-based biomass would create opportunities to produce ethanol in areas which are unable to grow corn. Although current technology is not sufficiently efficient to be competitive, a May 2000 report by the U.S. Department of Energy entitled "Outlook for Biomass Ethanol Production and Demand" indicates that new conversion technologies may be developed in the future. If an efficient method of producing ethanol from cellulose-based biomass is developed, we may not be able to compete effectively. We do not believe it will be cost-effective to convert the ethanol plant we are proposing into a plant which will use cellulose-based biomass to produce ethanol. If we are unable to produce ethanol as cost-effectively as cellulose-based producers, our ability to generate revenue will be negatively impacted and your investment could lose value.

As domestic ethanol production continues to grow, ethanol supply may exceed demand causing ethanol prices to decline and the value of your investment to be reduced.

        The number of ethanol plants being developed and constructed in the United States continues to increase at a rapid pace. As these plants begin operations, we expect domestic ethanol production to significantly increase. If the demand for ethanol does not grow at the same pace as increases in supply, we would expect the price for ethanol to decline. Declining ethanol prices will result in lower revenues and may reduce or eliminate profits causing the value of your investment to be reduced.

Competition from ethanol imported from Caribbean basin countries may be a less expensive alternative to our ethanol, which would cause us to lose market share and reduce the value of your investment.

        Ethanol produced or processed in certain countries in Central America and the Caribbean region is eligible for tariff reduction or elimination upon importation to the United States under a program known as the Caribbean Basin Initiative. Large ethanol producers, such as Cargill, have expressed interest in building dehydration plants in participating Caribbean Basin countries, such as El Salvador, which would convert ethanol into fuel-grade ethanol for shipment to the United States. Ethanol imported from Caribbean Basin countries may be a less expensive alternative to domestically produced ethanol. Competition from ethanol imported from Caribbean Basin countries may affect our ability to sell our ethanol profitably, which would reduce the value of your investment.

Competition from ethanol imported from Brazil may be a less expensive alternative to our ethanol, which would cause us to lose market share and reduce the value of your investment.

        Brazil is currently the world's largest producer and exporter of ethanol. In Brazil, ethanol is produced primarily from sugarcane, which is also used to produce food-grade sugar. Brazil experienced a dramatic increase in ethanol production and trade in 2004, exporting approximately 112 million gallons to the U.S. alone. Ethanol imported from Brazil may be a less expensive alternative to domestically produced ethanol, which is primarily made from corn. Tariffs presently protecting U.S. ethanol producers may be reduced or eliminated. Competition from ethanol imported from Brazil may affect our ability to sell our ethanol profitably, which would reduce the value of your investment.

Risks Related to Regulation and Governmental Action

Loss of favorable tax benefits for ethanol production could hinder our ability to operate at a profit and reduce the value of your investment in us.

        The ethanol industry and our business depend on the continuation of federal ethanol tax incentives. These incentives have supported a market for ethanol that might disappear without the incentives. The federal tax incentives were scheduled to expire September 30, 2007. However, pursuant to new legislation enacted in October 2004, the incentives are extended to September 30, 2010. These tax incentives to the ethanol industry may not continue beyond their scheduled expiration date or, if they continue, the incentives may not be at the same level. The elimination or reduction of tax incentives to the ethanol industry could reduce the market for ethanol, which could reduce prices and our revenues by making it more costly or difficult for us to produce and sell ethanol. If the federal tax incentives are eliminated or sharply curtailed, we believe that a decreased demand for ethanol will result, which could result in the failure of the business and the potential loss of some or all of your investment.

A change in environmental regulations or violations thereof could result in the devaluation of our units and a reduction in the value of your investment.

        We will be subject to extensive air, water and other environmental regulations and we will need to obtain a number of environmental permits to construct and operate the plant. In addition, it is likely that our senior debt financing will be contingent on our ability to obtain the various environmental permits that we will require.

        We are in the process of applying for the permits necessary for construction and operation of our plant and do not anticipate a problem receiving all required environmental permits. However, if for any reason any of these permits are not granted, construction costs for the plant may increase, or the plant may not be constructed at all.

        Additionally, environmental laws and regulations, both at the federal and state level, are subject to change and changes can be made retroactively. Consequently, even if we have the proper permits at the present time, we may be required to invest or spend considerable resources to comply with future environmental regulations or new or modified interpretations of those regulations, which may reduce our profitability and you may lose some or all of your investment.

Risks Related to the Units

There has been no independent valuation of the units, which means that the units may be worth less than the purchase price.

        We have determined the unit purchase price without independent valuation. We established the offering prices based on our estimate of capital and expense requirements, not based on perceived market value, book value, or other established criteria. We did not obtain an independent appraisal opinion on the valuation of the units. The units may have a value significantly less than the offering prices and there is no guarantee that the units will ever obtain a value equal to or greater than the offering price.

No public trading market exists for our units and we do not anticipate the creation of such a market, which means that it will be difficult for you to liquidate your investment.

        There is currently no established public trading market for our units and an active trading market will not develop despite this offering. To maintain partnership tax status, you may not trade the units on an established securities market or readily trade the units on a secondary market (or the substantial equivalent thereof). We, therefore, do not expect to apply for listing of the units on any securities exchange or on the NASDAQ Stock Market. As a result, you should not expect to readily sell your units.

We have placed significant restrictions on transferability of the units, limiting an investor's ability to withdraw from the company.

        The units are subject to substantial transfer restrictions pursuant to our amended and restated operating agreement. In addition, transfers of the units may be restricted by state securities laws. As a result, investors may not be able to liquidate their investments in the units and, therefore, may be required to assume the risks of investments in us for an indefinite period of time. See "SUMMARY OF OUR OPERATING AGREEMENT."

        To help ensure that a secondary market does not develop, our amended and restated operating agreement prohibits transfers without the approval of our board of directors. The board of directors will not approve transfers unless they fall within "safe harbors" contained in the publicly-traded partnership rules under the tax code, which include, without limitation, the following:

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  transfers by gift to the member's descendants;

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  transfer upon the death of a member;

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  transfers between family members; and

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  transfers that comply with the "qualifying matching services" requirements.

These units will be subordinate to company debts and other liabilities, resulting in a greater risk of loss for investors.

        The units are unsecured equity interests and are subordinate in right of payment to all our current and future debt. In the event of our insolvency, liquidation, dissolution or other winding up of our affairs, all of our debts, including winding-up expenses, must be paid in full before any payment is made to the holders of the units. In the event of our bankruptcy, liquidation, or reorganization, all units will be paid ratably with all our other equity holders, and there is no assurance that there would be any remaining funds after the payment of all our debts for any distribution to the holders of the units.

These units will be diluted in value and will be subject to further dilution in value.

        As of the close of our seed capital private placement on April 14, 2005, we had issued a total of 150,000 membership units to our founders and seed capital investors for $10 per unit. We also transferred 2,500 unrestricted units to BioEnergy Capital Consultants, LLC. Following completion of our seed capital private placement, we performed a membership unit distribution to all of our unit holders, equal to two additional membership units for every one membership unit issued and outstanding. In addition, we paid a development fee equal to 125,000 restricted membership units to two of our directors, and we transferred 42,500 restricted units to BioEnergy Capital Consultants, LLC in exchange for consulting services. After we performed the distribution of two units for every one unit issued and outstanding, the distribution to our directors, and the transfer of units to BioEnergy Capital Consultants, LLC, there were 625,000 units outstanding. The issuance of these units is dilutive to the units offered in the registered offering.

        All current unit holders will realize an immediate increase of at least $6.63 per unit in the pro forma net tangible book value of their units if the minimum is sold at a price of $10 per unit, and an increase of at least $7.19 if the maximum is sold at a price of $10 per unit. Purchasers of units in this offering will realize an immediate dilution of at least $1.23 per unit in the net tangible book value of their units if the minimum is sold at a price of $10 per unit, and a decrease of at least $0.67 per unit if the maximum is sold at a price of $10 per unit.

Risks Related to Tax Issues

EACH PROSPECTIVE MEMBER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR CONCERNING THE IMPACT THAT HIS OR HER PARTICIPATION IN THE COMPANY MAY HAVE ON HIS OR HER FEDERAL INCOME TAX LIABILITY AND THE APPLICATION OF STATE AND LOCAL INCOME AND OTHER TAX LAWS TO HIS OR HER PARTICIPATION IN THIS OFFERING.

IRS classification of the company as a corporation rather than as a partnership would result in higher taxation and reduced profits, which could reduce the value of your investment in us.

        We are a Delaware limited liability company that has elected to be taxed as a partnership for federal and state income tax purposes, with income, gain, loss, deduction and credit passed through to the holders of the units. However, if for any reason the IRS would successfully determine that we should be taxed as a corporation rather than as a partnership, we would be taxed on our net income at rates of up to 35% for federal income tax purposes, and all items of our income, gain, loss, deduction and credit would be reflected only on our tax returns and would not be passed through to the holders of the units. If we were to be taxed as a corporation for any reason, distributions we make to investors will be treated as ordinary dividend income to the extent of our earnings and profits, and the payment of dividends would not be deductible by us, thus resulting in double taxation of our earnings and profits. See "FEDERAL INCOME TAX CONSEQUENCES OF OWNING OUR UNITS—Partnership Status." If we pay taxes as a corporation, we will have less cash to distribute as a distribution to our Unit holders.

The IRS May Classify Your Investment as Passive Activity Income, Resulting in Your Inability to Deduct Losses Associated with Your Investment.

        It is likely that an investor's interest in us will be treated as a "passive activity." If an investor is either an individual or a closely held corporation, and if the investor's interest is deemed to be "passive activity," then the investor's allocated share of any loss we incur will be deductible only against income or gains the investor has earned from other passive activities. Passive activity losses that are disallowed in any taxable year are suspended and may be carried forward and used as an offset against passive activity income in future years. These rules could restrict an investor's ability to currently deduct any of our losses that are passed through to such investor.

Income allocations assigned to an investor's units may result in taxable income in excess of cash distributions, which means you may have to pay income tax on your investment with personal funds.

        Investors will pay tax on their allocated shares of our taxable income. An investor may receive allocations of taxable income that result in a tax liability that is in excess of any cash distributions we may make to the investor. Among other things, this result might occur due to accounting methodology, lending covenants that restrict our ability to pay cash distributions, or our decision to retain the cash generated by the business to fund our operating activities and obligations. Accordingly, investors may be required to pay some or all of the income tax on their allocated shares of our taxable income with personal funds.

An IRS audit could result in adjustments to our allocations of income, gain, loss and deduction causing additional tax liability to our members.

        The IRS may audit the income tax returns of the Company and may challenge positions taken for tax purposes and allocations of income, gain, loss and deduction to investors. If the IRS were successful in challenging our allocations in a manner that reduces loss or increases income allocable to investors, you may have additional tax liabilities. In addition, such an audit could lead to separate audits of an investor's tax returns, especially if adjustments are required, which could result in adjustments on your tax returns. Any of these events could result in additional tax liabilities, penalties and interest to you, and the cost of filing amended tax returns.

Risks Related to Conflicts of Interest

Our directors and officers have other business and management responsibilities which may cause conflicts of interest in the allocation of their time and services to our project.

        Our directors and officers have other management responsibilities and business interests apart from our project. Therefore, our directors and officers may experience conflicts of interest in allocating their time and services between us and their other business responsibilities. In addition, conflicts of interest may arise if the directors and officers, either individually or collectively, hold a substantial percentage of the units because of their position to substantially influence our business and management.

        We entered into a consulting agreement with BioEnergy Capital Consultants, LLC, Lake Preston, South Dakota, as a project development consultant. BioEnergy Capital Consultants is owned and operated by one of our directors, John T. Porter, along with Paul Casper of Lake Preston, South Dakota. In exchange for services and as provided in our agreement, we have issued a total of 50,000 membership units to BioEnergy Capital Consultants, LLC.

        We also entered into a project development fee agreement with two of our directors, Revis L. Stephenson, III and Robert W. Holmes, to pay them together, a total fee equal to one percent of the total project cost. To date, we have issued Revis L. Stephenson, III and Robert W. Holmes, together, a total of 125,000 membership units in exchange for their efforts to organize and develop Advanced BioEnergy. These 125,000 membership units are subject to certain restrictions on ownership. Mr. Stephenson may be entitled to additional units up to 1% of total project cost on the date the plant begins producing ethanol if the actual project development cost exceeds the estimated cost used for purposes of the previous distribution of 125,000 units to Mr. Stephenson and Mr. Holmes.

        These arrangements could cause Mr. Porter, Mr. Stephenson and Mr. Holmes conflicts of interest in decision-making related to our financing plan. These conflicts could threaten our ability to capitalize the project if these directors put their personal interests ahead of our best interests related to funding the project.

We may have conflicting financial interests with Fagen, Inc., which could cause Fagen, Inc. to put its financial interests ahead of ours.

        Fagen, Inc. is expected to advise our directors and has been, and is expected to be, involved in substantially all material aspects of our formation, capital formation and operations to date. Most of the cost of our project will be paid to Fagen, Inc. for the design and construction of our ethanol plant.

Fagen, Inc. may experience conflicts of interest that cause it to put its financial interest in the design and construction of our plant ahead of our best interests. In addition, because of the extensive roles that Fagen, Inc. and/or ICM, Inc. will have in the construction and operation of the plant, it may be difficult or impossible for us to enforce claims that we may have against Fagen, Inc. and/or ICM, Inc. Such conflicts of interest may reduce our profitability and the value of the units and could result in reduced distributions to investors. See "CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS."

        Fagen, Inc. and ICM, Inc., and their affiliates, may also have conflicts of interest because employees or agents of Fagen, Inc. and ICM, Inc. are involved as owners, creditors and in other capacities with other ethanol plants in the United States. Affiliates of Fagen, Inc. have a substantial ownership interest in U.S. BioEnergy. U.S. BioEnergy is currently developing a 100 million gallons per year ethanol plant in Albert City, Iowa, and in the future may develop or acquire other plants in our geographic area. We cannot require Fagen, Inc. or ICM, Inc. to devote their full time or attention to our activities. As a result, Fagen, Inc. and ICM, Inc. may have, or come to have, a conflict of interest in allocating personnel, materials and other resources to our plant.

        Investors are not to construe this prospectus as constituting legal or tax advice. Before making any decision to invest in us, investors should read this entire prospectus, including all of its exhibits, and consult with their own investment, legal, tax and other professional advisors.

        An investor should be aware that we will assert that the investor consented to the risks and the conflicts of interest described or inherent in this prospectus if the investor brings a claim against us or any of our directors, officers, managers, employees, advisors, agents or representatives.

FORWARD LOOKING STATEMENTS

        Throughout this prospectus, we make "forward-looking statements" that involve future events, our future performance, and our expected future operations and actions. In some cases, you can identify forward-looking statements by the use of words such as "may," "should," "plan," "future," "intend," "could," "estimate," "predict," "hope," "potential," "continue," "believe," "expect" or "anticipate" or the negative of these terms or other similar expressions. The forward-looking statements are generally located in the material set forth under the headings "MANAGEMENT'S DISCUSSION AND ANALYSIS AND PLAN OF OPERATIONS," "PLAN OF DISTRIBUTION," "RISK FACTORS," "USE OF PROCEEDS" and "DESCRIPTION OF BUSINESS," but may be found in other locations as well. These forward-looking statements generally relate to our plans and objectives for future operations and are based upon management's reasonable estimates of future results or trends. Although we believe that our plans and objectives reflected in or suggested by such forward-looking statements are reasonable, we may not achieve such plans or objectives. Actual results may differ from projected results due, but not limited to, unforeseen developments, including developments relating to the following:

  •
  the availability and adequacy of our cash flow to meet its requirements, including payment of loans;

  •
  economic, competitive, demographic, business and other conditions in our local and regional markets;

  •
  changes or developments in laws, regulations or taxes in the ethanol, agricultural or energy industries;

  •
  actions taken or not taken by third-parties, including our suppliers and competitors, as well as legislative, regulatory, judicial and other governmental authorities;

  •
  competition in the ethanol industry;

  •
  the loss of any license or permit;

  •
  the loss of our plant due to casualty, weather, mechanical failure or any extended or extraordinary maintenance or inspection that may be required;

  •
  changes in our business strategy, capital improvements or development plans;

  •
  the availability of additional capital to support capital improvements and development; and

  •
  other factors discussed under the section entitled "RISK FACTORS" or elsewhere in this prospectus.

        You should read this prospectus completely and with the understanding that actual future results may be materially different from what we expect. The forward-looking statements contained in this prospectus have been compiled as of the date of this prospectus and should be evaluated with consideration of any changes occurring after the date of this prospectus. Except as required under federal securities laws and SEC rules and regulations, we will not update forward-looking statements even though our situation may change in the future.

USE OF PROCEEDS

        The gross proceeds from this offering, before deducting offering expenses, will be $33,662,500 if the minimum amount of equity offered is sold, and $67,325,000 if the maximum number of units offered is sold for $10 per unit. We estimate the offering expenses to be approximately $627,000. Therefore, we estimate the net proceeds of the offering to be $33,035,500 if the minimum amount of equity is raised, and $66,698,000 if the maximum number of units offered is sold.

	Maximum Offering	Minimum Offering
Offering Proceeds ($10 per unit)	$67,325,000	$33,662,500
Less Estimated Offering Expenses	$627,000	$627,000
Net Proceeds from Offering	$66,698,000	$33,035,500

        We intend to use the net proceeds of the offering to construct and operate a 100 million gallons per year ethanol plant. We must supplement the proceeds of this offering with debt financing to meet our stated goals. We estimate that the total expenditures for the construction of the plant and start up expenses will be approximately $134,650,000. We expect to pay Fagen, Inc. $98,000,000 to build our ethanol plant.

DETERMINATION OF OFFERING PRICE

        There is no established market for our units. We established the offering price without an independent valuation of the units. We established the offering price based on our estimate of capital and expense requirements, not based on perceived market value, book value, or other established criteria. The units may have a value significantly less than the offering price and there is no guarantee that the units will ever obtain a value equal to or greater than the offering price.

DILUTION

        As of the date of this prospectus, we have a total of 625,000 units outstanding. The following chart sets forth the units issued since our inception through the date of this prospectus:

Issuance Event	Number of Units Issued
Seed Capital Private Placement	150,000
Transfer to BioEnergy Capital Consultants, LLC	2,500
2 for 1 Unit Distribution to Seed Capital Investors and BioEnergy Capital Consultants, LLC	305,000
Transfer to Stephenson and Holmes pursuant to Project Development Agreement	125,000
Transfer to BioEnergy Capital Consultants, LLC pursuant to Consulting Agreement	42,500

TOTAL:	625,000

        As of March 31, 2005 (the date of our audited financial statements) our seed capital members had contributed $1,025,000 in exchange for 102,500 seed capital units at a purchase price of $10 per unit. The 102,500 units outstanding at March 31, 2005 had a net tangible book value of $836,893 or $8.16 per unit. The net tangible book value per unit represents members' equity less intangible assets which includes deferred offering costs, divided by the number of units outstanding. Subsequent to March 31, 2005, we sold 50,000 additional seed capital units to seed capital members at a purchase price of $10 per unit for additional seed capital proceeds of $500,000.

        Our seed capital private placement closed on April 14, 2005. As of the date of this prospectus, our seed capital members have contributed a total of $1,500,000 in exchange for 150,000 units at a purchase price of $10 per unit. We have distributed an additional 305,000 units through a distribution to our seed capital investors equal to two units for every one unit issued and outstanding, 125,000 units through a transfer to Mr. Stephenson and Mr. Holmes pursuant to the project development agreement and a total of 50,000 units to BioEnergy Capital Consultants, LLC.

        The total number of units outstanding as of the date of this prospectus is 625,000. The units, as of April 14, 2005, had a net tangible book value of $1,336,893 or $2.14 per unit. The net tangible book value per unit represents members' equity less intangible assets which includes deferred offering costs, divided by the number of units outstanding. Other than the additional seed capital contributions of $500,000, which we received subsequent to March 31, 2005, the net tangible book value does not take into account any other changes subsequent to March 31, 2005.

        All current unit holders will realize an immediate increase of at least $6.63 per unit in the pro forma net tangible book value of their units if the minimum is sold at a price of $10 per unit, and an increase of at least $7.19 if the maximum is sold at a price of $10 per unit. Purchasers of units in this offering will realize an immediate dilution of at least $1.23 per unit in the net tangible book value of their units if the minimum is sold at a price of $10 per unit, and a decrease of at least $0.67 per unit if the maximum is sold at a price of $10 per unit.

        An investor purchasing units in this offering will receive units diluted by the purchases of units by our seed capital investors, the distribution to our seed capital investors equal to two units for every one unit issued and outstanding and the other unit issuances occurring prior to the date of this offering as described above. The presence of these previously sold units will dilute the relative ownership interests of the units sold in this offering because these earlier investors received a relatively greater share of our equity for less consideration than investors are paying for units issued in this offering. Generally, all investors in this offering will notice immediate dilution. We have and will continue to use this previously contributed capital to finance development costs and for initial working capital purposes. We intend to use any remaining balance for the same purposes as those of this offering.

        The following table illustrates the increase to existing unit holders and the dilution to purchasers in the offering in the net tangible book value per unit assuming the minimum or the maximum number of units is sold. Other than the additional seed capital contributions occurring subsequent to March 31, 2005, the table does not take into account any other changes in the net tangible book value of our units occurring after March 31, 2005, or offering expenses related to this offering.

	Minimum	Maximum
Pro forma net tangible book value per unit at April 14, 2005	$2.14	$2.14
Increase in pro forma net tangible book value per unit attributable to the sale of 3,366,250 (minimum) and 6,732,500 (maximum) units at $10 per unit.	$6.63	$7.19
Net tangible book value per unit at April 14, 2005, as adjusted for the sale of units	$8.77	$9.33
Dilution per unit to new investors in this offering	$(1.23)	$(0.67)

        We may seek additional equity financing in the future, which may cause additional dilution to investors in this offering and a reduction in their equity interest. The holders of the units purchased in this offering will have no preemptive rights on any units to be issued by us in the future in connection with any such additional equity financing. We could be required to issue warrants to purchase units to a lender in connection with our debt financing. If we sell additional units or warrants to purchase additional units, the sale or exercise price could be higher or lower than what investors are paying in this offering. If we sell additional units at a lower price it could lower the value of an existing investor's units.

CAPITALIZATION

        We have issued a total of 150,000 units to our seed capital investors at a price of $10 per unit, for total unit proceeds of $1,500,000. In addition, we distributed 2,500 units to BioEnergy Capital Consultants for services provided as our project development consultant. Following the close of the seed capital private placement, we issued an additional 305,000 units as a result of a distribution of two units for every one unit issued and outstanding to all of the unit holders, payment of a total project development fee to Revis Stephenson and Robert Holmes equal to 125,000 restricted units in, and the transfer of 42,500 restricted units to BioEnergy Capital Consultants, LLC for a total of 50,000 units to that consultant. If the minimum offering of $33,662,500 is attained, we will have received total membership proceeds, including proceeds from our previous seed capital private placement, of $35,162,500 at the end of this offering, less offering expenses. If the maximum offering of $67,325,000 is attained, we will have total membership proceeds of $68,825,000 at the end of this offering, less offering expenses.

Capitalization Table

        The following table sets forth our capitalization at March 31, 2005 on an actual and pro forma basis to reflect the units offered in this offering.

	Pro Forma(1)
	Actual		Minimum	Maximum
Long-term Debt	$		$100,987,500	$67,325,000
Unit holders' equity:		1,025,000	33,662,500	67,325,000
Accumulated deficit		119,592	(119,592)	(119,592)
Total Unit holder's equity (deficit)		905,408	33,542,908	67,205,408
Total Capitalization		$978,133	$134,530,408	$134,530,408

(1)
As adjusted to reflect the anticipated amount of long-term debt and receipt of gross proceeds from this offering prior to deducting offering expenses.

        Our seed capital private placement was made directly by us without use of an underwriter or placement agent and without payment of commissions or other remuneration. The aggregate sales proceeds, after payment of offering expenses in immaterial amounts, were applied to our working capital and other development and organizational purposes.

        With respect to the exemption from registration of issuance of securities claimed under Rule 506 and Section 4(2) of the Securities Act, neither we nor any person acting on our behalf offered or sold the securities by means of any form of general solicitation or advertising. Prior to making any offer or sale, we had reasonable grounds to believe and believed that each prospective investor was capable of evaluating the merits and risks of the investment and were able to bear the economic risk of the investment. Each purchaser represented in writing that the securities were being acquired for investment for such purchaser's own account, and agreed that the securities would not be sold without registration under the Securities Act or exemption therefrom. Each purchaser agreed that a legend was placed on each certificate evidencing the securities stating the securities have not been registered under the Securities Act and setting forth restrictions on their transferability.

DISTRIBUTION POLICY

        Following completion of the seed capital private placement, the initial board of directors authorized a unit distribution to all of our unit holders equal to two units for every one unit issued and outstanding in order to compensate those initial unit holders for the risk associated with each of their seed capital investments in Advanced BioEnergy. In addition, we made distributions of restricted units to our project development consultant and two of our directors in exchange for project development services. You should not rely on our past unit distributions for an indication of our future distribution policy. We have not made any cash distributions since our inception and we do not intend to declare any additional unit distributions or any cash distributions until after we begin generating revenue and satisfy any loan covenants required by our lenders. We do not expect to generate earnings until the proposed ethanol plant is operational, which is expected to occur approximately 14 to 16 months after we close the offering. After operation of the proposed ethanol plant begins, it is anticipated, subject to any loan covenants or restrictions with any senior and term lenders that we will distribute "net cash flow" to our members in proportion to the units that each member holds relative to the total number of units outstanding. "Net cash flow," means our gross cash proceeds less any portion, as determined by the board of directors in their sole discretion, used to pay or establish reserves for operating expenses, debt payments, capital improvements, replacements and contingencies. However, there can be no assurance that we will ever be able to pay any distributions to the unit holders including you. Additionally, our lenders may further restrict our ability to make distributions during the initial period of the term debt.

SELECTED FINANCIAL DATA

        The following table summarizes important financial information from our March 31, 2005 audited financial statements. You should read this table in conjunction with the financial statements and the notes included elsewhere in this prospectus.

From Inception (January 4, 2005) to March 31, 2005
Statement of Operations Data:
Revenue	$—
Operating expenses:
Start up expenses	72,480
Accounting	1,680
Consulting fees	10,683
Legal	19,519
Directors meetings and expenses	12,221
Office	1,806
Utilities	1,181
Miscellaneous	22
Deficit accumulated during the development stage	$(119,592)

March 31, 2005
Balance Sheet Data:
Assets:
Cash	$894,618
Land option deposits	15,000
Deferred Offering costs	68,515
Total Assets	$978,133
Liabilities and members' equity:
Current liabilities	$72,725
Members' equity

Contributed Capital	1,025,000
Deficit accumulations during development stage	(119,592)
Total liabilities and members' equity	905,408

$978,133

MANAGEMENT'S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION

Overview

        This prospectus contains forward-looking statements that involve risks and uncertainties. Actual events or results may differ materially from those indicated in such forward-looking statements. The following discussion of the financial condition and results of our operations should be read in conjunction with the financial statements and related notes thereto included elsewhere in this prospectus.

        We are a start-up Delaware limited liability company formed on January 4, 2005, for the purpose of constructing and operating a 100 million gallons per year ethanol plant to produce ethanol and distillers grains near Fairmont, Nebraska. We do not expect to generate any revenue until the plant is completely constructed and operational. We expect to build the plant on a site located near Fairmont, Nebraska. Our board of directors reserves the right to change the location of the plant site, in their sole discretion, for any reason. We anticipate the final plant site will have access to both truck and rail transportation.

        Based upon engineering specifications produced by Fagen, Inc., the plant will annually consume approximately 37.0 million bushels of corn and annually produce approximately 100 million gallons of fuel grade ethanol and 321,429 tons of distillers grains for animal feed. We currently estimate that it will take 14 to 16 months from the date that we close the offering, which includes obtaining our debt financing, and obtaining all necessary permits, to complete the construction of the plant.

        We expect the project will cost approximately $134,650,000 to complete. This includes approximately $98,000,000 to build the plant and an additional $36,650,000 in other capital expenditures, start-up costs, working capital and interest. We are still in the development phase, and until the proposed ethanol plant is operational, we will generate no revenue. We anticipate that accumulated losses will continue to increase until the ethanol plant is operational.

Plan of Operations Until Start-Up of Ethanol Plant

        We expect to spend the next 12 months focused on three primary activities: (1) project capitalization; (2) site acquisition and development; and (3) plant construction. Assuming the successful completion of this offering and the related debt financing, we expect to have sufficient cash on hand to cover all costs associated with construction of the project, including, but not limited to, site acquisition and development, utilities, construction and equipment acquisition. In addition, we expect our seed capital proceeds to supply us with enough cash to cover our costs through this period, including staffing, office costs, audit, legal, compliance and staff training. We estimate that we will need approximately $134,650,000 to complete the project.

Project capitalization

        We will not close the offering until we receive subscriptions for the minimum aggregate offering amount of $33,662,500 however, offering must end by [one year from the effective date of this registration]. Even if we successfully sell the minimum by [one year from the effective date of this registration], we will only release funds from escrow, once we have secured a written debt financing commitment for debt financing ranging from a minimum of $67,325,000 to a maximum of $100,987,500 depending on the level of equity raised and any grant funding received. A debt financing commitment only obligates the lender to lend us the debt financing that we need if we satisfy all the conditions of the commitment. These conditions may include, among others, the total cost of the project being within a specified amount, the receipt of engineering and construction contracts acceptable to the lender, evidence of the issuance of all permits, acceptable insurance coverage and title commitment, the contribution of a specified amount of equity and attorney opinions. At this time, we do not know what business and financial conditions will be imposed on us. We may not satisfy the loan commitment conditions before closing, or at all. If this occurs we may:

  •
  commence construction of the plant using all or a part of the equity funds raised while we seek another debt financing source;

  •
  hold the equity funds raised indefinitely in an interest-bearing account while we seek another debt financing source; or

  •
  return the equity funds, if any, to investors with accrued interest, after deducting the currently indeterminate expenses of operating our business or partially constructing the plant before we return the funds.

        In any of these situations, we may not successfully construct and commence operations of our proposed plant and may terminate operations. As a result, you could lose all or part of your investment.

Site acquisition and development

        During and after the offering, we expect to continue work principally on the preliminary design and development of our proposed ethanol plant, obtaining the necessary construction permits, identifying potential sources of debt financing and negotiating the corn supply, ethanol and distillers grains marketing, utility and other contracts. We plan to fund these initiatives using the $1,500,000 of seed capital that we raised. We believe that our existing funds will permit us to continue our preliminary activities through the end of this offering. If we are unable to close on this offering by that time or otherwise obtain other funds, we may need to discontinue operations.

Plant construction and start-up of plant operations

        We expect to complete construction of the proposed plant and commence operations approximately 14 to 16 months after construction commences. Our work will include completion of the final design and development of the plant. We also plan to negotiate and execute finalized contracts concerning the construction of the plant, provision of necessary electricity, natural gas and other power sources and marketing agreements for ethanol and distillers grains. Assuming the successful completion of this offering and our obtaining the necessary debt financing, we expect to have sufficient cash on hand to cover construction and related start-up costs necessary to make the plant operational. We estimate that we will need approximately $98,000,000 to construct the plant and a total of approximately $134,650,000 to cover all capital expenditures necessary to complete the project, make the plant operational and produce revenue.

Trends and Uncertainties Impacting the Ethanol Industry and Our Future Operations

        If we are able to build the plant and begin operations, we will be subject to industry-wide factors that affect our operating and financial performance. These factors include, but are not limited to, the available supply and cost of corn from which our ethanol and distillers grains will be processed; the cost of natural gas, which we will use in the production process; dependence on our ethanol marketer and distillers grains marketer to market and distribute our products; the intensely competitive nature of the ethanol industry; possible legislation at the federal, state and/or local level; changes in federal ethanol tax incentives and the cost of complying with extensive environmental laws that regulate our industry.

        We expect ethanol sales to constitute the bulk of our future revenues. The supply of ethanol is currently outpacing ethanol demand. Recent market values for ethanol have fallen 30% to 40% from the values experienced in the last quarter. Demand increases may continue to lag production maintaining downward pressure on ethanol prices in the short to mid term. Based upon the number of new ethanol plants scheduled to begin production and the expansion of current plants, we do not expect a return to strong ethanol prices in the short to mid term. Areas where demand may increase are new markets in Atlanta, Nashville, Baton Rouge and Houston. Minnesota may also generate additional demand due to the recent passage of state legislation mandating a 20% ethanol blend in its gasoline.

        Potential increases in demand do not include national implementation of a Renewable Fuels Standard or similar legislation, which could cause increases in demand to be greater than currently projected. If the use of MTBE is phased out on a national level in the next few years and the reformulated gasoline oxygenate requirement remains unchanged, the anticipated growth may yield increased ethanol demand sooner than currently anticipated. However, even as new markets develop, the industry continues to grow rapidly and national production is expected to rise by 750 million gallons over the next year from 3.4 billion gallons to 4.15 billion gallons annually. In addition, none of these new markets is assured nor is the timing of any other new demand in the ethanol industry.

        We expect to benefit from federal ethanol supports and federal tax incentives. Changes to these supports or incentives could significantly impact demand for ethanol. In March 2005, a bi-partisan bill containing a proposed Renewable Fuels Standard ("RFS") was introduced in the U.S. Senate. The RFS bill would require the use of 4 billion gallons of renewable fuels in 2006 increasing to 8 billion gallons by 2012. The bill is a national flexible program that does not require that any renewable fuels be used in any particular area or state, allowing refiners to use renewable fuel blends in those areas where it is most cost-effective. In addition, the bill eliminates the reformulated gasoline ("RFG") oxygenate standard, enhances RFG air quality requirements and improves the credit and waiver provisions of the RFS package. There is no assurance or guarantee that Congress will pass RFS legislation or that any RFS legislation approved by Congress will contain provisions sufficiently favorable to the ethanol industry to cause a sustainable increase in ethanol demand.

        Demand for ethanol may also increase as a result of increased consumption of E85 fuel. E85 fuel is a blend of 70% to 85% ethanol and gasoline. According to the Energy Information Administration, E85 consumption is projected to increase from a national total of 11 million gallons in 2003 to 47 million gallons in 2025. E85 is used as an aviation fuel and as a hydrogen source for fuel cells. In the U.S., there are currently about 3 million flexible fuel vehicles capable of operating on E85 and 400 retail stations supplying it. Automakers have indicated plans to produce an estimated 2 million more flexible fuel vehicles per year.

        Ethanol production continues to grow as additional plants become operational. Demand for ethanol has been supported by higher oil prices and its refined components and by clean air standards mandated by federal agencies have required highly populated areas to blend ethanol into their gasoline supplies as an oxygenate. The intent of the air standards is to reduce harmful emissions into the atmosphere. These mandates have been challenged in several metropolitan areas, and are currently being reviewed by the courts. In the future, the combination of additional supply, successful challenges to the clean air standards and stagnant or reduced demand may damage our ability to generate revenues and maintain positive cash flows.

Technology Developments

        A new technology has recently been introduced, to remove corn oil from concentrated thin stillage (a by-product of "dry milling" ethanol processing facilities) which would be used as an animal feed supplement or possibly as an input for bio-diesel production. Although the recovery of oil from the thin stillage may be economically feasible, it fails to produce the advantages of removing the oil prior to the fermentation process. The FWS Group of Companies, headquartered out of Canada with offices in the United States, is currently working on a starch separation technology that would economically separate a corn kernel into its main components. The process removes the germ, pericarp and tip of the kernel leaving only the endosperm of kernel for the production of ethanol. This technology has the capability to reduce drying costs and the loading of volatile organic compounds. The separated germ would also be available through this process for other uses such as high oil feeds or bio-diesel production. Each of these new technologies is currently in its early stages of development. There is no guarantee that either technology will be successful or that we will be able to implement the technology in our ethanol plant.

Trends and Uncertainties Impacting the Corn and Natural Gas Markets and Our Future Cost of Goods Sold

        We expect our future cost of goods sold will consist primarily of costs relating to the corn and natural gas supplies necessary to produce ethanol and distillers grains for sale. The 2004 corn crop was the largest corn crop on record with national production at approximately 11.8 billion bushels. The 2005 corn supply is expected to outpace demand by approximately 1 billion bushels. This has caused national corn prices to remain relatively low. However, as the spring and summer corn growing season begins, we expect the grain market to begin focusing on prospects for the 2005 corn crop. Variables such as planting dates, rainfall, and temperatures will likely cause market uncertainty and create corn price volatility throughout the year. Although we do not expect to begin operations until summer 2007, we expect these same factors will continue to cause volatility in the price of corn, which will significantly impact our cost of goods sold.

        Natural gas is also an important input commodity to our manufacturing process. We estimate that our natural gas usage will be approximately 10% to 15% of our annual total production cost. We use natural gas to dry our distillers grain products to moisture contents at which they can be stored for long periods of time, and can be transported greater distances. Dried distillers grains have a much broader market base, including the western cattle feedlots, and the dairies of California and Florida. Recently, the price of natural gas has risen along with other energy sources. Natural gas prices are considerably higher than the 10-year average. We look for continued volatility in the natural gas market. Any ongoing increases in the price of natural gas will increase our cost of production and negatively impact our future profit margins.

Liquidity and Capital Resources

        As of March 31, 2005, we have total assets of $978,133 consisting primarily of cash and current liabilities of $72,725 consisting primarily of our accounts payable. Since our inception through March 31, 2005, we have an accumulated deficit of $119,592. Total members' equity as of March 31, 2005, was $905,408. Since our inception, we have generated no revenue from operations. For the period from inception to March 31, 2005, we had a net loss of $119,592, primarily due to start-up business costs.

        Based on our business plan and current construction cost estimates, we believe the total project will cost approximately $134,650,000. We are seeking to raise a minimum of $33,662,500 and a maximum of $67,325,000 of equity in this offering. Depending on the level of equity raised in this offering and the amount of grants awarded to us, we expect to require debt financing ranging from a minimum of $67,325,000 to a maximum of $100,987,500.

        We hope to attract the senior bank loan from a major bank, with participating loans from other banks, to construct the proposed ethanol plant. We expect the senior loan will be a construction loan secured by all of our real property, including receivables and inventories. We plan to pay near prime rate on this loan, plus annual fees for maintenance and observation of the loan by the lender, however, there is no assurance that we will be able to obtain debt financing or that adequate debt financing will be available on the terms we currently anticipate. If we are unable to obtain senior debt in an amount necessary to fully capitalize the project, we may have to seek subordinated debt financing which could require us to issue warrants. The issuance of warrants could reduce the value of our units.

        We do not have contracts or commitments with any bank, lender or financial institution for debt financing and there is no assurance that we will be able to secure such financing. Completion of the project relies entirely on our ability to attract these loans and close on this offering.

Critical Accounting Policies

        Management uses estimates and assumptions in preparing our financial statements in accordance with generally accepted accounting principles. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses.

        We will defer offering costs until the sale of units is completed. Upon issuance of the units, these costs will be netted against the proceeds received. If the offering is not completed, such costs will be expensed.

Grants, Government Programs, Tax Credits and Tax Increment Financing

        We are seeking approximately $8,000,000 in tax increment financing from the City of Fairmont, Nebraska. Tax increment financing is a program created by state statute and provides city councils the power to use all of the real property tax resulting from the increase in taxable valuation due to the construction of new industrial or commercial facilities to provide economic incentives. We must obtain approval from the city council of the City of Fairmont, Nebraska, or any other governing body of the city in which we locate the plant in order to receive tax increment financing. There is no guarantee that tax increment financing will be approved. If it is not approved, we will require additional equity.

        We plan to apply for a $500,000 Community Development Block Grant, which must be used for infrastructure costs. We are also in the process of negotiating a low interest loan for rail infrastructure costs from a federal loan program administered by the Nebraska. We have not yet received firm commitments or approvals for either of these sources and we have no assurance that these funds will be available to us.

        We plan to apply for a project development grant from the USDA. Although we may apply under several programs simultaneously and may be awarded grants or other benefits from more than one program, it must be noted that some combinations of programs are mutually exclusive. Under some state and federal programs, awards are not made to applicants in cases where construction on the project has started prior to the award date. There is no guarantee that applications will result in awards of grants or loans.

        The state of Nebraska has established a production tax credit of 18 cents per gallon of ethanol produced during a 96 consecutive month period by newly constructed facilities in production prior to June 30, 2004. The tax credit is only available to offset Nebraska motor fuels excise taxes. The tax credit is transferable to third parties. No producer is eligible to receive tax credits for more than 15,625,000 gallons of ethanol produced in one year and no producer will receive tax credits for more than 125 million gallons of ethanol produced over the consecutive 96 month period. As the program is currently structured, we are not eligible for these production tax credits since our plant did not become operational by the June 30, 2004 production deadline. This may cause our plant to be less competitive than other Nebraska plants that are eligible to participate in the program and receive tax credits or cash payments in exchange for transfer of the credits. The program is scheduled to expire on June 30, 2012.

        As of the date of this prospectus, a legislative bill has been introduced in the Nebraska legislature that would offer Nebraska ethanol producers a tax credit of 8 cents per gallon of ethanol up to 75 million gallons over 72 consecutive months with a maximum credit of $6,000,000 per plant. If passed, the program would be effective as of January 1, 2006 and continue through June 30, 2009.

There is no assurance that the Nebraska legislature will approve this ethanol incentive legislation or any other type of ethanol incentive legislation. In addition, we cannot guarantee that our project will be able to benefit from any ethanol incentive program that may be enacted by the Nebraska legislature.

ESTIMATED SOURCES OF FUNDS

        The following tables set forth various estimates of our sources of funds, depending upon the amount of units sold to investors and based upon various levels of equity that our lenders may require. The information set forth below represents estimates only and actual sources of funds could vary significantly due to a number of factors, including those described in the section entitled, "RISK FACTORS" and elsewhere in this prospectus.

Sources of Funds(1)	Maximum 6,732,500 Units Sold		Percent of Total
Unit Proceeds	$67,325,000		50.00%
Seed Capital Proceeds	1,500,000	(2)	1.11%
Members in Kind Services	500,000	(3)	0.37%
Community Development Block Grant	500,000		0.37%
Term Debt Financing	64,825,000		48.14%

Total Sources of Funds	$134,650,000		100.00%

Sources of Funds(1)	If 5,121,000 Units Sold		Percent of Total
Unit Proceeds	$51,210,000		38.03%
Seed Capital Proceeds	1,500,000	(2)	1.11%
Members in Kind Services	500,000	(3)	0.37%
Community Development Block Grant	500,000		0.37%
Term Debt Financing	80,940,000		59.89%

Total Sources of Funds	$134,650,000		100.00%

Sources of Funds(1)	Minimum 3,366,250 Units Sold	Percent of Total
Unit Proceeds	$33,662,500	25.00%
Seed Capital Proceeds	1,500,000	1.11%
Members in Kind Service	500,000(3)	0.37%
Community Development Block Grant	500,000	0.37%
Term Debt Financing	98,487,500	73.14%

Total Sources of Funds	$134,650,000	100.00%

(1)
We have assumed grants of $500,000 from the Community Development Block Grant Program, however, we have not yet entered into any written definitive agreement for this grant. We have not included in this calculation any funds that we may be eligible to receive from tax increment financing.

(2)
This also includes an additional 50,000 units which were sold in the seed capital private placement subsequent to our March 31, 2005 audited financial statements.

(3)
Includes 50,000 units issued to BioEnergy Capital Consultants in return for services.

ESTIMATED USE OF PROCEEDS

        We intend to use the net proceeds of the offering to develop, construct and operate a 100 million gallons per year ethanol plant near Fairmont, Nebraska. We must supplement the proceeds of this offering with debt financing to meet our stated goals. We estimate total expenditures for the construction and start-up of the plant, including real estate costs, will be approximately $134,650,000.

        The following table describes our proposed use of proceeds. The actual use of funds is based upon contingencies, such as the estimated cost of plant construction, the suitability and cost of the proposed site, the regulatory permits required and the cost of debt financing and inventory costs, which are driven by the market. Therefore, the following figures are intended to be estimates only, and the actual use of funds may vary significantly from the descriptions given below depending on contingencies such as those described above. However, we anticipate that any variation in our use of proceeds will occur in the level of proceeds attributable to a particular use (as set forth below) rather than a change from one of the uses set forth below to a use not identified in this prospectus.

Use of Proceeds	Amount	Percent
Plant construction	$98,000,000	72.781%
Steamtube Dryers—6	$7,000,000	5.199%
Land & site development costs	5,830,000	4.329%
Railroad Infrastructure	2,350,000	1.745%
Fire Protection / Water Supply	310,000	0.230%
Water treatment system	470,000	0.349%
Administrative Building	350,000	0.260%
Office Equipment	100,000	0.074%
Computers, Software, Network	180,000	0.134%
Construction performance bond	550,000	0.408%
Construction insurance costs	200,000	0.149%
Construction contingency	1,000,000	0.743%
Capitalized interest	2,000,000	1.485%
Rolling stock	400,000	0.297%
Start up costs:
Financing costs	800,000	0.594%
Organization costs	1,660,000	1.233%
Pre Production period costs	950,000	0.706%
Inventory—Spare parts	600,000	0.446%
Inventory—Working capital	5,300,000	3.936%
Inventory—corn	3,200,000	2.377%
Inventory—chemicals and ingredients	400,000	0.297%
Inventory—Ethanol and DDGS	3,000,000	2.228%
Inventory—Corn Hedged	—

Total	$134,650,000	100%

        We expect the total funding required for the plant to be $134,650,000, which includes $98,000,000 to build the plant and $36,650,000 for other project development costs including land, site development, utilities, start-up costs, capitalized fees and interest, inventories and working capital. Our use of proceeds is measured from our date of inception and we have already incurred some of the related expenditures. If the plant is constructed near Fairmont, Nebraska, we expect the land to cost approximately $1,700,000. We have already secured four options near Fairmont, Nebraska. Two of these options make up the site which we are considering as our primary site and the other two make up our alternate site which we are considering, and may use, depending on the resolution of certain development issues and whether we are able to complete the purchase of a rail spur related to the primary site. We reserve the right to chose either site or a completely different site in the discretion of our board of directors. We anticipate site development to cost an additional $4,130,000. The construction of the plant itself is by far the single largest expense at $98,000,000. If the plant is constructed near Fairmont, Nebraska, rail improvements, such as siding and switches may need to be installed at an estimated cost of $2,350,000. The estimated cost of the administration building and furnishings is $450,000. Total estimated construction costs including bringing utilities and rail to the site are $111,730,000 or approximately $1.12 per gallon of annual denatured ethanol production capacity, assuming full capacity production.

        In addition to the cost to build the ethanol plant and bring rail and utilities to the site, we will need to incur other significant costs to build and operate the facility successfully. Start-up inventories of ethanol, corn, distillers grains, chemicals, yeast, denaturant and spare parts and working capital are estimated to be $12,500,000. Preproduction costs are estimated to be $950,000. We estimate operating costs, including office labor and insurance coverage to be $983,000.

        For purposes of estimating capitalized interest and financing costs, we have assumed debt financing of approximately $81,000,000. We determined this amount of debt financing based upon an assumed equity amount of $51,210,000, grants totaling $500,000, no tax increment financing, seed capital proceeds of $1,500,000 and member equity from in kind services of $500,000. If any of these assumptions changes, we will need to revise the level of term debt accordingly. Loan interest during construction will be capitalized and is estimated to be $2,000,000, based upon term debt of $80,790,000. We have estimated our financing costs of $800,000 based upon this same level of term debt.

        Organizational costs, including, but not limited to, offering expenses of $627,000, are estimated to be $1,660,000 (this number does not include pre-production period costs of $950,000). The total project cost is estimated at $134,650,000 or approximately $1.35 per gallon of annual denatured ethanol production capacity at 100,000,000 gallons per year.

DESCRIPTION OF BUSINESS

        We are a development-stage Delaware limited liability company formed for the purpose of raising capital to develop, construct, own and operate a 100 million gallons per year dry mill corn-based ethanol plant near Fairmont, Nebraska. The ethanol plant is expected to annually process approximately 37.0 million bushels of corn per year into 100 million gallons of denatured fuel grade ethanol, 321,429 tons of dried distillers grains with solubles and 296,000 tons of raw carbon dioxide gas.

        The following diagram depicts the plant we anticipate building:

Primary Product—Ethanol

        Ethanol is a chemical produced by the fermentation of sugars found in grains and other biomass. Ethanol can be produced from a number of different types of grains, such as wheat and milo, as well as from agricultural waste products such as rice hulls, cheese whey, potato waste, brewery and beverage wastes and forestry and paper wastes. However, according to the Renewable Fuels Association, approximately 85 percent of ethanol in the United States today is produced from corn, and approximately 90 percent of ethanol is produced from a corn and other input mix. Corn produces large quantities of carbohydrates, which convert into glucose more easily than most other kinds of biomass. The U.S. Department of Energy estimated domestic ethanol production at approximately 3.25 billion gallons in 2004. We anticipate entering into an agreement with a company to market our ethanol.

        We anticipate that our business will be that of the production and marketing of ethanol and distillers dried grains. We do not have any other lines of business or other sources of revenue if we are unable to complete the construction and operation of the plant, or if we are not able to market ethanol and its by-products.

Description of Dry Mill Process

        Our plant will produce ethanol by processing corn or possibly other raw grains such as grain sorghum or milo. The corn and other grains will be received by rail and by truck, then weighed and unloaded in a receiving building. It will then be transported to storage bins. Thereafter, it will be converted to a scalper to remove rocks and debris before it is transported to a hammermill or grinder where it is grounded into a mash and conveyed into a slurry tank for enzymatic processing. Then, water, heat and enzymes are added to break the ground grain into a fine slurry. The slurry will be heated for sterilization and pumped to a liquefaction tank where additional enzymes are added. Next, the grain slurry is pumped into fermenters, where yeast is added, to begin a batch fermentation process. A vacuum distillation system will divide the alcohol from the grain mash. Alcohol is then transported through a rectifier column, a side stripper and a molecular sieve system where it is dehydrated. The 200 proof alcohol is then pumped to farm shift tanks and blended with five percent denaturant, usually gasoline, as it is pumped into storage tanks. The 200 proof alcohol and five percent denaturant constitute ethanol.

        Corn mash from the distillation stripper is pumped into one of several decanter-type centrifuges for dewatering. The water ("thin stillage") is then pumped from the centrifuges to an evaporator where it is dried into thick syrup. The solids that exit the centrifuge or evaporators (the "wet cake") are conveyed to the distillers dried grains dryer system. Syrup is added to the wet cake as it enters the dryer, where moisture is removed. The process will produce distillers grains, which is processed corn mash that can be used as animal feed.

        The following flow chart illustrates the dry mill process:

Source: Renewable Fuels Association

Thermal Oxidizer

        Ethanol plants such as ours may produce odors in the production of ethanol and its primary by-product, distillers dried grains with solubles, which some people may find to be unpleasant. We intend to eliminate odors by routing dryer emissions through thermal oxidizers. We expect thermal oxidation to significantly reduce any unpleasant odors caused by the ethanol and distillers grains manufacturing process. We expect thermal oxidation, which burns emissions, will eliminate a significant amount of the volatile organic carbon compounds in emissions that cause odor in the drying process and allow us to meet the applicable permitting requirements. We also expect this addition to the ethanol plant to reduce the risk of possible nuisance claims and any related negative public reaction against us.

By-Products

        The principal by-product of the ethanol production process is distillers grains, a high protein, high-energy animal feed supplement primarily marketed to the dairy and beef industry and also to the poultry and swine markets. Distillers grains contain bypass protein that is superior to other protein supplements such as cottonseed meal and soybean meal. According to a 1986 study by the University of Nebraska reported in "Nebraska Company Extension Study MP51—Distillers Grains," bypass proteins are more digestible to the animal, thus generating greater lactation in milk cows and greater weight gain in beef cattle. Dry mill ethanol processing creates three forms of distillers grains: distillers wet grains with solubles ("distillers wet grains"), distillers modified wet grains with solubles ("distillers modified wet grains") and distillers dry grains. Distillers wet grains is processed corn mash that contains approximately 70% moisture and has a shelf life of approximately three days. Therefore, it can be sold only to farms within the immediate vicinity of an ethanol plant. Distillers modified wet grains are distillers wet grains that have been dried to approximately 50% moisture. It has a slightly longer shelf life of approximately three weeks and is often sold to nearby markets. Distillers dried grains are distillers wet grains that have been dried to 10% moisture. Distillers dried grains has an almost indefinite shelf life and may be sold and shipped to any market regardless of its proximity to an ethanol plant.

        We plan to initially market our distillers grains to the local livestock poultry and swine markets surrounding the plant, however, if the local markets prove insufficient to absorb our distillers grains at the prices we desire, we will engage a company to market our distillers grains nationally.

        The plant is expected to produce approximately 296,000 tons annually of raw carbon dioxide as another by-product of the ethanol production process. At this time, we do not intend to capture and market our carbon dioxide gas.

Corn Feedstock Supply

        We anticipate that our plant will need approximately 37.0 million bushels of grain per year for our dry milling process. The corn supply for our plant will be obtained primarily from local markets. Traditionally, corn grown in the area has been fed locally to livestock or exported for feeding or processing. In the year 2003, in the nine county area surrounding the anticipated location of our plant, corn production was approximately 186 million bushels. The chart below describes the amount of corn grown in Fillmore and surrounding counties for 2000 through 2003:

County	2003 Corn Production (bushels)	2002 Corn Production (bushels)	2001 Corn Production (bushels)	2000 Corn Production (bushels)
Clay, NE	23,195,000	21,941,000	23,235,000	19,886,000
Fillmore, NE	27,122,000	23,981,000	24,886,000	23,944,000
Hamilton, NE	34,891,000	34,123,000	32,212,000	29,637,000
Jefferson, NE	9,411,000	7,358,000	10,264,000	7,332,000
Nuckolls, NE	8,864,000	7,377,000	9,060,000	6,789,000
Saline, NE	13,228,000	12,044,000	13,192,000	11,018,000
Seward, NE	18,102,000	14,304,000	17,491,000	15,604,000
Thayer, NE	16,672,000	14,389,000	16,430,000	13,186,000
York, NE	34,973,000	31,077,000	32,978,000	30,451,000
Total	186,458,000	166,594,000	179,748,000	157,847,000

        We will be dependent on the availability and price of corn. The price at which we will purchase corn will depend on prevailing market prices. Although the area surrounding the plant produces a significant amount of corn and we do not anticipate problems sourcing corn, there is no assurance that a shortage will not develop, particularly if there are other ethanol plants competing for corn, an extended drought or other production problem. In addition, our financial projections assume that we can purchase grain for prices near the ten-year average for corn in the area of the plant. We have determined that the average price of corn in this same nine-county area over the last ten years is $2.36 per bushel. The following chart shows the ten-year average corn price in the nine-county area surrounding our plant:

County	10-Year Average Corn Price ($/Bu.)
Clay, NE	$2.36
Fillmore, NE	$2.36
Hamilton, NE	$2.38
Jefferson, NE	$2.35
Nuckolls, NE	$2.37
Saline, NE	$2.36
Seward, NE	$2.33
Thayer, NE	$2.37
York, NE	$2.37
Total / Avg.	$2.36

        Grain prices are primarily dependent on world supply and demand and on U.S. and global corn crop production, which can be volatile as a result of a number of factors, the most important of which are weather, current and anticipated stocks and prices, export prices and supports and the government's current and anticipated agricultural policy. The price of grain has fluctuated significantly in the past and may fluctuate significantly in the future. Because the market price of ethanol is not related to grain prices, ethanol producers are generally not able to compensate for increases in the cost of grain feedstock through adjustments in prices charged for their ethanol. We, therefore, anticipate that our plant's profitability will be negatively impacted during periods of high corn prices.

Grain origination and risk management

        We anticipate establishing ongoing business relationships with local farmers and grain elevators to acquire the corn needed for the project. We have no contracts, agreements or understandings with any grain producer in the area. Although we anticipate procuring grains from these sources, there can be no assurance that such grains can be procured on acceptable terms, or if at all.

        We expect to hire a commodities manager to ensure the consistent scheduling of corn deliveries and to establish and fill forward contracts through grain elevators. The commodities manager will utilize forward contracting and hedging strategies, including certain derivative instruments such as futures and option contracts, to manage our commodity risk exposure and optimize finished product pricing on our behalf. We anticipate that most of our grain will be acquired in this manner. We intend to use forward contracting and hedging strategies to help guard against price movements that often occur in corn markets. Hedging means protecting the price at which we buy corn and the price at which we will sell our products in the future. It is a way to attempt to reduce the risk caused by price fluctuation. The effectiveness of such hedging activities will depend on, among other things, the cost of corn and our ability to sell enough ethanol and distillers grains to use all of the corn subject to futures and option contracts we have purchased as part of our hedging strategy. Although we will attempt to link hedging activities to sales plans and pricing activities, such hedging activities themselves can result in costs because price movements in corn contracts are highly volatile and are influenced by many factors that are beyond our control. We may incur such costs and they may be significant.

Ethanol Markets

        Ethanol has important applications. Primarily, ethanol can be used as an oxygenate capable of reducing air pollution and improving automobile performance. The ethanol industry is heavily dependent on several economic incentives to produce ethanol.

Local ethanol markets

        Local markets will be limited and must be evaluated on a case-by-case basis. Although local markets will be the easiest to service, they may be oversold, which depresses the ethanol price.

Regional ethanol markets

        Typically, a regional market is one that is outside of the local market, yet within the neighboring states. This market will likely be serviced by rail, and is within a 450-mile radius of the ethanol plant. Because ethanol use results in less air pollution than regular gasoline, regional markets typically include large cities that are subject to anti-smog measures in either carbon monoxide or ozone non-attainment areas, such as Chicago, St. Louis, Denver, and Minneapolis.

        Generally, the regional market is good business to develop. The freight is reasonable, the competition, while aggressive, is not too severe, and the turn-around time on rail cars is favorable. Regional pricing tends to follow national pricing less the freight difference. As with national markets, the use of a group-marketing program or a broker is advantageous, especially in the first one to three years of operation.

        In addition to rail, we may try to service this market by truck. Occasionally, there are opportunities to obtain backhaul rates from local trucking companies. These are rates that are reduced since the truck is loaded both ways. Normally, the trucks drive to the refined fuels terminals empty and load gasoline product for delivery. A backhaul is the opportunity to load the truck with ethanol to return to the terminal.

National ethanol markets

        After implementing a methyl tertiary butyl ether ("MTBE") ban to curtail further water contamination, the states of California, New York and Connecticut now account for more than 1.4 billion gallons of annual ethanol demand. MTBE is a commonly used oxygenate used in fuels for compliance with Federal Clean Air Act mandates, and is a major competitor of ethanol. Ethanol is the most readily available substitute for MTBE in this market. Twenty other state legislatures have phased out MTBE. We expect ethanol to replace MTBE as the oxygenate in the federal reformulated gasoline program, however, other MTBE replacements may capture a portion or all of these potential markets.

        In June 2001, California requested a waiver from the reformulated gasoline ("RFG") oxygenate requirement under the Clean Air Act. This means that rather than using ethanol as an alternative oxygenate to MTBE, California is seeking to be released from federal requirements to use any oxygenates at all. The Environmental Protection Agency ("EPA") initially denied the request. However, the U.S. Court of Appeals for the Ninth Circuit's July 2003 decision overturned that denial and remanded the decision back to the EPA for further review. Since the Court's decision, California has reissued its appeal to the EPA. The EPA has yet to deliver a decision on the California waiver request.

        The states of New York and Georgia have also filed requests for waiver of the oxygenate requirement. New York's request is still pending. The EPA denied Georgia's request for a waiver. Georgia has appealed the decision in both the district court and the 11th Circuit Court of Appeals. In November 2004, the district court affirmed the EPA's decision to impose a RFG requirement in Atlanta but stayed the program until the 11th Circuit Court could hear the state's appeal. The cases have been consolidated and a ruling is anticipated by the end of 2005. Until a ruling is issued, the RFG program in Atlanta will be delayed. Atlanta's ethanol market is currently estimated to be approximately 250 million gallons per year.

General Ethanol Demand and Supply

        Demand for ethanol is currently estimated at more than 3.57 billion gallons per year and is expected to grow to at least 4 billion gallons per year by the year 2012 according to the National Corn Growers Association. This estimated increase in demand does not take into account the implementation of a Renewable Fuels Standard or similar legislation, which could cause the increase in demand to be greater than currently projected. Such legislation has not been enacted. If the use of MTBE is phased out on a national level in the next few years and the RFG oxygenate requirement remains unchanged, the anticipated growth may yield an increase in ethanol demand sooner than anticipated.

        We will expect to benefit from federal ethanol supports and federal tax incentives. Changes to these supports or incentives could significantly impact demand for our ethanol. If a Renewable Fuels Standard bill or similar legislation is adopted, we expect it will create a substantial long-term market for our ethanol as required volumes increase over time. Renewable Fuels Standard legislation is currently being considered in both the U.S. House of Representatives and U. S. Senate. The current legislative proposals would eliminate the oxygen content requirement in the federal reformulated gasoline program, phase out the use of MBTE as a gasoline additive and establish a specific baseline volume of renewable fuel to be used in gasoline on a nationwide basis. The renewable fuels standard would largely be met by adding ethanol to gasoline. There is no assurance or guarantee that either the U.S. House of Representatives or U.S. Senate will pass RFS legislation or that any RFS legislation approved by Congress will contain provisions sufficiently favorable to the ethanol industry to increase demand.

        Demand for ethanol may also increase as a result of increased consumption of E85 fuel. E85 fuel is a blend of 70% to 85% ethanol and gasoline. According to the Energy Information Administration, E85 consumption is projected to increase from a national total of 11 million gallons in 2003 to 47 million gallons in 2025. E85 is used as an aviation fuel and as a hydrogen source for fuel cells. In the U.S., there are currently about 3 million flexible fuel vehicles capable of operating on E85 and 400 retail stations supplying it. Automakers have indicated plans to produce an estimated 2 million more flexible fuel vehicles per year.

        The following chart illustrates the Energy Information Administration's estimated ethanol demand through year 2025, assuming no Renewable Fuels Standard legislation is enacted. These estimates could change significantly depending on changes in federal and state legislation and other market forces:

        Ethanol production and consumption have been steadily increasing over the last six years. Within the last 18 months, the increase has accelerated as additional plants became operational. The chart below, prepared by the U.S. Department of Energy, illustrates the increase in ethanol stocks and consumption since 1996:

        In the future, the combination of additional supply, successful challenges to the clean air standards and stagnant or reduced demand may adversely affect our profit margin and our ability to maintain positive cash flows. Figure 100 illustrates the Energy Information Administration's projected ethanol production through year 2025 including ethanol produced from cellulose biomass such as wood and agricultural residues:

        Ethanol supply is also affected by ethanol produced or processed in certain countries in Central America and the Caribbean region. Ethanol produced in these countries is eligible for tariff reduction or elimination upon importation to the United States under a program known as the Caribbean Basin Initiative ("CBI"). Large ethanol producers, such as Cargill, have expressed interest in building dehydration plants in participating Caribbean Basin countries, such as El Salvador, which would convert ethanol into fuel-grade ethanol for shipment to the United States. Ethanol imported from Caribbean Basin countries may be a less expensive alternative to domestically produced ethanol. The International Trade Commission recently announced the 2005 CBI import quota of 240.4 million gallons of ethanol. Last year, legislation was introduced in the Senate that would limit the transshipment of ethanol through the CBI. It is possible that similar legislation will be introduced this year, however, there is no assurance or guarantee that such legislation will be introduced or that it will be successfully passed.

        In addition, ethanol produced in Brazil affects ethanol supply. Brazil is currently the world's largest ethanol producer and exporter. Ethanol in Brazil is produced primarily from sugar cane, which is also used to produce food-grade sugar. Brazil experienced a dramatic increase in ethanol production and trade in 2004, exporting approximately 112 million gallons to the U.S. alone, largely attributed to the country's relatively weak sugar market in 2004. Ethanol imported from Brazil may be a less expensive alternative to domestically produced ethanol, which is primarily made from corn. In addition, hydrous ethanol produced in Brazil can be shipped to dehydration plants in CBI countries for conversion into fuel-grade ethanol, which allows Brazilian ethanol to benefit from the tariff reduction granted to CBI countries for shipment to the United States. Competition from ethanol imported from Brazil may affect our ability to sell our ethanol profitably, which would reduce the value of your investment.

Ethanol Pricing

        Historically, ethanol prices tended to track the wholesale gasoline price plus the federal tax incentive. However, in recent months gas prices have steadily increased while ethanol prices have declined. The following chart, taken from the Chicago Board of Trade's March 23, 2005 presentation on the ethanol industry, shows price histories for the Chicago cash ethanol, unleaded gasoline nearby futures, and crude oil nearby futures:

        Ethanol price histories for the nearby regional markets for our proposed plant are presented in the following table:

Ethanol Average Prices

State	City	5 Year 1999-2003	3 Year 2001-2003	1 Year 2003	Recent 52 Weeks 09/23/04
NE	Omaha	$1.25	$1.31	$1.30	$1.58
NE	Lincoln	$1.28	$1.32	$1.31	$1.61
MN	Minneapolis	$1.28	$1.32	$1.31	$1.60
ND	Fargo	$1.26	$1.30	$1.31	$1.60
	Average	$1.27	$1.31	$1.31	$1.60

Source: Hart's Renewable-Fuel News

Historic prices may not be indicative of future prices. On March 23, 2005, the Chicago Board of Trade ("CBOT") launched the CBOT Denatured Fuel Ethanol futures contract. The new contract is designed to address the growing demand for an effective hedging instrument for domestically produced ethanol. Since we expect to engage a third party marketing firm to sell all of our ethanol we do not expect to directly use the new ethanol futures contract. However, it is possible that any ethanol marketing firm we engage may use the new ethanol futures contracts to manage ethanol price volatility.

Federal Ethanol Supports

        Ethanol has important applications, primarily as a high quality octane enhancer and an oxygenate capable of reducing air pollution and improving automobile performance. Ethanol contains 35% oxygen by weight. When combined with gasoline, ethanol acts as an oxygenate. As a result, the gasoline burns cleaner, and releases less carbon monoxide and other exhaust emissions into the atmosphere. The federal government encourages the use of oxygenated gasoline as a measure to protect the environment. Oxygenated gasoline is commonly referred to as reformulated gasoline.

        The ethanol industry is heavily dependent on several economic incentives to produce ethanol, including federal ethanol supports. Ethanol sales have been favorably affected by the Clean Air Act amendments of 1990, particularly the Federal Oxygen Program which became effective November 1, 1992. The Federal Oxygen Program requires the sale of oxygenated motor fuels during the winter months in certain major metropolitan areas to reduce carbon monoxide pollution. Ethanol use has increased due to a second Clean Air Act program, the Reformulated Gasoline Program. This program became effective January 1, 1995, and requires the sale of reformulated gasoline in nine major urban areas to reduce pollutants, including those that contribute to ground level ozone, better known as smog. Increasingly stricter EPA regulations are expected to increase the number of metropolitan areas deemed in non-compliance with Clean Air Standards, which could increase the demand for ethanol.

        During 2003 and 2004, the 108th Congress considered passage of a comprehensive federal energy bill. The former proposed legislation would have established a Renewable Fuels Standard ("RFS") that would have served as a catalyst for investment in renewable fuel processing fuels and new technologies. The legislation would have determined the specific baseline volume of ethanol to be used in gasoline on a nationwide basis. Controversial parts of the legislation would have phased out the use of MTBE nationally in exchange for limiting producer liability for environmental cleanup expenses. Although the legislation passed in the U.S. House of Representatives, it stalled in the U.S. Senate and expired with the close of the 108th Congress in December 2004.

        However, the 109th Congress has again begun consideration of a RFS with the introduction of legislation in both the U.S. House of Representative and the U.S. Senate (H.R. 1608 and S. 606 and S. 650, respectively). The current RFS legislation would ban the use of MTBE in gasoline by 2010, with the exception that individual states could choose to continue to allow the use of MTBE by notifying the administrator of the EPA. In addition, the legislation would eliminate the requirement under current law for motor fuel to contain oxygenates and would require that all motor fuels sold by a refiner, blender, or importer contain a minimum volume of renewable fuels. Under S. 606, the required volume of renewable fuel would start at 3.8 billion gallons in 2006 and grow at a rate of approximately 300 million gallons per year to 6 billion gallons by 2012. H.R. 1608 and S. 650 provide for a minimum of 4 billion in 2006 and increase to 8 billion gallons in 2012. The RFS would largely be met by adding ethanol to gasoline.

        On April 21, 2005, the U.S. House of Representatives passed the Energy Policy Act of 2005, which contained RFS provisions. This energy bill provides for a RFS implementation schedule beginning in 2006 at 3.8 billion gallons, increasing to 5.3 billion gallons in 2010 and 6 billion gallons in 2012. The legislation also eliminates the oxygen content requirement in the federal reformulated gasoline program and phases out the use of MTBE as a gasoline additive by 2014. The energy bill also includes a provision which, if passed, will shield U.S. refiners and makers of MTBE from liability lawsuits for contaminating water supplies. This measure is considered highly controversial because MTBE has been blamed for contaminating groundwater supplies in a number of states and inclusion of this measure may stall passage of the draft energy bill.

        The first legislative session of the 109th Congress is currently scheduled to end in September 2005. As of the date of this prospectus, no further action has been taken on the above-described RFS legislation in either the U.S. House of Representatives or the U.S. Senate. However, Congress is expected to continue to debate, and possibly vote on, one or more of the bills described above during the second and third quarter of 2005. There is no assurance or guarantee that either the U.S. House of Representatives or U.S. Senate will pass any RFS legislation during the this legislative session or that any RFS legislation approved by Congress will contain provisions sufficiently favorable to the ethanol industry to increase demand.

        The government's regulation of the environment changes constantly. It is possible that more stringent federal or state environmental rules or regulations could be adopted, which could increase our operating costs and expenses. It also is possible that federal or state environmental rules or regulations could be adopted that could have an adverse effect on the use of ethanol. For example, changes in the environmental regulations regarding the required oxygen content of automobile emissions could have an adverse effect on the ethanol industry. Furthermore, plant operations likely will be governed by the Occupational Safety and Health Administration ("OSHA"). OSHA regulations may change such that the costs of the operation of the plant may increase. Any of these regulatory factors may result in higher costs or other materially adverse conditions effecting our operations, cash flows and financial performance.

        The use of ethanol as an oxygenate to blend with fuel to comply with federal mandates also has been aided by federal tax policy. The Energy Tax Act of 1978 exempted ethanol blended gasoline from the federal gas tax as a means of stimulating the development of a domestic ethanol industry and mitigating the country's dependence on foreign oil. As amended, the federal tax exemption allowed the market price of ethanol to compete with the price of domestic gasoline. The exemption for a 10% ethanol blend was the equivalent of providing a per gallon "equalization" payment that allowed blenders to pay more for ethanol than the wholesale price of gasoline and still retain profit margins equal to those received upon the sale of gasoline that is not blended with ethanol. The federal gasoline tax exemption for a 10% ethanol blend was 5.2 cents per gallon. This exemption was scheduled to gradually drop to 5.1 cents per gallon in 2005, however, as of January 1, 2005, this federal tax incentive has been replaced by a new volumetric ethanol excise tax credit discussed below.

        On October 22, 2004, President Bush signed H.R. 4520, which contained the Volumetric Ethanol Excise Tax Credit ("VEETC") and amended the federal excise tax structure effective as of January 1, 2005. Prior to VEETC, ethanol-blended fuel was taxed at a lower rate than regular gasoline (13.2 cents on a 10% blend). Under VEETC, the ethanol excise tax exemption has been eliminated, thereby allowing the full federal excise tax of 18.4 cents per gallon of gasoline to be collected on all gasoline and allocated to the highway trust fund. This is expected to add approximately $1.4 billion to the highway trust fund revenue annually. In place of the exemption, the bill creates a new volumetric ethanol excise tax credit of 5.1 cents per gallon of ethanol blended at 10%. Refiners and gasoline blenders apply for this credit on the same tax form as before only it is a credit from general revenue, not the highway trust fund. Based on volume, the VEETC is expected to allow much greater refinery flexibility in blending ethanol since it makes the tax credit available on all ethanol blended with all gasoline, diesel and ethyl tertiary butyl ether ("ETBE"), including ethanol in E-85 and the proposed E-20 in Minnesota. The VEETC is scheduled to expire on December 31, 2010.

        The ethanol industry and our business depend upon continuation of the federal ethanol supports discussed above. These incentives have supported a market for ethanol that might disappear without the incentives. Alternatively, the incentives may be continued at lower levels than at which they currently exist. The elimination or reduction of such federal ethanol supports would make it more costly for us to sell our ethanol and would likely reduce our net income and the value of your investment.

Project Location and Proximity to Markets

        We anticipate building our plant near Fairmont, Nebraska, in southeastern Nebraska. We reserve the right, in the sole discretion of our board of directors, to select a different location for the plant. We have purchased four real estate options. Two of these options make up our primary plant site. The remaining two options make up our alternative site, which is approximately one mile from our primary site.

        On February 7, 2005, we acquired a real estate option from Duane V. Lott, a resident of Nebraska, to purchase approximately 87 acres of land near Fairmont, Nebraska. We paid $5,000 for this option. Under the option agreement, we may purchase approximately 87 acres at a total purchase price of $478,500.00. We have until August 1, 2006 to exercise the option. On February 18, 2005, we acquired a real estate option from WDB, Inc., a Nebraska corporation, to purchase between 75 and 112 acres of land near Fairmont, Nebraska. We paid $10,000 for this option. This option allows us to purchase between 75 and 112 acres for $6,000 per acre. We have until August 1, 2006 to exercise this option. On April 26, 2005, we acquired a real estate option from Doris Gwen Ogden to purchase approximately 148 acres in Fillmore County, Nebraska. We paid $10,000 for this option. This option agreement allows us to purchase approximately 148 acres for a total purchase price of $740,000. We have until August 1, 2006 to exercise this option. On April 13, 2005 we acquired a real estate option from L&K Land, Inc. to purchase approximately 103 acres in Fillmore County, Nebraska. We paid $5,000 for this option. Under this option, we may purchase approximately 103 acres for $566,500.00. We have until August 1, 2006 to exercise this option. Each of these options allows us to apply the option price towards the total purchase price in the event we exercise the option.

        We selected our anticipated primary plant site because of the site's location relative to existing grain production, accessibility to road and rail transportation, and its proximity to major population centers. The site is near the mainline BNSF railroad. In addition, the site is also in close proximity the intersection of U.S. Highways 6 and 81.

        The map below shows the approximate location of our proposed primary plant site:

        There can be no assurance that we will not encounter hazardous conditions at the plant site. We are relying on Fagen, Inc. to determine the adequacy of the site for construction of the ethanol plant. We may encounter hazardous conditions at the chosen site that may delay the construction of the ethanol plant. We do not expect that Fagen, Inc. will be responsible for any hazardous conditions encountered at the site. Upon encountering a hazardous condition, Fagen, Inc. may suspend work in the affected area. If we receive notice of a hazardous condition, we may be required to correct the condition prior to continuing construction. The presence of a hazardous condition will likely delay construction of the ethanol plant and may require significant expenditure of our resources to correct the condition. In addition, it is anticipated that Fagen, Inc. will be entitled to an adjustment in price if it has been adversely affected by the hazardous condition. If we encounter any hazardous conditions during construction that require time or money to correct, such event may have a material adverse effect on our operations, cash flows and financial performance.

Transportation and delivery

        The plant is expected to have the facilities to receive grain by truck and rail and to load ethanol and distillers grains onto trucks and rail cars. In terms of freight rates, rail is considerably more cost effective than truck transportation to the more distant markets. We expect that the BNSF Railroad will provide rail service to the proposed site. However, we will still need to establish rail access directly to the plant from the main rail line if we proceed with the purchase of our primary site. We are negotiating the purchase of a rail spur and right of way near this site. We may or may not be successful in these negotiations. Our cost of rail infrastructure is currently estimated at approximately $2,350,000. This estimate may change depending on whether or not we are able to purchase the rail spur and right of way or that if we do if the purchase is on favorable terms. We are in the process of negotiating a low interest loan for rail infrastructure costs, through a federal loan program that is administered by Nebraska. We have not entered into any written agreements for this low interest loan and there is no assurance that we will do so or that if we do that the terms will be as favorable as discussed.

        We have engaged TranSystems Corporation of Kansas City, Missouri, to assist us with the rail engineering and design services necessary to install rail infrastructure for a 100 million gallons per year ethanol plant.

Utilities

        The production of ethanol is a very energy intensive process that uses significant amounts of electricity and natural gas. Water supply and quality are also important considerations. On April 5, 2005, we entered into an Energy Management Agreement and an Agency Authorization Agreement with U.S. Energy Services, Inc. to manage our energy supplies for our ethanol plant. As a part of this agreement, U.S. Energy Services, Inc. has agreed to solicit bids and negotiate, execute and administer energy supply contracts, interstate transportation contracts and LDC transportation contracts on our behalf. We plan to enter into agreements with local gas, electric, and water utilities to provide our needed energy and water. There can be no assurance that those utilities will be able to reliably supply the gas, electricity, and water that we need.

        If there is an interruption in the supply of energy or water for any reason, such as supply, delivery, or mechanical problems, we may be required to halt production. If production is halted for an extended period of time, it may have a material adverse effect on our operations, cash flows, and financial performance.

Natural gas

        The plant will produce process steam from its own boiler system and dry the distillers dried grains by-product via a direct gas-fired dryer. U.S. Energy is examining alternatives and will assist us with selecting a natural gas supplier. The price we will pay for natural gas has not yet been determined.

Electricity

        In the State of Nebraska, electricity is supplied by Nebraska Public Power District, a utility owned by the people of Nebraska. Nebraska Public Power District has high voltage 69kV level transmission lines located on easements on our anticipated plant site that may be available to supply us with an on-site substation at primary voltage. We have not entered into any agreements with Nebraska Public Power District to provide electricity to the site. We have entered into an agreement with U.S. Energy Services, Inc. to help manage our energy supplies. The price at which we will be able to purchase electric services has not yet been determined.

Water

        We will require a significant supply of water. We anticipate that we will have adequate water supply from the agricultural wells located on the primary and alternate site. Each site has two agricultural wells that are currently used for pivot irrigation purposes. These well will have to be converted from agricultural to industrial uses prior to our use.

        Much of the water used in an ethanol plant is recycled back into the process. There are, however, certain areas of production where fresh water is needed. Those areas include boiler makeup water and cooling tower water. Boiler makeup water is treated on-site to minimize all elements that will harm the boiler and recycled water cannot be used for this process. Cooling tower water is deemed non-contact water because it does not come in contact with the mash, and, therefore, can be regenerated back into the cooling tower process. The makeup water requirements for the cooling tower are primarily a result of evaporation. Depending on the type of technology utilized in the plant design, much of the water can be recycled back into the process, which will minimize the discharge water. This will have long-term effect of lowering wastewater treatment costs. Many new plants today are zero or near zero effluent facilities. We anticipate our plant design incorporating the ICM/Phoenix Bio-Methanator wastewater treatment process resulting in a zero discharge of plant process water.

Our Primary Competition

        We will be in direct competition with numerous other ethanol producers, many of whom have greater resources than we do. We also expect that additional ethanol producers will enter the market if the demand for ethanol continues to increase. Our plant will compete with other ethanol producers on the basis of price, and to a lesser extent, delivery service. We believe that we can compete favorably with other ethanol producers due to our proximity to ample grain supplies at favorable prices.

        According to the Renewable Fuels Association, during the last 20 years, ethanol production capacity in the United States has grown from almost nothing to an estimated 3.8 billion gallons per year. Plans to construct new plants or to expand existing plants have been announced which would increase capacity by approximately 891 million gallons per year. This increase in capacity may continue in the future. We cannot determine the effect of this type of an increase upon the demand or price of ethanol.

        The ethanol industry has grown to over 90 production facilities in the United States. The largest ethanol producers include Abengoa Bioenergy Corp., Archer Daniels Midland, Aventine Renewable Energy, Inc., Cargill, Inc., New Energy Corp. and VeraSun Energy Corporation, all of which are capable of producing more ethanol than we expect to produce. In addition, there are several regional entities recently formed, or in the process of formation, of similar size and with similar resources to ours. Nebraska currently has 11 ethanol plants producing an aggregate of 527 million gallons of ethanol per year. In addition, there are a number of ethanol plants in Nebraska under construction or in the planning stage. This includes a 50 million gallons per year plant currently planned for Adams, Nebraska, which is approximately 60 miles from our anticipated plant site.

        The following table identifies most of the producers in the United States along with their production capacities.

U.S. FUEL ETHANOL PRODUCTION CAPACITY

million gallons per year (mmgy)

COMPANY	LOCATION	FEEDSTOCK	Current Capacity (mmgy)	Under Construction/ Expansions (mmgy)
Abengoa Bioenergy Corp.	York, NE	Corn/milo	55
	Colwich, KS		25
	Portales, NM		15	15
ACE Ethanol, LLC	Stanley, WI	Corn	30
Adkins Energy, LLC*	Lena, IL	Corn	40
AGP*	Hastings, NE	Corn	52
Agra Resources Coop. d.b.a EXOL*	Albert Lea, MN	Corn	40
Agri-Energy, LLC*	Luverne, MN	Corn	21
Alchem Ltd. LLLP	Grafton, ND	Corn	10.5
Al-Corn Clean Fuel*	Claremont, MN	Corn	30
Amaizing Energy, LLC*^	Denison, IA	Corn		40
Archer Daniels Midland	Decatur, IL	Corn	1070
	Cedar Rapids, IA	Corn
	Clinton, IA	Corn
	Columbus, NE	Corn
	Marshall, MN	Corn
	Peoria, IL	Corn
	Wallhalla, ND	Corn/barley
Aventine Renewable Energy, Inc.	Pekin, IL	Corn	100
	Aurora, NE	Corn	40
Badger State Ethanol, LLC*	Monroe, WI	Corn	48
Big River Resources, LLC*	West Burlington, IA	Corn	40
Broin Enterprises, Inc.	Scotland, SD	Corn	9
Bushmills Ethanol*^	Atwater, MN	Corn		40
Cargill, Inc.	Blair, NE	Corn	85
	Eddyville, IA	Corn	35
Central Iowa Renewable Energy, LLC*^	Goldfield, IA	Corn		50
Central MN Ethanol Coop*	Little Falls, MN	Corn	20.5
Central Wisconsin Alcohol	Plover, WI	Seed corn	4
Chief Ethanol	Hastings, NE	Corn	62
Chippewa Valley Ethanol Co.*	Benson, MN	Corn	45
Commonwealth Agri-Energy, LLC*	Hopkinsville, KY	Corn	23
Corn Plus, LLP*	Winnebago, MN	Corn	44
Dakota Ethanol, LLC*	Wentworth, SD	Corn	50
DENCO, LLC*	Morris, MN	Corn	21.5

East Kansas Agri-Energy, LLC*^	Garnett, KS	Corn		35
ESE Alcohol Inc.	Leoti, KS	Seed corn	1.5
Ethanol2000, LLP*	Bingham Lake, MN	Corn	30
Frontier Ethanol, LLC^	Gowrie, IA	Corn		60
Glacial Lakes Energy, LLC*	Watertown, SD	Corn	50
Golden Cheese Company of California*	Corona, CA	Cheese whey	5
Golden Grain Energy L.L.C.*	Mason City, IA	Corn	40
Golden Triangle Energy, LLC*	Craig, MO	Corn	20
Grain Processing Corp.	Muscatine, IA	Corn	20
Granite Falls Energy, LLC^	Granite Falls, MN	Corn		45
Great Plains Ethanol, LLC*	Chancellor, SD	Corn	50
Hawkeye Renewables, LLC	Iowa Falls, IA	Corn	45	50
	Fairbank, IA	Corn		100
Heartland Corn Products*	Winthrop, MN	Corn	36
Heartland Grain Fuels, LP*	Aberdeen, SD	Corn	8
	Huron, SD	Corn	14
Horizon Ethanol, LLC^	Jewell, IA	Corn		60
Husker Ag, LLC*	Plainview, NE	Corn	24
Illinois River Energy, LLC^	Rochelle, IL	Corn		50
Iowa Ethanol, LLC*	Hanlontown, IA	Corn	55
James Valley Ethanol, LLC	Groton, SD	Corn	50
KAAPA Ethanol, LLC*	Minden, NE	Corn	40
Land O' Lakes*	Melrose, MN	Cheese whey	2.6
Lincolnland Agri-Energy, LLC*	Palestine, IL	Corn	40
Lincolnway Energy, LLC*^	Nevada, IA	Corn		50
Liquid Resources of Ohio^	Medina, OH	Waste beverage		4
Little Sioux Corn Processors, LP*	Marcus, IA	Corn	49
Merrick/Coors	Golden, CO	Waste beer	1.5
MGP Ingredients, Inc.	Pekin, IL	Corn/wheat starch	78
	Atchison, KS
Michigan Ethanol, LLC	Caro, MI	Corn	50
Mid-Missouri Energy, Inc.*	Malta Bend, MO	Corn	45
Midwest Grain Processors*	Lakota, IA	Corn	50	45
Midwest Renewable Energy, LLC	Sutherland, NE	Corn	15
Miller Brewing Co.	Olympia, WA	Brewery waste	0.7
Minnesota Energy*	Buffalo Lake, MN	Corn	18
New Energy Corp.	South Bend, IN	Corn	102
North Country Ethanol, LLC*	Rosholt, SD	Corn	20
Northeast Missouri Grain, LLC*	Macon, MO	Corn	40
Northern Lights Ethanol, LLC*	Big Stone City, SD	Corn	50
Northstar Ethanol, LLC^	Lake Crystal, MN	Corn	50
Otter Creek Ethanol, LLC*	Ashton, IA	Corn	55

Panhandle Energies of Dumas, LP^	Dumas, TX	Corn/Grain Sorghum		30
Parallel Products	Louisville, KY	Beverage Waste	5.4
	R. Cucamonga, CA
Permeate Refining	Hopkinton, IA	Sugars & starches	1.5
Phoenix Biofuels^	Goshen, CA	Corn		25
Pine Lake Corn Processors, LLC*	Steamboat Rock, IA	Corn	20
Platte Valley Fuel Ethanol, L.L.C.	Central City, NE	Corn	40
Pro-Corn, LLC*	Preston, MN	Corn	40
Quad-County Corn Processors*	Galva, IA	Corn	23
Reeve Agri-Energy	Garden City, KS	Corn/milo	12
Siouxland Energy & Livestock Coop*	Sioux Center, IA	Corn	22
Sioux River Ethanol, LLC*	Hudson, SD	Corn	55
Sterling Ethanol, LLC^	Sterling, CO	Corn		42
Tall Corn Ethanol, LLC*	Coon Rapids, IA	Corn	49
Tate & Lyle	Loudon, TN	Corn	67
Trenton Agri Products, LLC	Trenton, NE	Corn	30
United WI Grain Producers, LLC*	Friesland, WI	Corn	40
U.S. Energy Partners, LLC	Russell, KS	Milo/wheat starch	40
Utica Energy, LLC	Oshkosh, WI	Corn	48
VeraSun Energy Corporation	Aurora, SD	Corn	102
VeraSun Fort Dodge, LLC^	Ft. Dodge, IA	Corn		110
Voyager Ethanol, LLC*	Emmetsburg, IA	Corn	50
Western Plains Energy, LLC*	Campus, KS	Corn	30
Western Wisconsin Renewable Energy, LLC*^	Boyceville, WI	Corn		40
Wyoming Ethanol	Torrington, WY	Corn	5
Total Existing Capacity			3850.7

Total Under Construction/ Expansions				891.0

Total Capacity			4741.7

*	farmer-owned	Renewable Fuels Association
^	under construction	Last Updated: May 2005

Competition from Alternative Fuel Additives

        Alternative fuels, gasoline oxygenates and ethanol production methods are continually under development by ethanol and oil companies with far greater resources. New ethanol products or methods of ethanol production developed by larger and better-financed competitors could provide them competitive advantages and harm our business.

        We will also compete with producers of other gasoline additives having similar octane and oxygenate values as ethanol. Ethers are composed of isobutylene, which is a product of the refining industry, and ethanol or methanol. The products are ethyl tertiary butyl ether ("ETBE"), or methyl tertiary butyl ether ("MTBE"). We expect to compete with producers of MTBE, a petrochemical derived from methanol that costs less to produce than ethanol. MTBE is a commonly used oxygenate used in fuels for compliance with Federal Clean Air Act mandates, and is a major competitor of ethanol. Many major oil companies produce MTBE and because it is petroleum-based, its use is strongly supported by major oil companies. Alternative fuels, gasoline oxygenates and alternative ethanol production methods are also continually under development. The major oil companies have significantly greater resources than we have to market MTBE, to develop alternative products, and to influence legislation and public perception of MTBE and ethanol. Despite this fact, the use of MTBE may become legally restricted as a pollutant in several, and possibly most, states, according to a study prepared by the Renewable Fuels Association entitled, "Infrastructure Requirements for an Expanded Ethanol Industry." California already banned the use of MTBE as of January 1, 2004. Twenty other states have enacted legislation prohibiting the sale of gasoline containing certain levels of MTBE or phasing out the use of MTBE.

        Demand for ethanol is expected to rise, as ethanol is the most readily available substitute for MTBE in these markets. Additional ethanol production capacity would need to come from existing plant expansions and new plant construction. Furthermore, the United States' petroleum industry is pursuing a repeal of all federal oxygenated fuel requirements. If such a repeal is successful, whether limited to or expanded beyond California, the demand for ethanol would not increase and could diminish. These companies also have sufficient resources to begin production of ethanol should they choose to do so. Competition from these companies may have a material adverse effect on our operations, cash flows and financial performance.

        ETBE's advantages over ethanol include its low affinity for water and low vapor pressure. Because petroleum pipelines and storage tanks contain water in various amounts, ETBE's low affinity for water allows it to be distributed through existing pipeline systems, as contrasted with ethanol, which is best shipped via transport truck or rail car. In addition, blending ETBE with gasoline reduces the overall vapor pressure of the blend thereby reducing the normal volatile organic compound evaporative emissions. ETBE is not widely commercially available yet, and it may suffer from the same negative environmental effects as MTBE. Scientific research to better define the properties of ETBE as it relates to the environment is underway.

Employees

        Prior to completion of the plant construction and commencement of operations, we intend to hire approximately 45 full-time employees. Approximately five of our employees will be involved primarily in management and administration and the remainder will be involved primarily in plant operations. As of the date of this prospectus, we have not hired any employees.

        The following table represents some of the anticipated positions within the plant and the minimum number of individuals we expect will be full-time personnel:

Position	# Full-Time Personnel
General Manager	1
Plant Manager	1
Bookkeeper	1
Secretary	1
Commodity Specialist	1
Lab Manager	1
Lab Assistant	2
Utilities, Maintenance and Safety Manager	1
Licensed Boiler Operator	2
Welder	1
Electrician	1
Electrician Technician	1
Maintenance Worker	4
Production Team Leaders	6
Team Production I	6
Team Production II	6
Rail Attendant	2
Truck Attendant	4
Grain Sampling & Records	1
Entry Level Floater	2
TOTAL	45

        The positions, titles, job responsibilities and number allocated to each position may differ when we begin to employ individuals for each position.

        We intend to enter into written confidentiality and assignment agreements with our officers and employees. Among other things, these agreements will require such officers and employees to keep all proprietary information developed or used by us in the course of our business strictly confidential.

        Our success will depend in part on our ability to attract and retain qualified personnel at a competitive wage and benefit level. We must hire qualified managers, accounting, human resources and other personnel. We operate in a rural area with low unemployment. There is no assurance that we will be successful in attracting and retaining qualified personnel at a wage and benefit structure at or below those we have assumed in our project. If we are unsuccessful in this regard, we may not be competitive with other ethanol plants and your investment may lose value.

Strategic Partners

Fagen, Inc.

        We have entered into a non-binding letter of intent with Fagen, Inc. in connection with the design, construction and operation of the proposed plant. Fagen, Inc. has been involved in the construction of more ethanol plants than any other company in this industry. The expertise of Fagen, Inc. in integrating process and facility design into a construction and operationally efficient facility is very important. Fagen, Inc. also has knowledge and support to assist our management team in executing a successful start-up. Fagen, Inc. is a meaningful project participant because of its investment and desire to facilitate the project's successful transition from start-up to day-to-day profitable operation.

Letter of intent with Fagen, Inc.

        We have not entered into any legally binding agreements with Fagen, Inc. or ICM, Inc. We have executed a letter of intent with Fagen, Inc. who has agreed to enter into good faith negotiations with us to prepare definitive agreements for financial, design and construction services. We expect to pay Fagen, Inc. $98,000,000 in exchange for the following services:

  •
  Providing a preliminary design and construction schedule and a guaranteed maximum price for the design and construction of the plant;

  •
  Assisting us with site evaluation and selection;

  •
  Designing and building the plant; and

  •
  Assisting us in locating appropriate operational management for the plant.

        We will be responsible for fees and expenses related to financing, such as printing and publication expenses, legal fees, ratings, credit enhancements, trustee or agent fees and any registration fees.

ICM, Inc.

        ICM, Inc. is a full-service engineering, manufacturing and merchandising firm based in Colwich, Kansas and is expected to be the principal subcontractor for the plant. ICM, Inc. is expected to provide the process engineering operations for Fagen, Inc. ICM, Inc.'s merchandising operation currently procures and markets various grain products.

        ICM, Inc. personnel have over 60 years of combined dry and wet mill operation and design experience. They have been involved in the research, design and construction of ethanol plants for many years. Principals of ICM, Inc. have over twenty years of experience in the ethanol industry and have been involved in the design, fabrication and operations of many ethanol plants.

Construction and timetable for completion of the project

        Assuming this offering is successful, and we are able to complete the debt portion of our financing, we estimate that the project will be completed approximately 14 to 16 months after we close on this offering. This schedule further assumes that two months of detailed design will occur prior to closing and a 14 to 16 month construction schedule followed by two months of commissioning. This schedule also assumes that weather, interest rates, and other factors beyond our control do not upset our timetable. There can be no assurance that the timetable that we have set will be followed, and factors or events beyond our control could hamper our efforts to complete the project in a timely fashion.

Regulatory Permits

        We will be subject to extensive air, water and other environmental regulations and we will need to obtain a number of environmental permits to construct and operate the plant. In addition, it is likely that our senior debt financing will be contingent on our ability to obtain the various required environmental permits. We are anticipating engaging ICM, Inc. to coordinate and assist us with obtaining all environmental permits, and to advise us on general environmental compliance. We are anticipating that Fagen, Inc. will be responsible for all necessary construction permits.

        Of the permits described below, we must obtain the Minor Construction Permit for air emissions and the Construction Storm Water Discharge Permit prior to starting construction. The remaining permits will be required shortly before or shortly after we can begin to operate the plant. If for any reason any of these permits are not granted, construction costs for the plant may increase, or the plant may not be constructed at all. In addition to the state requirements, the United States Environmental Protection Agency ("EPA") could impose conditions or other restrictions in the permits that are detrimental to us or which increase permit requirements or the testing protocols and methods necessary to obtain a permit either before, during or after the permitting process. The State of Nebraska and the EPA could also modify the requirements for obtaining a permit. Any such event would likely have a material adverse impact on our operations, cash flows and financial performance.

        Even if we receive all required permits from the State of Nebraska, we may also be subject to regulations on emissions from the EPA. Currently, the EPA's statutes and rules do not require us to obtain separate EPA approval in connection with the construction and operation of the proposed plant. Additionally, environmental laws and regulations, both at the federal and state level, are subject to change, and changes can be made retroactively. Consequently, even if we have the proper permits at the present time, we may be required to invest or spend considerable resources to comply with future environmental regulations or new or modified interpretations of those regulations to the detriment of our financial performance.

Minor construction permit for air emissions

        Our preliminary estimates indicate that this facility will be considered a minor source of regulated air pollutants. There are a number of emission sources that are expected to require permitting. These sources include the boiler, ethanol process equipment, storage tanks, scrubbers, and baghouses. The types of regulated pollutants that are expected to be emitted from our plant include PM10, CO, NOx and VOCs. The activities and emissions mean that we are expected to obtain a minor construction permit for the facility emissions. Because of regulatory requirements, we anticipate that we will agree to limit production levels to a certain amount, which may be slightly higher than the production levels described in this document (currently projected at 100 million gallons per year at the nominal rate with the permit at a slightly higher rate) in order to avoid having to obtain Title V air permits. These production limitations will be a part of the minor construction permit. If we exceed these production limitations, we could be subjected to very expensive fines, penalties, injunctive relief and civil or criminal law enforcement actions. Exceeding these production limitations could also require us to pursue a Title V air permit. There is also a risk that further analysis prior to construction, a change in design assumptions or a change in the interpretation of regulations may require us to file for a Title V air permit. If we must obtain a Title V air permit, then we will experience significantly increased expenses and a significant delay in obtaining a subsequently sought Title V air permit. There is also a risk that the State might reject a Title V air permit application and request additional information, further delaying startup and increasing expenses. Even if we obtain a minor construction permit prior to construction, the air quality standards may change, thus forcing us to later apply for a Title V air permit. There is also a risk that the area in which the plant is situated may be determined to be a nonattainment area for a particular pollutant. In this event, the threshold standards that require a Title V permit may be changed, thus requiring us to file for and obtain a Title V air permit. The cost of complying and documenting compliance should a Title V air permit be required is also higher. It is also possible that in order to comply with applicable air regulations or to avoid having to obtain a Title V permit, we would have to install additional air pollution control equipment such as additional or different scrubbers.

Air pollution standard

        There are a number of standards which may affect the construction and operation of the plant going forward. The Prevention of Significant Deterioration ("PSD") regulation creates more stringent and complicated permit review procedures for construction permits. It is possible, but not expected, that the plant may exceed applicable PSD levels for NOx, CO, and VOCs.

Waste Water National Pollutant Discharge Elimination System Permits (INPDES Permits)

        We expect that we will use water to cool our closed circuit systems in the proposed plant. Although the water in the cooling system will be re-circulated to decrease facility water demands, a certain amount of water will be continuously replaced to make up for evaporation and to maintain a high quality of water in the cooling tower. In addition, there will be occasional blowdown water that will have to be discharged. The exact details regarding the source of water and the amount of non-process and other wastewater that needs to be discharged will not be known until tests confirm the water quality and quantity for the site. Although unknown at this time, the quality and quantity of the water source and the specific requirements imposed by the Nebraska DEQ for discharge will materially affect the financial performance of the Company. We expect to apply for a Nebraska Pretreatment Permit (NPP) for the discharge of the non-process waste water. We expect to file for a permit to allow the discharge of wastewater from a manufacturing or commercial operation. We expect to apply for a NPDES wastewater construction site permit prior to construction. This permit will require submission of plans and specifications with the Nebraska DEQ. We do not expect to require a permit for the land application or discharge of process wastewater based on the design proposed by our engineers. There can be no assurances that these permits will be granted to us. If these permits are not granted, then our plant may not be allowed to operate. However, we anticipate receiving the permits because Nebraska has no statute or regulation governing or limiting the withdrawal of water from wells, and because we will not be transferring water from one water district or basin to another, no well withdrawal permit will be sought or required.

Storm Water Discharge Permit and Storm Water Pollution Prevention Program (General NPDES Permits)

        Before we can begin construction of our proposed ethanol plant, we must obtain a construction storm water discharge permit from the Nebraska Department of Environmental Quality ("General Permit NER 100000"). This permit application must be filed 90 days before construction begins. In connection with this permit, we must have a Pollution Prevention Plan in place that outlines various measures we plan to implement to prevent storm water pollution. The plan must be submitted, but need not be approved by the Nebraska Department of Environmental Quality. We anticipate, but there can be no assurances, that we will be able to obtain a General Permit NER 100000. We must also file a separate application for a General Permit NER000000 for industrial storm water discharges. The application for the General Permit for industrial storm water discharges, NER000000, must be filed 24 hours prior to the start of operations. We anticipate, but there can be no assurances, that we will be able to obtain a General Permit NER000000 storm water discharge permit. HDR Engineering, Inc. is expected to assist us in obtaining this permit.

New source performance standards

        The plant will be subject to New Source Performance Standards for both the plant's distillation processes and the storage of volatile organic compounds used in the denaturing process. These duties include initial notification, emissions limits, compliance, monitoring requirements, and record keeping requirements.

Spill prevention, control, and countermeasures plan

        Before we can begin operations, we must prepare and implement a Spill Prevention Control and Countermeasure ("SPCC") plan in accordance with federal guidelines. This plan will address oil pollution prevention regulations and must be reviewed and certified by a professional engineer. The SPCC must be reviewed and updated every three years.

Bureau of Alcohol, Tobacco, and Firearms Requirements

        Because ethanol is made from potentially human-consumable alcohol, we must comply with applicable Bureau of Alcohol, Tobacco and Firearms regulations before we can begin operations. These regulations require that we first make application for and obtain an alcohol fuel producer's permit. The application must include information identifying the principal persons involved in our venture and a statement as to whether any of them have ever been convicted of a felony or misdemeanor under federal or state law. The term of the permit is indefinite until terminated, revoked or suspended. The permit also requires that we maintain certain security measures. We must also secure an operations bond. There are other taxation requirements related to special occupational tax and a special stamp tax. We expect to apply for this permit prior to commencement of construction of the plant.

Risk management plan

        We are currently in the process of determining whether anhydrous ammonia or aqueous ammonia will be used in our production process. Under the Clean Air Act, stationary sources with processes that contain more than a threshold quantity of a regulated substance are required to prepare and implement a Risk Management Plan. If we use anhydrous ammonia, we must establish a plan to prevent spills or leaks of the ammonia and an emergency response program in the event of spills, leaks, explosions or other events that may lead to the release of the ammonia into the surrounding area. The same requirement may also be true for denaturant. This determination will be made as soon as the exact chemical makeup of the denaturant is obtained. We will need to conduct a hazardous assessment and prepare models to assess the impact of an ammonia and/or denaturant release into the surrounding area. The program will be presented at one or more public meetings. However, if we use aqueous ammonia, the risk management program will only be needed for the denaturant. In addition, it is likely that we will have to comply with the prevention requirements under OSHA's Process Safety Management Standard. These requirements are similar to the Risk Management Plan requirements. The Risk Management Plan should be filed before use.

Environmental Protection Agency

        Even if we receive all Nebraska environmental permits for construction and operation of the plant, we will also be subject to oversight activities by the EPA. There is always a risk that the EPA may enforce certain rules and regulations differently than Nebraska's environmental administrators. Nebraska or EPA rules and regulations are subject to change, and any such changes may result in greater regulatory burdens.

Nuisance

        Ethanol production has been known to produce an odor to which surrounding residents could object. Ethanol production may also increase dust in the area due to operations and the transportation of grain to the plant and ethanol and distillers dried grains from the plant. Such activities may subject us to nuisance, trespass, or similar claims by employees or property owners or residents in the vicinity of the plant. To help minimize the risk of nuisance claims based on odors related to the production of ethanol and its by-products, we intend to install a thermal oxidizer in the plant. See "DESCRIPTION OF BUSINESS—Thermal Oxidizer" for additional information. Nonetheless, any such claims or increased costs to address complaints may have a material adverse effect on us, our operations, cash flows, and financial performance.

        We are not currently involved in any litigation involving nuisance or any other claims.

Endangered Species

        Nebraska's Nongame and Endangered Species Conservation Act requires that the Nebraska Department of Natural Resources review a proposed site to determine if it will have a negative impact on endangered species. It is possible that this review will result in requirements being imposed in order to reduce or eliminate the impact on an endangered or threatened species. It is possible that such requirements might increase costs and reduce our profitability and the value of your investment.

Archeological and Historical Sites

        State Historic Preservation Office of the Nebraska State Historical Society will be asked to review the site plan and proposed use of the site to determine if it will negatively impact any archeological or historical site. It is possible that this review will result in requirements being imposed in order to reduce or eliminate the impact on an archaeological or historical site. It is possible that such requirements might increase costs and reduce our profitability and the value of your investment.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

        Our amended and restated operating agreement provides that our initial board of directors will be comprised of no fewer than three and no more than 13 members. However, at the first annual or special meeting of the members following the date on which substantial operations of the ethanol plant commences, the number of directors shall be reduced and become fixed at nine. The initial board of directors will serve until the first annual or special meeting of the members following the date on which substantial operations of the ethanol plant commences. The amended and restated operating agreement provides that if the reduction in the number of directors at the first annual or special meeting requires the removal of any director, John T. Porter, Robert W. Holmes and Revis L. Stephenson, III shall not be included in the directors removed at that time. The amended and restated operating agreement further provides for a staggered board of directors, where, upon the expiration of the initial board, the first group of directors shall serve for one year, the second group shall serve for two years, and the third group shall serve for three years. The successors for each group of directors shall be elected for a 3-year term and at that point, one-third of the total number of directors will be elected by the members each year. The directors shall be placed into groups by resolution of the initial board of directors prior to the expiration of the initial term. Our amended and restated operating agreement provides that John T. Porter will be in Group I; Robert W. Holmes will be in Group II; and Revis L. Stephenson, III will be in Group III. The groups for the remaining directors will be determined at a later date.

Identification of Directors, Executive Officers and Significant Employees

        The following table shows our directors and officers as of the date of this prospectus:

Board Member	Office
Revis L. Stephenson, III	Chairman and Director
Robert W. Holmes	Treasurer and Director
Larry L. Cerny	Secretary and Director
Troy Otte	Director
John E. Lovegrove	Director
Robert E. Bettger	Director
John T. Porter	Director
Richard W. Hughes	Director
Keith E. Spohn	Director

Business Experience of Directors and Officers

        The following is a brief description of the business experience and background of our officers and directors.

Revis L. Stephenson III, Chairman—Age 39, 1850 Fox Ridge Road, Orono, MN.

        Mr. Stephenson has 15 years experience in the investment industry and currently holds series 7, series 63 and series 65 licenses. During his career he has gained experience in the public and private markets where his responsibilities included placement of equity and debt, assisting with structuring, and pricing. Mr. Stephenson been Vice President Institutional Sales, for the fixed income originations group of a New York based financial services firm since June of 2002. Prior to that, he was Vice President Investments for MJSK Securities for 5 years. He was also with Piper Jaffray Inc., where he left as Managing Director, Investments, for 7 years before joining MJSK Securities. Mr. Stephenson received a bachelors of Science from the University of Minnesota in Economics.

        Mr. Stephenson has served as our director since our inception.

Robert W. Holmes, Treasurer—Age 58, 206 Dawnee Street, Tomah, WI.

        Mr. Holmes founded Timberwood Bank in 2003, where he is currently Chairman of the Board, President and a principal shareholder. For 5 years prior, he managed an insurance agency which he also founded.

        Mr. Holmes has served as our director since our inception.

Larry L. Cerny, Secretary—Age 64, 810 N 8th Street., Geneva, NE.

        Mr. Cerny owned and operated a supermarket in Geneva for 35 years. He was part-owner of supermarkets in Minden, Waverly, Falls City, Hickman, and Neligh, NE, and Sabetha, KS. In 1972, he co-founded Geotechnical Services Inc., a geotech and environmental engineering firm, with offices in Omaha, Lincoln, and Grand Island, NE, Wichita, KS, and Des Moines, IA where Mr.Cerny has served as Chairman of the Board for the past 20 years.

        Mr. Cerny has served as our director since April 6, 2005.

Robert E. Bettger, Director—Age 57, 910 9th Street, Fairmont, NE.

        For the past 5 years, Mr. Bettger has owned and operated a farm near Fairmont that consists of 5000 acres of irrigated corn and soybeans, including hybrid seed production for Pioneer Hybrid International.

        Mr. Bettger has served as our director since April 6, 2005.

Richard W. Hughes, Director—Age 52, 810 N 1st St., Geneva, NE.

        For the past 5 years, Mr. Hughes has owned and operated a family farm in the Geneva area consisting of 1500 acres of corn and soybeans. Mr. Hughes is active in Boy Scouts and Rotary Club.

        Mr. Hughes has served as our director since April 6, 2005.

John E. Lovegrove, Director—Age 50, 902 Road F, Fairmont, NE.

        Mr. Lovegrove has been a life long farmer in Fillmore County, NE. He operates a family farm along with two brothers consisting of 8000 acres of irrigated corn, soybeans and Pioneer Hy-Brid International seed corn. Mr. Lovegrove has been a member of the Fairmont School Board and active on the Community Church Board.

        Mr. Lovegrove has served as our director since April 6, 2005.

Troy Otte, Director—Age 37, 429 Florida Court, York, NE.

        Mr. Otte has been an active farmer in the Fillmore County, NE area since 1990. His current operation consists of 1600 acres of corn, soybeans, and wheat, with both irrigated and dry land acres.

        Mr. Otte has served as our director since April 6, 2005.

John T. (Jack) Porter, Director—Age 64, 4424 South 179th Street, Omaha, NE.

        Mr. Porter and Paul Casper are equal owners of BioEnergy Capital Consultants, LLC a South Dakota Limited Liability Company, which they formed in January of 2004. BioEnergy Capital Consultants specializes in providing consulting services to ethanol plants. In 2003, Jack worked for Value Add Ventures and from 2000 through 2002 he had his own agricultural consulting firm called Evergreen Consulting Group.

        Mr. Porter has served as our director since our inception.

Keith E. Spohn, Director—Age 56, 706 Road C, Friend, NE.

        Mr. Spohn has been farming since 1969. For the past 5 years his farming operations have included 4,000 acres of corn, soybeans and seed corn.

        Mr. Spohn has served as our director since April 6, 2005.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

        The following table sets forth certain information regarding the beneficial ownership of our units as of the date of this prospectus, by each person or entity known by us to be the beneficial owner of more than five percent of the outstanding units:

Title of Class	Name and Address	Amount and nature of beneficial owner	Percent of Class
Membership Unit	Revis L. Stephenson, III 1850 Fox Ridge Road Orono, MN 55356	205,000	32.8%
Membership Unit	Holmes Residuary Trust 206 Dawnee Street Tomah, WI 54660	115,000	18.4%
Membership Unit	BioEnergy Capital Consultants, LLC 44095 212th Street Lake Preston, SD 57249	50,000	8.0%

Security Ownership of Management

        As of the date of this prospectus, our directors and officers own membership units as follows:

UNITS BENEFICIALLY OWNED BY DIRECTORS AND OFFICERS

					Percentage of Total After the Offering(2)
Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner(1)		Percent of Class Prior to Offering	Maximum Units Sold in Offering	Minimum Units Sold in Offering
Membership Units	Revis L. Stephenson, III 1850 Fox Ridge Road Orono, MN 55356	205,000	(3)	32.8%	2.8%	5.1%
Membership Units	Robert W. Holmes(4) 206 Dawnee Street Tomah, WI 54660	115,000	(5)	18.4%	1.6%	2.9%
Membership Units	John T. Porter(6) 44095 212th Street Lake Preston, SD 57249	50,000	(7)	8.0%	0.68%	1.3%
Membership Units	Troy Otte 429 Florida Court York, NE 68467	19,500		3.1%	0.27%	0.49%
Membership Units	Richard Hughes(9) 801 N. 1st Geneva, NE 68361	19,500		3.1%	0.27%	0.49%
Membership Units	Robert Bettger 910 9th Avenue Fairmont, NE 68354	18,000		2.9%	0.24%	0.45%
Membership Units	John E. Lovegrove 902 Road F Fairmont, NE 68354	18,000		2.9%	0.24%	0.45%
Membership Units	Larry L. Cerny(8) 810 N. Street Geneva, NE 68361	15,000		2.4%	0.20%	0.38%
Membership Units	Keith Spohn 706 County Road C Friend, NE 68359	15,000		2.4%	0.20%	0.38%
Membership Units	All Directors and Officers as a Group	475,000		76.0%	6.5%	11.94%

(1)
Includes the units issued to the directors and officers through the close of the seed capital private placement on April 14, 2005; the units distributed to directors and officers in the unit distribution to all of our unit holders; and units issued to directors and officers in exchange for consulting and project development services.

(2)
Assumes no additional purchases in this offering.

(3)
Units are owned by the Holmes Residuary Trust.

(4)
Includes restricted units.

(5)
Includes restricted units.

(6)
Units are owned by BioEnergy Capital Consultants, LLC.

(7)
Includes restricted units.

(8)
Units are owned by the Larry L. Cerny Trust.

(9)
Units are owned by Richard and Kay Hughes.

EXECUTIVE COMPENSATION

        Revis L. Stephenson, III is currently serving as our chairman and Robert W. Holmes is currently serving as our Treasurer. We entered into a project development fee agreement with Revis L. Stephenson, III and Robert W. Holmes, to pay them together, a total fee equal to one percent of the total project cost. Upon completion of our seed capital private placement and subsequent to performing the unit distribution equal to two units for every one unit issued and outstanding, we paid Revis L. Stephenson, III and Robert W. Holmes, together, a total development fee equal to 125,000 membership units in exchange for their efforts to organize and develop Advanced BioEnergy. These 125,000 membership units are subject to the following restrictions:

  •
  upon the dissolution, bankruptcy or insolvency of Advanced BioEnergy generally to pay debts as they become due, or an assignment by Advanced BioEnergy for the benefit of creditors, or the commencement of any case or proceeding in respect of Advanced BioEnergy under any bankruptcy, insolvency or similarly laws, Mr. Holmes and Mr. Stephenson shall return the restricted units to Advanced BioEnergy without payment of consideration by Advanced BioEnergy and the restricted units shall be deemed to have been forfeited by Mr. Holmes and Mr. Stephenson;

  •
  upon voluntary resignation as a member of Advanced BioEnergy's board of directors by Mr. Holmes and/or Mr. Stephenson, Mr. Holmes and/or Mr. Stephenson shall return the restricted units to Advanced BioEnergy without payment of consideration by Advanced BioEnergy and such restricted units shall be deemed to have been forfeited by Mr. Holmes and/or Mr. Stephenson; and

  •
  the restricted units may not be sold, transferred, assigned, pledged, encumbered or otherwise alienated or hypothecated unless the restrictions have lapsed.

        All of the above restrictions on the units shall lapse on the date upon which our ethanol plant begins producing ethanol for sale. Additionally, the number of units subject to the restriction concerning voluntary resignation of Mr. Stephenson and/or Mr. Holmes shall be reduced by one-third following the filing of this Form SB-2, the execution of definitive debt financing documents, and the production of ethanol for sale.

        Mr. Stephenson may be entitled to additional units up to 1% of total project cost on the date the plant begins producing ethanol if the actual project development cost exceeds the estimated cost used for purposes of the previous distribution of 125,000 units to Mr. Stephenson and Mr. Holmes. However, if the actual project cost is less than the estimated cost used for purposes of the initial distribution, Mr. Stephenson is required to forfeit units back to Advanced BioEnergy.

        We entered into a consulting agreement with BioEnergy Capital Consultants, LLC, Lake Preston, South Dakota, as a project development consultant. BioEnergy Capital Consultants is owned and operated by one of our directors, John T. Porter, along with Paul Casper of Lake Preston, South Dakota. In exchange for services and as provided in our agreement, we transferred 2,500 unrestricted membership units in Advanced BioEnergy to BioEnergy Capital Consultants, LLC. Following our previous seed capital private placement, we performed a unit distribution to all unit holders, including BioEnergy Capital Consultants, LLC equal to two additional membership units for every one membership unit issued and outstanding. Subsequent to performing this distribution, BioEnergy Capital Consultants, LLC received an additional 42,500 membership units in Advanced BioEnergy for a total of 50,000 membership units. The additional 42,500 membership units are restricted and will be returned to Advanced BioEnergy without payment of consideration if construction of the ethanol plant has not commenced on or before December 31, 2007 and if Advanced BioEnergy is no longer actively pursuing the ethanol plant project, or if Advanced BioEnergy files Articles of Dissolution prior to beginning construction of the ethanol plant.

        These arrangements could cause Mr. Porter, Mr. Stephenson and Mr. Holmes conflicts of interest in decision-making related to our financing plan. These conflicts could threaten our ability to capitalize the project if these directors put their personal interests ahead of our best interests related to funding the project.

Employment Agreements

        In the future, we may enter into employment agreements with our executive officers or other employees that we may hire.

Reimbursement of Expenses

        We reimburse our officers and directors for expenses incurred in connection with their service. Our reimbursement policy is to reimburse our officers and directors for out-of-pocket expenses.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

        Our amended and restated operating agreement provides that none of our directors or members will be liable to us for any breach of their fiduciary duty. This could prevent both us and our unit holders from bringing an action against any director for monetary damages arising out of a breach of that director's fiduciary duty or grossly negligent business decisions. This provision does not affect possible injunctive or other equitable remedies to enforce a director's duty of loyalty for acts or omissions not taken in good faith, involving willful misconduct or a knowing violation of the law, or for any transaction from which the director derived an improper financial benefit. It also does not eliminate or limit a director's liability for participating in unlawful payments or distributions or redemptions, or for violations of state or federal securities laws. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is contrary to public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

        Under Delaware law, no member or director will be liable for any of our debts, obligations or liabilities merely because he or she is a member or director. In addition, Delaware law permits, and our amended and restated operating agreement contains, extensive indemnification provisions which require us to indemnify any officer or director who was or is party, or who is threatened to be made a party to a current or potential legal action because he or she is our director or officer. Our amended and restated operating agreement provides that we must also indemnify against expenses, including attorney fees, judgments, claims, costs and liabilities actually and reasonably incurred by these individuals in connection with any legal proceedings, including legal proceedings based upon violations of the Securities Act of 1933 or state securities laws. Our indemnification obligations may include criminal or other proceedings.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Fagen, Inc.

        On March 28, 2005, we entered into a letter of intent with Fagen, Inc. in which Fagen Inc. would design and build an ethanol plant for a price of $98,000,000. Under the terms of the letter of intent, Fagen, Inc. agrees to enter into definitive agreements to provide design and construction related services to us. The letter of intent does not constitute a binding agreement, but the parties are obligated to enter into good faith negotiations to prepare definitive agreements. Prior to negotiating definitive agreements, any party could withdraw from the terms of the letter of intent. Under the letter of intent, Fagen, Inc. agrees to provide services to us in the following areas:

  •
  providing a preliminary schedule and guaranteed maximum price and design-build contract for the design and construction of our plant;

  •
  assisting in all phases of the permitting process, including taking a lead role in obtaining all required permits for the construction and operation of the proposed plant;

  •
  designing and building the proposed plant in accordance with a design-build contract, based upon the Design-Build Institute of America form contract; and

  •
  assisting in identifying appropriate operational management for our plant.

Transactions with Revis L. Stephenson, III and Robert W. Holmes

        Revis L. Stephenson, III is currently serving as our chairman and Robert W. Holmes is currently serving as our Treasurer. We entered into a project development fee agreement with Revis L. Stephenson, III and Robert W. Holmes for the payment of a development fee equal to one percent of the total project cost. Following completion of our seed capital private placement, we paid these two directors a development fee equal to 125,000 restricted membership units based on the estimated project cost, in exchange for their efforts to organize and develop our company. These units are restricted pursuant to the Project Development Fee Agreement between us and Mr. Stephenson and Mr. Holmes. We may be obligated to pay additional unit to Mr. Stephenson upon substantial completion of the project if the actual total cost of the project exceeds the estimated total project cost. Likewise, Mr. Stephenson may be required to forfeit units back to Advanced BioEnergy if the actual total project cost is less than the estimated total project cost

        Robert W. Holmes is currently the president of our primary bank depository, Timberwood Bank of Tomah, Wisconsin.

Transaction with BioEnergy Capital Consultants, LLC

        We entered into a consulting agreement with BioEnergy Capital Consultants, LLC, Lake Preston, South Dakota, as a project development consultant. BioEnergy Capital Consultants is owned and operated by one of our directors, John T. Porter, along with Paul Casper of Lake Preston, South Dakota. In exchange for services, we transferred 2,500 unrestricted membership units to BioEnergy Capital Consultants, LLC. Following our previous seed capital private placement, we performed a unit distribution to all of our unit holders, including BioEnergy Capital Consultants equal to two membership units for every one membership unit issued and outstanding. Subsequent to the distribution of two units for every one unit issued and outstanding, BioEnergy Capital Consultants, LLC received an additional 42,500 membership units for a total of 50,000 membership units. The additional 42,500 membership units are restricted and will be returned to us without payment of consideration if construction of the ethanol plant has not commenced on or before December 31, 2007, and if we are no longer actively pursuing the ethanol plant project, or if we file Articles of Dissolution prior to beginning construction of the Project.

PLAN OF DISTRIBUTION

        Before purchasing any units, an investor must execute a subscription agreement, a promissory note and security agreement and sign our amended and restated operating agreement. The subscription agreement will contain, among other provisions, an acknowledgement that the investor received a prospectus, such as this, and that the investor agrees to be bound by our amended and restated operating agreement. All subscriptions are subject to approval by our directors and we reserve the right to reject any subscription agreement.

The Offering

        We are offering, on a best efforts basis, a maximum of 6,735,500 units and a minimum of 3,366,250 units at a purchase price of $10 per unit. You must purchase a minimum of 2,500 units to participate in the offering. Following the initial minimum purchase, you may purchase additional units in increments of 100 units. Our board of directors determined the offering price for the units arbitrarily, without any consultation with third parties. The offering price of the units is not, therefore, based on customary valuation or pricing techniques for new issuances. We anticipate our directors, as listed on page 6 of this prospectus, will sell our units in this offering, without the use of an underwriter. We will not pay commissions to our directors for these sales.

        Our minimum offering amount is $33,662,500 and our maximum offering amount is $67,325,000. The offering will close upon the earliest occurrence of (1) our acceptance of subscriptions for units equaling the maximum amount of $67,325,000; (2) on [one year from the effective date of this registration statement]. However, we may close the offering any time after the acceptance of subscriptions for units equaling the minimum amount of $33,662,500; or (3) we may elect to abandon or terminate the offering. After the offering, there will be 7,357,500 units issued and outstanding if we sell the maximum number of units offered in this offering and 3,991,250 units issued and outstanding if we sell the minimum number of units offered in this offering. This includes 625,000 units previously issued in our seed capital private placement.

        Our directors and officers will be allowed to purchase the units that are being offered. These units may be purchased for the purpose of satisfying the minimum amount of units required to close the offering. Units purchased by these individuals and entities will be subject to the same restrictions regarding transferability as described in this prospectus and our amended and restated operating agreement, and will, therefore, be purchased for investment, rather than resale.

        You should not assume that we will sell the $33,662,500 minimum only to unaffiliated third party investors. We may sell units to affiliated or institutional investors that may acquire enough units to influence the manner in which we are managed. These investors may influence the business in a manner more beneficial to them than to other investors.

        We plan to register the offering in the following states: Florida, Iowa, Kansas, Nebraska, South Dakota, Texas and Wisconsin, state securities regulatory bodies. We may also offer or sell our units in other states in reliance on exemptions from the registration requirements of the laws of those other states. However, we may not generally solicit investors in any jurisdictions other than Florida, Iowa, Kansas, Nebraska, South Dakota, Texas and Wisconsin. This limitation may result in the offering being unsuccessful.

        We are expecting to incur expenses, including organization costs and pre production period costs in the amount of approximately $2,610,000 to complete this offering.

Suitability of Investors

        Investing in the units offered hereby involves a high degree of risk. Accordingly, the purchase of units is suitable only for persons of substantial financial means that have no need for liquidity in their investments and can bear the economic risk of loss of any investment in the units. Units will be sold only to persons that meet these and other requirements. You cannot invest in this offering unless you meet one of the following 5 suitability tests: (1) You regularly participate in the operations or management of a farming operation and file a Schedule F as part of your annual Form 1040 or 1041 filing with the Internal Revenue Service; (2) You have at least 150 acres of agricultural farmland under production; (3) You are a shareholder, member, manager or director of a family farm corporation, family farm limited liability company or family farm partnership; (4) you have annual income from whatever source of at least $45,000 and you have a net worth of at least $45,000 exclusive of home, furnishings and automobiles; or (5) you have a net worth of at least $100,000 exclusive of home, furnishings and automobiles. For married persons, the tests will be applied on a joint husband and wife basis regardless of whether the purchase is made by one spouse or the husband and wife jointly. Even if you represent that you meet the suitability standards set forth above, the board of directors reserves the right to reject any subscription for any reason, including if the board determines that the units are not a suitable investment for you.

        Each subscriber must make written representations that he/she/it:

  •
  is purchasing such units for the purpose of investment and not for resale;

  •
  has been encouraged to rely upon the advice of such subscriber's legal counsel and accountants or other financial advisers with respect to the tax and other considerations relating to the purchase of units; and

  •
  will acquire the units for the subscriber's own account without a view to public distribution or resale and that such subscriber has no contract, undertaking, agreement or arrangement to sell or otherwise transfer or dispose of any units or any portion thereof to any other person.

Subscription Period

        The offering must close upon the earlier occurrence of (1) our acceptance of subscriptions for units equaling the maximum amount of $67,325,000; (2) on [one year from the effective date of this registration statement]. However, we may close the offering any time prior to [one year from the effective date of this registration statement] upon the sale of the minimum aggregate offering amount of $33,662,500; or (3) we may elect to abandon or terminate the offering. We may admit members and continue to offer any remaining units to reach the maximum number to be sold until the offering closes. We reserve the right to cancel or modify the offering, to reject subscriptions for units in whole or in part and to waive conditions to the purchase of units. Additionally, in our sole discretion, we may also determine that it is not necessary to sell all available units.

        This offering may be terminated for a variety of reasons, most of which are discussed in detail in the section entitled "RISK FACTORS." In the event of termination of this offering prior to its successful closing, funds invested with us will be returned with nominal interest, less escrow fees. In that event, we intend to return those funds by the close of the next business day or as soon as possible after the termination of the offering.

Subscription Procedures

        Before purchasing any units, you must complete the subscription agreement included as exhibit C to this prospectus, draft a check payable to "Geneva State Bank, Escrow Agent for Advanced BioEnergy, LLC" in the amount of not less than 10% of the amount due for the units for which subscription is sought, which amount will be deposited in the escrow account; sign a full recourse promissory note and security agreement; and deliver to us these items and an executed copy of the signature page of our amended and restated operating agreement. In the subscription application, an investor must make representations to us concerning, among other things, that he or she has received our prospectus and any supplements, agrees to be bound by the amended and restated operating agreement and understands that the units are subject to significant transfer restrictions. The subscription application also requires information about the nature of your desired ownership, your state of residence, and your taxpayer identification or Social Security Number. We encourage you to read the subscription agreement carefully.

        Once we receive subscriptions for the minimum amount of the offering, we will mail written notice to our investors that full payment under the promissory note is due within 20 days. We will deposit funds paid in satisfaction of the promissory notes into our escrow account where they will be held until we satisfy the conditions for releasing funds from escrow. Unpaid amounts will accrue interest at a rate of 12% per year and each investor will agree to reimburse us for amounts we must spend to collect the outstanding balance. In the event that a subscriber defaults on the promissory note, we intend to pursue that defaulting subscriber for payments of the amount due by any legal means, including, but not limited to, retention of the initial 10% payment and acquisition of a judgment against the subscriber.

        If you subscribe to purchase units after we have received subscriptions for the aggregate minimum offering amount of $33,662,500, you will be required to pay the full purchase price immediately upon subscription.

        We might not consider acceptance or rejection of your application until after we have received applications totaling at least $33,662,500 from investors or until a future date near the end of this offering. If we accept your subscription and meet the conditions for releasing funds from escrow, your subscription will be credited to your capital account in accordance with our amended and restated operating agreement and we will issue to you a membership unit certificate signifying the ownership of your membership units. If we reject your subscription, we will return your subscription, check, and signature page within thirty days of rejection.

        Changes in the offering's material terms after the registration statement's effectiveness will terminate the original offer and subscribers would then be entitled to a refund. Material changes include the following: (1) extension of the offering beyond the year currently contemplated; (2) change in the offering price other than that disclosed in this prospectus; (3) change in the minimum purchase required of investors; (4) change in the amount of proceeds necessary to release the proceeds in escrow; and (5) material change in the application of proceeds.

        If you are deemed the beneficial owner of 5% or more of our issued and outstanding units you may have reporting obligations under Section 13 and Section 16 of the Securities and Exchange Act. If you anticipate being a beneficial owner of 5% or more of our outstanding units you should consult legal counsel to determine what filing and reporting obligations may be required under the federal securities laws.

Escrow Procedures

        Proceeds from subscriptions for the units will be deposited in an interest-bearing escrow account that we have established with the Geneva State Bank, as escrow agent under a written escrow agreement. We will not release funds from the escrow account until specific conditions are satisfied. The conditions are (1) the subscription proceeds in the escrow account equals or exceeds $33,662,500, exclusive of interest; (2) our receipt of a written debt financing commitment for debt financing ranging from $67,325,000 to $100,987,500, depending on the amount necessary to fully capitalize the project; (3) we elect, in writing, to terminate the escrow agreement; and (4) we have sent an affidavit prepared by our escrow agent to the states in which our units are registered stating that conditions (1) and (2) have been met.

        We will invest the escrow funds in short-term certificates of deposit issued by a bank, short-term securities issued by the United States government, money market funds, repurchase agreements or other financial vehicles including those available through the escrow agent. Even if we are successful in releasing funds from escrow, we intend to allow the offering to continue until [one year from date of effectiveness of this registration statement]or some earlier date, at our discretion. If we sell units for the aggregate minimum offering price of $33,662,500 prior to [one year from the effective date of this registration statement], we may demand and collect the balance of the purchase price payable on these units after [one year from the effective date of this registration statement].We may terminate the offering prior to closing the offering in which event we will return your investment, with interest, less escrow fees, by the close of the next business day or as soon as possible after the termination of the offering under the following scenarios:

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  if we determine in our sole discretion to terminate the offering prior to [one year from effective date of this registration statement]; or

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  if we do not raise the $33,662,500 minimum aggregate offering amount by [one year from effective date of this registration statement].

Delivery of Unit Certificates

        If we satisfy the conditions for releasing funds from escrow, we will issue certificates for the units subscribed in the offering upon such release. Unless otherwise specifically provided in the subscription agreement, we will issue certificates for any subscription signed by more than one subscriber as joint tenants with full rights of survivorship. We will imprint the certificates with a conspicuous legend referring to the restrictions on transferability and sale of the units. See "DESCRIPTION OF MEMBERSHIP UNITS—Restrictive Legend on Membership Certificates."

Summary of Promotional and Sales Material

        In addition to and apart from this prospectus, we may use certain sales material in connection with this offering. The material may include a brochure, question-and-answer booklet, speech for public seminars, invitations to seminars, news articles, public advertisements and audio-visual materials. In certain jurisdictions, such sales materials may not be available. This offering is made only by means of this prospectus and other than as described herein, we have not authorized the use of any other sales material. Although the information contained in such sales materials does not conflict with any of the information contained in this prospectus, such material does not purport to be complete and should not be considered as a part of this prospectus or of the registration statement of which this prospectus is a part, or as incorporated in this prospectus or the registration statement by reference.

DESCRIPTION OF MEMBERSHIP UNITS

        An investor in us is both a holder of units and a member of the limited liability company at the time of acceptance of the investment. As a unit holder, an investor will be entitled to certain economic rights, such as the right to the distributions that accompany the units. As a member of the limited liability company, an investor will be entitled to certain other rights, such as the right to vote at our member meetings. Although an investor will usually play both the role of member and unit holder, these roles may be separated upon termination of membership in the limited liability company. The separation of such roles may include the loss of certain rights, such as voting rights.

Membership Units

        Ownership rights in us are evidenced by units. There is one class of membership units in Advanced BioEnergy. Each unit represents a pro rata ownership interest in our capital, profits, losses and distributions. Unit holders who are also members have the right to vote and participate in our management as provided in the amended and restated operating agreement. We maintain a membership register at our principal office setting forth the name, address, capital contribution and number of units held by each member.

Restrictive Legend on Membership Certificate

        We will place restrictive legends on your membership certificate or any other document evidencing ownership of our units. The language of the legend will be similar to the following:

    The transferability of the units represented by this certificate is restricted. Such units may not be sold, assigned, or transferred, nor will any assignee, vendee, transferee or endorsee thereof be recognized as having acquired any such units for any purposes, unless and to the extent such sale, transfer, hypothecation or assignment is permitted by, and is completed in strict accordance with, applicable state and federal law and the terms and conditions set forth in the Operating Agreement.

    The securities represented by this certificate may not be sold, offered for sale or transferred in the absence of an effective registration under the Securities Act of 1933, as amended, and under applicable state securities laws, or an opinion of counsel satisfactory to the Company that such transaction is exempt from registration under the Securities Act of 1933, as amended, and under applicable state securities laws.

Voting Limitations

        Each member is entitled to one vote per unit owned. Members may vote units in person or by proxy at a meeting of the unit holders, on all matters coming before a member vote. Members do not have cumulative voting or pre-emptive rights.

Separable Interests

        Although we are managed by our directors, our amended and restated operating agreement provides that certain transactions, such as amending our amended and restated operating agreement or dissolving the company, require member approval. Each member has the following rights:

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  to receive a share of our profits and losses;

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  to receive distributions of our assets, if and when declared by our directors;

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  to participate in the distribution of our assets in the event we are dissolved or liquidated;

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  to access information concerning our business and affairs at our place of business; and

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  to vote on matters coming before a vote of the members.

        Our amended and restated operating agreement provides that if your membership is terminated, regardless of whether you transfer your units or we admit a substitute member, then you will lose all your rights to vote your units and the right to access information concerning our business and affairs at our place of business. Under our amended and restated operating agreement, information that will be available exclusively to members includes state and federal tax returns and a current list of the names, addresses and capital account information of each member and unit holder. This information is available upon request by a member for purposes reasonably related to that person's interest as a member. In addition, a member's use of this information is subject to certain safety, security and confidentiality procedures established by us.

        Unit holders who are not members will continue to have the right to a share of our profits and losses and the right to receive distributions of our assets and to participate in the distribution of our assets in the event we are dissolved or liquidated. Unit holders will also have access to company information that is periodically submitted to the Securities and Exchange Commission. See "DESCRIPTION OF BUSINESS."

        Your membership interest may be terminated in accordance with the Delaware Limited Liability Company Act. In addition, if you are an individual, you will cease to be a member upon your death or if you have been declared incompetent by a court of law. If you are a corporation, trust, limited liability company, or partnership, you will cease to be a member at the time your existence is terminated. If you are an estate, then your membership will terminate when the fiduciary of the estate distributes all of your units. Accordingly, it is possible to be a unit holder of Advanced BioEnergy, but not a member.

        If you transfer your units, and the transfer is permitted by the amended and restated operating agreement, or has been approved by the board of directors, then the transferee will be admitted as a new member of Advanced BioEnergy only if the transferee:

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  agrees to be bound by our amended and restated operating agreement;

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  pays or reimburses us for legal, filing and publication costs that we incur relating to admitting such transferee as a new member, if any;

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  delivers, upon our request, any evidence of the authority such person or entity has to become a member of Advanced BioEnergy; and

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  delivers, upon our request, any other materials needed to complete transferee's transfer.

        The board of directors, in its discretion, may prohibit the transferee from becoming a member if he or she does not comply with these requirements.

Distributions

        Distributions are payable at the discretion of our board of directors, subject to the provisions of the Delaware Limited Liability Company Act, our amended and restated operating agreement and the requirements of our creditors. Our board has no obligation to distribute profits, if any, to members. Following completion of the seed capital private placement, the initial board of directors authorized a unit distribution to the all of our unit holders equal to two units for every one unit issued and outstanding in order to compensate those initial unit holders for the risk associated with each of their seed capital investments in Advanced BioEnergy. In addition, we made distributions of restricted units to our project development consultant and two of our directors in exchange for project development services. We have not made any cash distributions since our inception and we do not intend to declare any additional unit distributions or any cash distributions until after we begin generating revenue and satisfy any loan covenants required by our lenders.

        Unit holders are entitled to receive distributions of cash or property if and when a distribution is declared by our directors. Distributions will be made to investors in proportion to the number of units investors own as compared to all of our units that are then issued and outstanding. Our directors have the sole authority to authorize distributions based on available cash (after payment of expenses and resources), however, we will attempt to distribute an amount approximating the additional federal and state income tax attributable to investors as a result of profits allocated to investors.

        We do not expect to generate revenues until the proposed plant is operational. After operation of the proposed plant begins, we anticipate, subject to any loan covenants or restrictions with our senior and subordinated lenders, distributing a portion of our net cash flow to our members in proportion to the units held and in accordance with our amended and restated operating agreement. By net cash flow, we mean our gross cash proceeds received less any portion, as determined by our directors in their sole discretion, used to pay or establish reserves for our expenses, debt payments, capital improvements, replacements and contingencies. Our board may elect to retain future profits to provide operational financing for the plant, debt retirement and possible plant expansion.

        We do not know the amount of cash that we will generate, if any, once we begin operations. At the start, we will generate no revenues and do not expect to generate any operating revenue until the proposed ethanol plant is operating fully. Cash distributions are not assured, and we may never be in a position to make distributions. Whether we will be able to generate sufficient cash flow from our business to make distributions to members will depend on numerous factors, including:

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  successful and timely completion of construction since we will not generate any revenue until our plant is constructed and operational;

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  required principal and interest payments on any debt and compliance with applicable loan covenants which will reduce the amount of cash available for distributions;

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  our ability to operate our plant at full capacity which directly impacts our revenues;

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  adjustments and amounts of cash set aside for reserves and unforeseen expenses; and

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  state and federal regulations and subsidies, and support for ethanol generally which can impact our profitability and the cash available for distributions.

Capital Accounts and Contributions

        The purchase price paid for our units constitutes a capital contribution for purposes of becoming a unit holder and will be credited to your capital account. As a unit holder, your capital account will be increased according to your share of our profits and other applicable items of income or gain specially allocated to you pursuant to the special allocation rules described below. In addition, we will increase your capital account for the amount of any of our liabilities that are assumed by you or are secured by any property which we distribute to you. We will decrease your capital account for your share of our losses and other applicable items of expenses or losses specially allocated to you pursuant to the special allocation rules described below. We will also decrease your capital account in an amount equal to the value of any property we distribute to you. In addition, we will decrease your capital account for the amount of any of your liabilities that are assumed by us or are secured by property you have contributed to us. In the event you transfer your units and we have approved such transfer, then your capital account, to the extent it relates to the units transferred, will be transferred to the transferee. Our amended and restated operating agreement does not require you to make additional capital contributions to us. Interest will not accrue on your capital contributions, and you have no right to withdraw or be repaid your capital contributions made to us.

Allocation of Profits and Losses

        Except as otherwise provided in the special allocation rules described below, profits and losses that we recognize will be allocated to you in proportion to the number of units you hold. Our profits and losses will be determined by our directors on either a daily, monthly, quarterly or other basis permitted under the Internal Revenue Code, as amended, and corresponding Treasury Regulations.

Special Allocation Rules

        The amount of profits and losses that we allocate to you is subject to a number of exceptions referred to as special allocations. These include special allocations required by the Internal Revenue Code and Treasury Regulations aimed at highly leveraged limited liability companies that allocate taxable losses in excess of a unit holder's actual capital contributions. Our amended and restated operating agreement also requires that our directors make offsetting special allocations in any manner they deem appropriate that, after such offsetting allocations are made, each Unit holder's capital account balance is equal to the capital account balance that that unit holder would have had if special allocations required by the Internal Revenue Code and Treasury Regulations were not made to that unit holder's capital account.

Restrictions on Transfers of Units

        The units will be subject to certain restrictions on transfers pursuant to our amended and restated operating agreement. In addition, transfers of the units may be restricted by state securities laws. As a result, investors may not be able to liquidate their investments in the units and therefore may be required to assume the risks of investing in us for an indefinite period of time. Investment in us should be undertaken only by those investors who can afford an illiquid investment.

        We have restricted the ability to transfer units to ensure that we are not deemed a "publicly traded partnership" and thus taxed as a corporation. Under our amended and restated operating agreement, no transfer may occur without the approval of the board of directors. The board of directors will only permit transfers that fall within "safe harbors" contained in the publicly traded partnership rules under the Internal Revenue Code, to include the following:

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  transfers by gift to the member's descendants;

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  transfers upon the death of a member;

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  certain other transfers provided that for the applicable tax year, the transfers in the aggregate do not exceed 2% of the total outstanding units; and

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  transfers that comply with the "qualified matching services" requirements.

        Any transfer in violation of the publicly traded partnership requirements or our amended and restated operating agreement will be null and void. Furthermore, there is no public or other market for these securities. We do not anticipate such a market will develop.

        The units are unsecured equity interests and are subordinate in right of payment to all of our current and future debt. In the event of our insolvency, liquidation, dissolution or other winding up of our affairs, all of our debts, including winding-up expenses, must be paid in full before any payment is made to the unit holders. There is no assurance that there would be any remaining funds for distribution to the unit holders, after the payment of all of our debts.

SUMMARY OF OUR AMENDED AND RESTATED OPERATING AGREEMENT

        Statements contained in this section of the prospectus regarding the contents of our Amended and Restated Operating Agreement, which is discussed as our operating agreement throughout this prospectus, are not necessarily complete, and reference is made to the copy of our Operating Agreement filed as exhibit B to this prospectus.

Binding Nature of the Agreement

        We will be governed primarily according to the provisions of our amended and restated operating agreement and the Delaware Limited Liability Company Act. Among other items, our amended and restated operating agreement contains provisions relating to the election of directors, restrictions on transfers, member voting, and other company governance matters. If you invest in Advanced BioEnergy, you will be bound by the terms of this agreement. Its provisions may not be amended without the approval the affirmative vote of the holders of a majority of the units constituting a quorum, represented either in person or by proxy or mail ballot, at any regular or special meeting of the members.

Management

        Initially, the total number of initial directors of Advanced BioEnergy shall be a minimum of three and a maximum of 13. At the first annual or special meeting of the Members following the date on which substantial operations of the ethanol plant commences, the number of directors shall be reduced and become fixed at nine. If this reduction in the number of directors requires the removal of any director, John T. Porter, Robert W. Holmes and Revis L. Stephenson, III shall not be included in the directors removed at that time. This means that you will not have any direct control over the management or operation of our business. The current directors and their business experience are set out in further detail in "DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS."

        No matter may be submitted to the members for approval without the prior approval of the board of directors. This means that the board of directors controls virtually all of our affairs. We do not expect to develop a vacancy on the board of directors until after substantial operation of the ethanol plant commences.

        Our amended and restated operating agreement is unlike the articles of incorporation or bylaws of typical public companies whose shares trade on NASDAQ or a stock exchange. Our units do not trade on an exchange and we are not governed by the rules of NASDAQ or a stock exchange concerning company governance.

        The directors must elect a chairman who will preside over any meeting of the board of directors, and a vice-chairman who shall assume the chairman's duties in the event the chairman is unable to act.

        According to our amended and restated operating agreement, the directors may not take the following actions without the unanimous consent of the members:

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  cause or permit Advanced BioEnergy to engage in any activity that is inconsistent with our purposes;

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  knowingly act in contravention or the amended and restated operating agreement or act in a manner that would make it impossible for us to carry on our ordinary business, except as otherwise provided in the amended and restated operating agreement;

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  possess our property or assign rights in specific company property other than for Advanced BioEnergy's purpose; or

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  cause us to voluntarily take any action that would cause our bankruptcy.

        In addition, without the consent of a majority of the membership voting interests the directors do not have the authority to cause Advanced BioEnergy to:

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  merge, consolidate, exchange or otherwise dispose of at one time, all or substantially all of our property, except for a liquidating sale of the property in connection with our dissolution;

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  confess a judgment against us in an amount in excess of $500,000;

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  issue units at a purchase price of less than $10 per unit;

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  issue more than 10,000,000 units; or

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  cause us to acquire any equity or debt securities of any director or any of its affiliates, or otherwise make loans to any director or any of its affiliates.

Replacement of Directors

        Our board of directors is presently controlled by our founders, and replacing the directors may be difficult to accomplish under our amended and restated operating agreement. Pursuant to the amended and restated operating agreement, our initial board of directors will be comprised of no fewer than three and no more than 13 members. However, at the first annual or special meeting of the members following the date on which substantial operations of the ethanol plant commences, the number of directors shall be reduced and become fixed at nine. The amended and restated operating agreement provides that if the reduction in the number of directors at the first annual or special meeting requires the removal of any director, John T. Porter, Robert W. Holmes and Revis L. Stephenson, III shall not be included in the directors removed at that time.

        Our amended and restated operating agreement defines a procedure to replace the board in staggered terms, where, upon the expiration of the initial board, the first group of directors shall serve for one year, the second group shall serve for two years, and the third group shall serve for three years. The successors for each group of directors shall be elected for a 3-year term and, at that point, one-third of the total number of directors will be elected by the members each year. The directors shall be placed into groups by resolution of the initial board of directors prior to the expiration of the initial term. The amended and restated operating agreement provides that John T. Porter will be in Group I, Robert W. Holmes will be in Group II and Revis L. Stephenson will be in Group III. These procedures provide that replacement directors may be nominated either by the board of directors or by the members upon timely delivery of a petition signed by investors holding at least five percent of the outstanding units, provided that the members also meet other requirements, all of which are described in our amended and restated operating agreement. In order for a petition to be considered timely, it must be delivered to our secretary not more than 90 days, nor less than 60 days prior to the annual meeting of our members.

Members' Meetings and Other Members' Rights

        There will be an annual meeting of members at which the board of directors will give our annual company report. Members will address any appropriate business including the election of directors to those director seats becoming vacant under the then adopted staggered term format. In addition, members owning an aggregate of 30% of the units may demand in writing that the board call a special meeting of members for the purpose of addressing appropriate member business. The board of directors may also call a special meeting of members at any time.

        Member meetings shall be at the place designated by the board or members calling the meeting. Members of record will be given notice of member meeting neither more than 60 days nor less than five days in advance of such meetings.

        In order to take action at a meeting, members holding at least 25% of the outstanding units must be represented in person, by proxy or by mail ballot. Voting by proxy or by mail ballot shall be permitted on any matter if it is authorized by our directors. Assuming a quorum is present, members take action by a vote of the majority of the units represented at the meeting (in person, by proxy or by mail ballot) and entitled to vote on the matter, unless the vote of a greater or lesser proportion or numbers is otherwise required by our amended and restated operating agreement or by the Delaware Limited Liability Company Act.

        For the purpose of determining the members entitled to notice of or to vote at any members' meeting, members entitled to receive payment of any distribution, or to make a determination of members for any other purpose, the date on which notice of the meeting is mailed (or otherwise delivered) or the date on which the resolution declaring the distribution is adopted, as the case may be, shall be the record date for determination of the members.

        Members do not have dissenter's rights. This means that in the event we merge, consolidate, exchange or otherwise dispose of all or substantially all of our property, unit holders do not have the right to dissent and seek payment for their units.

        We will maintain our books, accountings and records at our principal office. A member may inspect them during normal business hours. Our books and accountings will be maintained in accordance with generally accepted accounting principles.

Unit Transfer Restrictions

        A unit holder's ability to transfer units is restricted under the amended and restated operating agreement. Unit holders may not transfer their units prior to the time that our ethanol plant is substantially operational unless such transfer is:

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  to the investor's administrator or trustee to whom such units are transferred involuntarily by operation of law, such as death; or

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  made without consideration to or in trust for the investor's descendants or spouse.

        Once we begin substantial operation of the proposed ethanol plant, investors may transfer their units to any person or organization only if such transfer meets the conditions precedent to a transfer under our amended and restated operating agreement and:

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  has been approved by our directors in accordance with the terms of the amended and restated operating agreement; or

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  the transfer is made to any other member or to any affiliate or related party of another member or the transferring member.

        To maintain partnership tax status, the units may not be traded on an established securities market or readily tradable on a secondary market. We do not intend to list the units on the New York Stock Exchange, the NASDAQ Stock Market or any other stock exchange. To help ensure that a market does not develop, our amended and restated operating agreement prohibits transfers without the approval of the directors. The directors will generally approve transfers so long as the transfers fall within "safe harbors" contained in the publicly traded partnership rules under the Internal Revenue Code. If any person transfers units in violation of the publicly traded partnership rules or without our prior consent, the transfer will be null and void. These restrictions on transfer could reduce the value of an investor's units.

Amendments

        Our amended and restated operating agreement may be amended by the affirmative vote of the holders of a majority of the units constituting a quorum, represented either in person or by proxy or mail ballot, at any regular or special meeting of the members. No amendment may adversely affect a member's economic interest or modify the liability of a member, without that member's consent. The amended and restated operating agreement defines economic interest as a member's share of profits and losses, the right to receive distributions of the company's assets and the right to information concerning the business and affairs of the company.

Dissolution

        Our amended and restated operating agreement provides that a voluntary dissolution of Advanced BioEnergy may be affected only upon the prior approval of a 75% super majority of all units entitled to vote.

FEDERAL INCOME TAX CONSEQUENCES OF OWNING OUR UNITS

        This section of the prospectus describes some of the more important federal income tax risks and consequences of your participation in Advanced BioEnergy. No information regarding state and local taxes is provided. EACH PROSPECTIVE MEMBER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR CONCERNING THE IMPACT THAT HIS OR HER INVESTMENT IN ADVANCED BIOENERGY MAY HAVE ON HIS OR HER FEDERAL INCOME TAX LIABILITY AND THE APPLICATION OF STATE AND LOCAL INCOME AND OTHER TAX LAWS TO HIS OR HER INVESTMENT IN ADVANCED BIOENERGY. Although we will furnish unit holders with such information regarding Advanced BioEnergy as is required for income tax purposes, each unit holder will be responsible for preparing and filing his or her own tax returns.

        The following summary of the tax aspects is based on the Internal Revenue Code of 1986, as amended (the "Code"), existing Treasury Department regulations ("Regulations"), and administrative rulings and judicial decisions interpreting the Code. Significant uncertainty exists regarding certain tax aspects of limited liability companies. Such uncertainty is due, in part, to continuing changes in federal tax law that have not been fully interpreted through regulations or judicial decisions. Tax legislation may be enacted in the future that will affect Advanced BioEnergy and a unit holder's investment in Advanced BioEnergy. Additionally, the interpretation of existing law and regulations described here may be challenged by the Internal Revenue Service during an audit of our information return. If successful, such a challenge likely would result in adjustment of a unit holder's individual return.

        The tax opinion contained in this section and the opinion attached as exhibit 8.1 to the registration statement constitutes the opinion of our tax counsel, Brown, Winick, Graves, Gross, Baskerville and Schoenebaum, P.L.C., regarding our classification for federal income tax purposes. An opinion of legal counsel represents an expression of legal counsel's professional judgment regarding the subject matter of the opinion. It is neither a guarantee of any indicated result nor an undertaking to defend any indicated result should that result be challenged by the Internal Revenue Service. This opinion is in no way binding on the Internal Revenue Service or on any court of law.

        In the opinion attached as exhibit 8.1 to the registration statement, our tax counsel has also confirmed as correct their representation to us that the statements and legal conclusions contained in this section regarding general federal income tax consequences of owning our units as a result of our partnership tax classification are accurate in all material respects. The tax consequences to us and our members are highly dependent on matters of fact that may occur at a future date and are not addressed in our tax counsel's opinion. With the exception of our tax counsel's opinion that we will be treated as a partnership for federal income tax purposes, this section represents an expression of our tax counsel's professional judgment regarding general federal income tax consequences of owning our units, insofar as it relates to matters of law and legal conclusions. This section is based on the assumptions and qualifications stated or referenced in this section. It is neither a guarantee of the indicated result nor an undertaking to defend the indicated result should it be challenged by the Internal Revenue Service. No rulings have been or will be requested from the Internal Revenue Service concerning any of the tax matters we describe. Accordingly, you should know that the opinion of our tax counsel does not assure the intended tax consequences because it is in no way binding on the Internal Revenue Service or any court of law. The Internal Revenue Service or a court may disagree with the following discussion or with any of the positions taken by us for federal income tax reporting purposes, and the opinion of our tax counsel may not be sufficient for an investor to use for the purpose of avoiding penalties relating to a substantial understatement of income tax under Section 6662(d). See "FEDERAL INCOME TAX CONSEQUENCES OF OWNING OUR units—Interest on Underpayment of Taxes; Accuracy-Related Penalties; Negligence Penalties" below.

        Investors are urged to consult their own tax advisors with specific reference to their own tax and financial situations, including the application and effect of state, local and other tax laws, and any possible changes in the tax laws after the date of this prospectus. This section is not to be constructed as a substitute for careful tax planning.

Partnership Status

        Our tax counsel has opined that, assuming we do not elect to be treated as a corporation, we will be treated as a partnership for federal income tax purposes. This means that we will not pay any federal income tax and the unit holders will pay tax on their shares of our net income. Under recently revised Treasury regulations, known as "check-the-box" regulations, an unincorporated entity such as a limited liability company will be taxed as partnership unless the entity is considered a publicly traded limited partnership or the entity affirmatively elects to be taxed as a corporation.

        We will not elect to be taxed as a corporation and will endeavor to take steps as are feasible and advisable to avoid classification as a publicly traded limited partnership. Congress has shown no inclination to adopt legislation that would jeopardize the tax classification of the many entities that have acted in reliance on the check-the-box regulations.

        As a partnership, if we fail to qualify for partnership taxation, we would be treated as a "C corporation" for federal income tax purposes. As a C corporation, we would be taxed on our taxable income at corporate rates, currently at a maximum rate of 35%. Distributions would generally be taxed again to unit holders as corporate dividends. In addition, unit holders would not be required to report their shares of our income, gains, losses or deductions on their tax returns until such are distributed. Because a tax would be imposed upon us as a corporate entity, the cash available for distribution to unit holders would be reduced by the amount of tax paid, in which case the value of the units would be reduced.

Publicly Traded Partnership Rules

        To qualify for taxation as a partnership, we cannot be a publicly traded partnership under Section 7704 of the Internal Revenue Code. Generally, Section 7704 provides that a publicly traded partnership will be taxed as a corporation if its interests are:

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  traded on an established securities market; or

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  readily tradable on a secondary market or the substantial equivalent.

        Although there is no legal authority on whether a limited liability company is subject to these rules, in the opinion of our counsel, it is probable that we are subject to the publicly traded partnership rules because we elected to be classified and taxed as a partnership.

        We will seek to avoid being treated as a publicly traded partnership. Under Section 1.7704-1(d) of the Treasury Regulations, interests in a partnership are not considered traded on an established securities market or readily tradable on a secondary market unless the partnership participates in the establishment of the market or the inclusion of its interests in a market, or the partnership recognizes any transfers made on the market by redeeming the transferor partner or admitting transferee as a partner.

        We do not intend to list the units on the New York Stock Exchange, the NASDAQ Stock Market or any other stock exchange. In addition, with limited exception, our amended and restated operating agreement prohibits any transfer of units without the approval of our directors. Our directors intend to approve transfers that fall within safe harbor provisions of the Treasury Regulations, so that we will not be classified as a publicly traded partnership. These safe harbor provisions generally provide that the units will not be treated as readily tradable on a secondary market, or the substantial equivalent, if the interests are transferred:

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  in "private" transfers;

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  pursuant to a qualified matching service; or

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  in limited amounts that satisfy a two percent test.

        Private transfers include, among others:

  •
  transfers by gifts in which the transferee's tax basis in the units is determined by reference to the transferor's tax basis in the interests transferred;

  •
  transfers at death, including transfers from an estate or testamentary trust;

  •
  transfers between members of a family as defined in Section 267(c)(4) of the Internal Revenue Code;

  •
  transfers from retirement plans qualified under Section 401(a) of the Internal Revenue Code or an IRA; and

  •
  "block transfers." A block transfer is a transfer by a unit holder and any related persons as defined in the Internal Revenue Code in one or more transactions during any thirty-calendar-day period of units that in the aggregate represents more than two percent of the total interests in partnership capital or profits.

        Transfers through a qualified matching service are also disregarded in determining whether interests are readily tradable. A matching service is qualified only if:

  •
  it consists of a computerized or printed system that lists customers' bid and/or ask prices in order to match unit holders who want to sell with persons who want to buy;

  •
  matching occurs either by matching the list of interested buyers with the list of interested sellers or through a bid and ask process that allows interested buyers to bid on the listed interest;

  •
  the seller cannot enter into a binding agreement to sell the interest until the 15th calendar day after his interest is listed, which time period must be confirmable by maintenance of contemporaneous records;

  •
  the closing of a sale effectuated through the matching service does not occur prior to the 45th calendar day after the interest is listed;

  •
  the matching service displays only quotes that do not commit any person to buy or sell an interest at the quoted price (nonfirm price quotes), or quotes that express an interest in acquiring an interest without an accompanying price (nonbinding indications of interest), and does not display quotes at which any person is committed to buy or sell an interest at the quoted price;

  •
  the seller's information is removed within 120 days of its listing and is not reentered into the system for at least 60 days after its deletion; and

  •
  the sum of the percentage interests transferred during the entity's tax year, excluding private transfers, cannot exceed ten percent of the total interests in partnership capital or profits.

        In addition, interests are not treated as readily tradable if the sum of the percentage of the interests transferred during the entity's tax year, excluding private transfers, do not exceed two percent of the total interests in partnership capital or profits. We expect to use a combination of these safe harbor provisions to avoid being treated as a publicly traded partnership.

Tax Treatment of Our Operations; Flow-Through of Taxable Income and Loss.

        We expect to pay no federal income tax. Instead, as members, investors will be required to report on investors' income tax return investors' allocable share of the income, gains, losses and deductions we have recognized without regard to whether cash distributions are received.

Tax Consequences to Our Unit Holders

        We have adopted a fiscal year ending October 31 for accounting and tax purposes. As a unit holder, for your taxable year with which or within which our taxable year ends you will be required to report on your own income tax return, your distributive share of our income, gains, losses and deductions regardless of whether you receive any cash distributions. To illustrate, a unit holder reporting on a calendar year basis will include his or her share of our taxable income or loss for our taxable year ending October 31, 2005 on his or her 2005 income tax return. A unit holder with a June 30 fiscal year will report his share of our October 31, 2005 taxable income or loss on his income tax return for the fiscal year ending June 30, 2006. We will provide each unit holder with an annual Schedule K-1 indicating such holder's share of our income, loss and separately stated components.

Tax Treatment of Distributions

        Distributions made by us to a member will not be taxable to the member for federal income tax purposes as long as distributions do not exceed the member's basis in his or her units immediately before the distribution. Cash distributions in excess of unit basis, which is unlikely to occur, are treated as gain from the sale or exchange of the units under the rules described below for unit dispositions.

Initial Tax Basis of Units and Periodic Basis Adjustments

        Under Section 722 of the Internal Revenue Code, investors' initial basis in the units investors purchase will be equal to the sum of the amount of money investors paid for investors' units. Here, an investor's initial basis in each unit purchased will be $10.

        An investor's' initial basis in the units will be increased to reflect the investor's distributive share of our taxable income, tax-exempt income, gains and any increase in the investor's share of recourse and qualified non-recourse indebtedness. If the investor makes additional capital contributions at any time, the adjusted basis of the investor's units will be increased by the amount of any cash contributed or the adjusted basis in any property contributed if additional units are not distributed to investors.

        The basis of an investor's units will be decreased, but not below zero, by:

  •
  the amount of any cash we distribute to the investors;

  •
  the basis of any other property distributed to the investor;

  •
  the investor's distributive share of losses and nondeductible expenditures that are "not properly chargeable to capital account;" and

  •
  any reduction in the investor's share of certain items of our debt.

        The unit basis calculations are complex. A member is only required to compute unit basis if the computation is necessary to determine his tax liability, but accurate records should be maintained. Typically, basis computations are necessary at the following times:

  •
  the end of a taxable year during which we suffered a loss, for the purpose of determining the deductibility of the member's share of the loss;

  •
  upon the liquidation or disposition of a member's interest, or

  •
  upon the non-liquidating distribution of cash or property to an investor, in order to ascertain the basis of distributed property or the taxability of cash distributed.

        Except in the case of a taxable sale of a unit or Advanced BioEnergy's liquidation, exact computations usually are not necessary. For example, a unit holder who regularly receives cash distributions that are less than or equal to his or her share of our taxable income will have a positive unit basis at all times. Consequently, no computations are necessary to demonstrate that cash distributions are not taxable under Section 731(a)(1) of the Internal Revenue Code. The purpose of the basis adjustments is to keep track of a member's tax investment in us, with a view toward preventing double taxation or exclusion from taxation of income items upon ultimate disposition of the units.

Tax Credits to Unit Holders

Small Ethanol Producer Tax Credit

        "Small Ethanol Producers" are allowed a 10-cents-per-gallon production income tax credit on up to 15 million gallons of production annually. Under current law, small ethanol producers are those ethanol producers producing less than 30 million gallons per year. We do not expect to be classified as a small ethanol producer for purposes of the tax credit because we expect to produce approximately 100 million gallons of ethanol per year.

        Although we do not qualify to receive the credit under current law, federal tax legislation has been introduced, which, if enacted, would change the definition of a "Small Ethanol Producer" (H.R. 36 and S. 610, 109th Cong.). Specifically, producers producing up to 60 million gallons of ethanol per year would become eligible to receive the credit. If we do become eligible to receive the credit, because we expect to be classified as a partnership for tax purposes, we would expect to pass the tax credits through to our unit holders. Unit holders would then be able to report and utilize the tax credits on their own income tax returns. However, there is no assurance that the tax legislation will be passed by the Congress or enacted into law by the President. Further, even if such legislation is enacted, our production may still exceed production limits, making us ineligible for the credit.

        Under current law, the small ethanol producer tax credit is a "passive" credit. This means that unit holders will be able to utilize the tax credits only to reduce the tax on passive activity income. See "FEDERAL INCOME TAX CONSEQUENCES OF OWNING OUR UNITS—Passive Activity Income." Although we would generate passive income for our unit holders, there can be no assurance when, if ever, we will generate passive income allowing the use of credits. Further, each unit holder may have other sources of passive activity income or loss that will affect the ability to utilize the credits. Unused credits may be carried forward to offset tax on passive activity income in future years. However, if the proposed tax legislation were enacted, unit holders would be allowed to utilize the tax credits to reduce their tax on income from other than passive sources. However, there is no assurance that the tax legislation will be passed by the Congress or enacted into law by the President.

        Historically, the small ethanol producer tax credit did not apply to reduce the alternative minimum tax, "AMT." As a result, although the tax credit would otherwise apply, certain unit holders did not realize the full benefit of the tax credit due to the application of the AMT. The American Jobs Creation Act of 2004 changed the tax law for tax years beginning after December 31, 2004, to allow the credit to reduce the AMT.

        Under current law, unit holders utilizing the small ethanol producer tax credit would be required to increase taxable income by the amount of the credit in their gross income before utilizing the credit to reduce any tax on their passive income. This means that although the credits may reduce the tax liability resulting from a unit holder's passive income, the net result would not reduce the unit holder's total tax liability on a dollar-for-dollar basis. Instead, the net-benefit would be a lesser amount. Unit holders in higher marginal income tax brackets generally would benefit less than unit holders in lower marginal tax brackets. The proposed tax legislation, if enacted, would repeal the present rule requiring the amount of the credit to be included in income. However, there is no assurance that the tax legislation will be passed by the Congress or enacted into law by the President.

        The small ethanol producers tax credit originally scheduled to expire in 2007 has been extended through 2010. Although Congress may further extend or make permanent the credit, there is no assurance that the tax credit will be extended beyond 2010.

Deductibility of Losses; Basis, At-Risk and Passive Loss Limitations

        Generally, a unit holder may deduct losses allocated to him, subject to a number of restrictions. An investor's ability to deduct any losses we allocate to the investor is determined by applying the following three limitations dealing with basis, at-risk and passive losses:

        Basis.    An investor may not deduct an amount exceeding the investor's adjusted basis in the investor's units pursuant to Internal Revenue Code Section 704(d). If the investor's share of the Company's losses exceed the investor's basis in the investor's units at the end of any taxable year, such excess losses, to the extent that they exceed the investor's adjusted basis, may be carried over indefinitely and deducted to the extent that at the end of any succeeding year the investor's adjusted basis in the investor's units exceeds zero.

        At-Risk Rules.    Under the "at-risk" provisions of Section 465 of the Internal Revenue Code, if an investor is an individual taxpayer, including an individual partner in a partnership, or a closely-held corporation, the investor may deduct losses and tax credits from a trade or business activity, and thereby reduce the investor's taxable income from other sources, only to the extent the investor is considered "at risk" with respect to that particular activity. The amount an investor is considered to have "at risk" includes money contributed to the activity and certain amounts borrowed with respect to the activity for which the investor may be liable.

        Passive Loss Rules.    Section 469 of the Internal Revenue Code may substantially restrict an investor's ability to deduct losses and tax credits from passive activities. Passive activities generally include activities conducted by pass-through entities, such as a limited liability company, certain partnerships or S corporations, in which the taxpayer does not materially participate. Generally, losses from passive activities are deductible only to the extent of the taxpayer's income from other passive activities. Passive activity losses that are not deductible may be carried forward and deducted against future passive activity income or may be deducted in full upon disposition of a unit holder's entire interest in us to an unrelated party in a fully taxable transaction. It is important to note that "passive activities" do not include dividends and interest income that normally is considered to be "passive" in nature. For unit holders who borrow to purchase their units, interest expense attributable to the amount borrowed will be aggregated with other items of income and loss from passive activities and subjected to the passive activity loss limitation. To illustrate, if a unit holder's only passive activity is our limited liability company, and if we incur a net loss, no interest expense on the related borrowing would be deductible. If that unit holder's share of our taxable income were less than the related interest expense, the excess would be nondeductible. In both instances, the disallowed interest would be suspended and would be deductible against future passive activity income or upon disposition of the unit holder's entire interest in our limited liability company to an unrelated party in a fully taxable transaction.

Passive Activity Income

        If we are successful in achieving our investment and operating objectives, investors may be allocated taxable income from us. To the extent that an investor's share of our net income constitutes income from a passive activity, as described above, such income may generally be offset by the investor's net losses and credits from investments in other passive activities.

Alternative Minimum Tax

        Individual taxpayers are subject to an "alternative minimum tax" if such tax exceeds the individual's regular income tax. Generally, alternative minimum taxable income is the taxpayer's adjusted gross income increased by the amount of certain preference items less certain itemized deductions. We may generate certain preference items. Depending on a member's other items of income, gain, loss, deduction and credit, the impact of the alternative minimum tax on a member's overall federal income tax liability may vary from no impact to a substantial increase in tax. Accordingly, each prospective investor should consult with his tax advisor regarding the impact of an investment in Advanced BioEnergy on the calculation of his alternative minimum tax, as well as on his overall federal income tax liability.

Allocations of Income and Losses

        Your distributive share of our income, gain, loss or deduction for federal income tax purposes generally is determined in accordance with our amended and restated operating agreement. Under Section 704(b) of the Internal Revenue Code, however, the Internal Revenue Service will respect our allocation, or a portion of it, only if it either has "substantial economic effect" or is in accordance with the "partner's interest in the partnership." If the allocation or portion thereof contained in our amended and restated operating agreement does not meet either test, the Internal Revenue Service may reallocate these items in accordance with its determination of each member's economic interest in us. Treasury Regulations contain guidelines as to whether partnership allocations have substantial economic effect. The allocations contained in the amended and restated operating agreement are intended to comply with the Treasury Regulations' test for having substantial economic effect. New unit holders will be allocated a proportionate share of income or loss for the year in which they became unit holders. The amended and restated operating agreement permits our directors to select any method and convention permissible under Internal Revenue Code Section 706(d) for the allocation of tax items during the time any person is admitted as a unit holder. In addition, the amended and restated operating agreement provides that upon the transfer of all or a portion of a unit holder's units, other than at the end of the fiscal year, the entire year's net income or net loss allocable to the transferred units will be apportioned between the transferor and transferee.

Tax Consequences Upon Disposition of Units

        Gain or loss will be recognized on a sale of our units equal to the difference between the amount realized and the unit holder's basis in the units sold. The amount realized includes cash and the fair market value of any property received plus the member's share of our debt. Although unlikely, since debt is included in an investor's basis, it is possible that an investor could have a tax liability upon the sale of the investor's units that exceeds the proceeds of sale.

        Gain or loss recognized by a unit holder on the sale or exchange of a unit held for more than one year generally will be taxed as long-term capital gain or loss. A portion of this gain or loss, however, will be separately computed and taxed as ordinary income or loss under Internal Revenue Code Section 751 to the extent attributable to depreciation recapture or other "unrealized receivables" or "substantially appreciated inventory" owned by us. We will adopt conventions to assist those members that sell units in apportioning the gain among the various categories.

Effect of Tax Code Section 754 Election on Unit Transfers

        The adjusted basis of each unit holder in his units, "outside basis," initially will equal his proportionate share of our adjusted basis in our assets, "inside basis." Over time, however, it is probable that changes in unit values and cost recovery deductions will cause the value of a unit to differ materially from the unit holder's proportionate share of the inside basis. Section 754 of the Internal Revenue Code permits a partnership to make an election that allows a transferee who acquires units either by purchase or upon the death of a unit holder to adjust his share of the inside basis to fair market value as reflected by the unit price in the case of a purchase or the estate tax value of the unit in the case of an acquisition upon death of a unit holder. Once the amount of the transferee's basis adjustment is determined, it is allocated among our various assets pursuant to Section 755 of the Internal Revenue Code.

        A Section 754 election is beneficial to the transferee when his outside basis is greater than his proportionate share of the entity's inside basis. In this case, a special basis calculation is made solely for the benefit of the transferee that will determine his cost recovery deductions and his gain or loss on disposition of property by reference to his higher outside basis. The Section 754 election will be detrimental to the transferee if his outside basis is less than his proportionate share of inside basis.

        If we make a Section 754 election, Treasury Regulations require us to make the basis adjustments. In addition, these regulations place the responsibility for reporting basis adjustments on us. We must report basis adjustments by attaching statements to our partnership returns. In addition, we are required to adjust specific partnership items in light of the basis adjustments. Consequently, amounts reported on the transferee's Schedule K-1 are adjusted amounts.

        Transferees are subject to an affirmative obligation to notify us of their bases in acquired interests. To accommodate concerns about the reliability of the information provided, we are entitled to rely on the written representations of transferees concerning either the amount paid for the partnership interest or the transferee's basis in the partnership interest under Section 1014 of the Internal Revenue Code, unless clearly erroneous.

        Our amended and restated operating agreement provides our directors with authority to determine whether or not a Section 754 election will be made. Depending on the circumstances, the value of units may be affected positively or negatively by whether or not we make a Section 754 election. If we decide to make a Section 754 election, the election will be made on a timely filed partnership income tax return and is effective for transfers occurring in the taxable year of the return in which the election is made. Once made, the Section 754 election is irrevocable unless the Internal Revenue Service consents to its revocation.

Our Dissolution and Liquidation may be Taxable to Investors Unless our Properties are Distributed In-Kind

        Our dissolution and liquidation will involve the distribution to investors of the assets, if any, remaining after payment of all of our debts and liabilities. Upon dissolution, investors' units may be liquidated by one or more distributions of cash or other property. If investors receive only cash upon the dissolution, gain would be recognized by investors to the extent, if any, that the amount of cash received exceeds investors' adjusted bases in investors' units. We will recognize no gain or loss if we distribute our own property in a dissolution event. However, since our primary asset will likely be the ethanol plant, it is unlikely that we will make a distribution in kind.

Reporting Requirements

        The IRS requires a taxpayer who sells or exchanges a membership unit to notify the Company in writing within 30 days, or for transfers occurring on or after December 16 of any year, by January 15 of the following year. Although the IRS reporting requirement is limited to Section 751(a) exchanges, it is likely that any transfer of a Company membership unit will constitute a Section 751(a) exchange. The written notice required by the IRS must include the names and addresses of both parties to the exchange, the identifying numbers of the transferor, and if known, of the transferee, and the exchange date. Currently the IRS imposes a penalty of $50 for failure to file the written notice unless reasonable cause can be shown.

Tax Information to Members

        We will annually provide each member with a Schedule K-1 (or an authorized substitute). Each member's Schedule K-1 will set out the holder's distributive share of each item of income, gain, loss, deduction or credit to be separately stated. Each member must report all items consistently with Schedule K-1 or, if an inconsistent position is reported, must notify the IRS of any inconsistency by filing Form 8062 "Notice of Inconsistent Treatment or Administrative Adjustment Request" with the original or amended return in which the inconsistent position is taken.

Audit of Income Tax Returns

        The Internal Revenue Service may audit our income tax returns and may challenge positions taken by us for tax purposes and may seek to change our allocations of income, gain, loss and deduction to investors. If the IRS were successful in challenging our allocations in a manner that reduces loss or increases income allocable to investors, investors may have additional tax liabilities. In addition, such an audit could lead to separate audits of an investor's tax returns, especially if adjustments are required, which could result in adjustments on an investors' tax returns. Any of these events could result in additional tax liabilities, penalties and interest to investors, and the cost of filing amended tax returns.

        Generally, investors are required to file their tax returns in a manner consistent with the information returns filed by us, such as Schedule K-1, or investors may be subject to possible penalties, unless they file a statement with their tax returns describing any inconsistency. In addition, we will select a "tax matters member" who will have certain responsibilities with respect to any Internal

Revenue Service audit and any court litigation relating to us. Investors should consult their tax advisors as to the potential impact these procedural rules may have on them.

        Prior to 1982, regardless of the size of a partnership, adjustments to a partnership's items of income, gain, loss, deduction or credit had to be made in separate proceedings with respect to each partner individually. Because a large partnership sometimes had many partners located in different audit districts, adjustments to items of income, gains, losses, deductions or credits of the partnership had to be made in numerous actions in several jurisdictions, sometimes with conflicting outcomes. The Tax Equity and Fiscal Responsibility Act of 1982 ("TEFRA") established unified audit rules applicable to all but certain small partnerships. These rules require the tax treatment of all "partnership items" to be determined at the partnership, rather than the partner, level. Partnership items are those items that are more appropriately determined at the partnership level than at the partner level, as provided by regulations. Since we will be taxed as a partnership, the TEFRA rules are applicable to our members and us.

        The Internal Revenue Service may challenge the reporting position of a partnership by conducting a single administrative proceeding to resolve the issue with respect to all partners. But the Internal Revenue Service must still assess any resulting deficiency against each of the taxpayers who were partners in the year in which the understatement of tax liability arose. Any partner of a partnership can request an administrative adjustment or a refund for his own separate tax liability. Any partner also has the right to participate in partnership-level administrative proceedings. A settlement agreement with respect to partnership items binds all parties to the settlement. The TEFRA rules establish the "Tax Matters Member" as the primary representative of a partnership in dealings with the Internal Revenue Service. The Tax Matters Member must be a "member-manager" which is defined as a company member who, alone or together with others, is vested with the continuing exclusive authority to make the management decisions necessary to conduct the business for which the organization was formed. In our case, this would be a member of the board of directors who is also a unit holder of the company. Our amended and restated operating agreement provides for board designation of the Tax Matters Member. Currently, Revis L. Stephenson, III is serving as our Tax Matters Member. The Internal Revenue Service generally is required to give notice of the beginning of partnership-level administrative proceedings and any resulting administrative adjustment to all partners whose names and addresses are furnished to the Internal Revenue Service.

Interest on Underpayment of Taxes; Accuracy-Related Penalties; Negligence Penalties

        If we incorrectly report an investor's distributive share of our net income, such may cause the investor to underpay his taxes. If it is determined that the investor underpaid his taxes for any taxable year, the investor must pay the amount of taxes he underpaid plus interest on the underpayment and possibly penalties from the date the tax was originally due. Under recent law changes, the accrual of interest and penalties may be suspended for certain qualifying individual taxpayers if the IRS does not notify an investor of amounts owing within 18 months of the date the investor filed his income tax return. The suspension period ends 21 days after the Internal Revenue Service sends the required notice. The rate of interest is compounded daily and is adjusted quarterly.

        Under Section 6662 of the Internal Revenue Code, penalties may be imposed relating to the accuracy of tax returns that are filed. A 20% penalty is imposed with respect to any "substantial understatement of income tax" and with respect to the portion of any underpayment of tax attributable to a "substantial valuation misstatement" or to "negligence." All those penalties are subject to an exception to the extent a taxpayer had reasonable cause for a position and acted in good faith.

        The Internal Revenue Service may impose a 20% penalty with respect to any underpayment of tax attributable to negligence. An underpayment of taxes is attributable to negligence if such underpayment results from any failure to make a reasonable attempt to comply with the provisions of the Code, or any careless, reckless, or intentional disregard of the federal income tax rules or regulations. In addition, regulations provide that the failure by a taxpayer to include on a tax return any amount shown on an information return is strong evidence of negligence. The disclosure of a position on the taxpayer's return will not necessarily prevent the imposition of the negligence penalty.

State and Local Taxes

        In addition to the federal income tax consequences described above, investors should consider the state and local tax consequences of an investment in us. This prospectus makes no attempt to summarize the state and local tax consequences to an investor. Investors are urged to consult their own tax advisors regarding state and local tax obligations.

LEGAL MATTERS

        The validity of the issuance of the units offered will be passed upon for us by Brown, Winick, Graves, Gross, Baskerville and Schoenebaum, P.L.C.

        We are not a party to any pending legal proceedings.

EXPERTS

        McGladrey & Pullen, LLP, independent registered public accounting firm, has audited our financial statements as of March 31, 2005 and for the period then ended as stated in their report appearing elsewhere in this prospectus and registration statement. We have included our financial statements in the prospectus and elsewhere in this registration statement in reliance on the report from McGladrey & Pullen, LLP, given on their authority as experts in accounting and auditing.

TRANSFER AGENT

        We will serve as our transfer agent and registrar.

ADDITIONAL INFORMATION

        We filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form SB-2 (the "Registration Statement") under the Securities Act, with respect to the offer and sale of membership units pursuant to this prospectus. This prospectus, filed as a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules thereto in accordance with the rules and regulations of the Commission and no reference is hereby made to such omitted information. Statements made in this prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the registration statement are summaries of the terms of such contracts, agreements or documents and are not necessarily complete. Reference is made to each such exhibit for a more complete description of the matters involved and such statements shall be deemed qualified in their entirety by such reference. The registration statement and the exhibits and schedules thereto filed with the Commission may be inspected, without charge, and copies may be obtained at prescribed rates, at the public reference facility maintained by the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

        As of effectiveness of our registration statement, we will be required to file periodic reports with the Securities and Exchange Commission ("SEC") pursuant to Section 13 of the Securities Exchange Act of 1934. Our quarterly reports will be made on Form 10-QSB, and our annual reports are made on Form 10-KSB. As of the date of this prospectus, our filings will be made pursuant to Regulation S-B for small business filers. We will also make current reports on Form 8-K. Except for our duty to deliver audited annual financial statements to our members pursuant to our amended and restated operating agreement, we are not required to deliver an annual report to security holders and currently have no plan to do so. However, each filing we make with the SEC is immediately available to the public for inspection and copying at the Commission's public reference facilities and the web site of the Commission referred to above or by calling the SEC at 1-800-SEC-0330.

[Remainder of page intentionally left blank.]

INDEX TO FINANCIAL STATEMENTS

[INSERT FINANCIAL STATEMENT]

Report of Independent Registered Public Accounting Firm

To the Board of Directors
Advanced BioEnergy, LLC
Fairmont, Nebraska

        We have audited the accompanying balance sheet of Advanced BioEnergy, LLC (a development stage company) (the Company) as of March 31, 2005, and the related statements of operations, changes in members' equity and cash flows for the period from January 4, 2005 (date of inception) to March 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Advanced BioEnergy, LLC as of March 31, 2005, and the results of its operations and its cash flows for the period from January 4, 2005 (date of inception) to March 31, 2005, in conformity with U.S. generally accepted accounting principles.

Des Moines, Iowa
May 2, 2005

ADVANCED BIOENERGY, LLC
(A DEVELOPMENT STAGE COMPANY)

BALANCE SHEET

March 31, 2005

ASSETS
CURRENT ASSETS
Cash	$894,618

OTHER ASSETS
Land option deposits	15,000
Deferred offering costs	68,515

83,515

TOTAL ASSETS	$978,133

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$72,725

MEMBERS' EQUITY
Contributed capital, $10 par value, authorized 150,000 units, issued and outstanding 102,500 units	1,025,000
Deficit accumulated during development stage	(119,592)

905,408

TOTAL LIABILITIES AND MEMBERS' EQUITY	$978,133

See accompanying notes to financial statements.

ADVANCED BIOENERGY, LLC
(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF OPERATIONS

Period from January 4, 2005 (Date of Inception)
to March 31, 2005

REVENUES	$—
OPERATING EXPENSES
Start up expenses	72,480
Accounting	1,680
Consulting fees	10,683
Legal	19,519
Directors meetings and expenses	12,221
Office	1,806
Utilities	1,181
Miscellaneous	22

119,592

DEFICIT ACCUMULATED DURING DEVELOPMENT STAGE	$(119,592)

Weighted Average Units Outstanding	36,034

Net Loss Per Unit—Basic and Diluted	$(3.32)

See accompanying notes to financial statements.

ADVANCED BIOENERGY, LLC
(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF CHANGES IN MEMBERS' EQUITY

Period from January 4, 2005 (Date of Inception)

to March 31, 2005

MEMBERS' EQUITY—January 4, 2005	$—
Issuance of 102,500 membership units	1,025,000
Deficit accumulated during development stage	(119,592)

MEMBERS' EQUITY—March 31, 2005	$905,408

See accompanying notes to financial statements.

ADVANCED BIOENERGY, LLC
(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF CASH FLOWS

Period from January 4, 2005 (Date of Inception)

to March 31, 2005

OPERATING ACTIVITIES
Deficit accumulated during development stage	$(119,592)
Increase in Accounts payable	49,331

NET CASH USED IN OPERATING ACTIVITIES	(70,261)

INVESTING ACTIVITIES
Payment of land option deposits	(15,000)

FINANCING ACTIVITIES
Contributed capital	1,000,000
Payment of deferred offering costs	(20,121)

NET CASH PROVIDED BY FINANCING ACTIVITIES	979,879

NET INCREASE IN CASH	894,618
CASH—beginning of period	—

CASH—end of period	$894,618

SUPPLEMENTAL DISCLOSURE OF NONCASH OPERATING AND FINANCING ACTIVITIES
Accounts payable incurred for deferred offering costs	$23,394
Consulting services classified as deferred offering costs received in exchange for 2500 membership units	$25,000

See accompanying notes to financial statements.

ADVANCED BIOENERGY, LLC
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

March 31, 2005

NOTE A: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        PRINCIPAL BUSINESS ACTIVITY—Advanced BioEnergy, LLC is a development stage Delaware limited liability company (the Company). The Company was organized in January 2005 to pool investors to build a 100 million gallons per year ethanol plant to be located near Fairmont, Nebraska. Construction is projected to begin in 2006. As of March 31, 2005, the Company is in the development stage with its efforts being principally devoted to organizational and equity raising activities.

        USE OF ESTIMATES—The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

        FISCAL REPORTING PERIOD—The Company has adopted a fiscal year ending October 31 for financial reporting purposes.

        CASH AND CASH EQUIVALENTS—The Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents. The Company's cash balances are maintained in bank depositories and exceed federally insured limits. The Company has not experienced losses in such accounts.

        DEFERRED OFFERING COSTS—The Company defers costs incurred to raise equity financing until that financing occurs. At the time of issuance of such new equity, these costs will be netted against the proceeds received. If the financing does not occur, such costs will be expensed. These costs totaled $68,515 at March 31, 2005.

        INCOME TAXES—The Company is organized as a limited liability company under Delaware law. Under this type of organization, the Company is treated as a partnership for federal and state income tax purposes with its earnings or losses passing through to the members and subject to taxation at the member level. Accordingly, no income tax provision or benefit is reflected in these financial statements.

        ORGANIZATIONAL AND START UP COSTS—The company expenses all organizational and start up costs as they are incurred.

        EARNINGS (LOSS) PER UNIT—Basic and diluted earnings (loss) per unit are computed using the weighted-average number of units outstanding during the period. Diluted loss per unit is the same as basic loss per unit as no equivalent units existed at March 31, 2005.

        RECENTLY ISSUED ACCOUNTING PROUNCEMENTS—The Financial Accounting Standards Board (FASB) has issued Statement No. 123 (Revised), Share-Based Payment (FAS123(R)). This Statement establishes standards for accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which and entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments, or that may be settled by the issuance of those equity instruments. Statement No. 123(R) covers a wide range of share-based compensation arrangements, including share options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. FAS 123(R) replaces existing requirements under FASB Statement No. 123 and eliminates the ability to account for share-based compensation transactions using the intrinsic value method prescribed by APB Opinion No. 25. For the Company, FAS 123(R) is effective as of the first interim or annual reporting period that begins after December 15, 2005.

NOTE B: MEMBERS' EQUITY

        The Company was formed on January 4, 2005 to have a perpetual life. It was initially capitalized by its members who contributed an aggregate of $550,000 for 55,000 membership units. The Company will initially have one class of membership units with the board of directors having the authority to create additional classes of units if deemed necessary.

        As specified in its amended and restated operating agreement, the Company is authorized to issue up to 10,000,000 membership units with any additional units requiring the consent of a majority of the members.

        The Company issued a confidential private placement memorandum (seed capital offering) in February 2005, for the sale of 150,000 membership units, including the 55,000 originally contributed, at $10 per unit or $1,500,000, with no stated minimum requirement. The minimum investment for a potential investor is 5,000 units or $50,000, with increments of 500 units or $5,000, thereafter. The entire purchase amount is due upon subscribing. As of March 31, 2005 the Company had collected $1,000,000, including the $550,000 originally contributed, for 100,000 membership units and issued an additional 2,500 units for services to be provided. Subsequent to March 31, 2005 the Company received subscriptions for the balance of the $1,500,000 and closed the offering on April 14, 2005 for the purpose of funding the development, organizational and offering expenses.

        The initial board of directors authorized a unit distribution to the seed capital members equal to two additional units for every one unit issued and outstanding at the time the seed capital offering is closed.

        The Company intends to file a Form SB-2 Registration Statement with the Securities and Exchange Commission (SEC) in May 2005. Management anticipates that this offering will be for a minimum of 3,366,250 and a maximum of 6,732,500 membership units for sale at $10 per unit. However, there can be no assurance that such units will be sold.

        Income and losses are allocated to all members based upon their respective percentage of units held.

        The transfer of units is restricted by the Company's operating agreement. Generally, unless a transfer is permitted under our operating agreement or by operation of law, such as upon death, units cannot be transferred without the prior written approval of a majority of directors.

NOTE C: RELATED PARTY TRANSACTIONS

        The Company pays a member for project coordination services during the development stage and related equity financing activities. As of March 31, 2005 the Company had incurred consulting charges of $31,750 that has been included in deferred offering costs. See the consulting agreement terms in Note D.

        The Company had accounts payable to related parties totaling $3,631 as of March 31, 2005.

        A member of the Company is currently the president of the Company's primary bank depository.

NOTE D: COMMITMENTS AND CONTINGENCIES

  Design build

        The total cost of the project, including the construction of the ethanol plant and start-up expenses, is expected to approximate $134,650,000. The Company anticipates funding the development of the ethanol plant by raising equity of at least $53,860,000 and securing financing for up to $80,790,000. The amount of debt financing needed depends on the amount of equity raised in the offering. Currently, the Company has signed a letter of intent with an unrelated contractor to design and build the ethanol plant at a total contract price of approximately $98,000,000 which is contingent upon raising the equity and obtaining adequate financing.

        The Company has no contracts or commitments with any bank, lender, or financial institution for this debt financing. There are no assurances that the Company will be able to obtain the necessary debt financing, other financing or grants sufficient to capitalize the project

  Land Options

        In February 2005, the Company entered into a contract to have the option to purchase approximately 87 acres of land in Fillmore County, Nebraska, for $478,500. The Company deposited $5,000 of earnest money with an unrelated party for this option. The initial option shall extend until August 1, 2006. If the option is exercised during the time permitted, the $5,000 deposit will be applied to the purchase price.

        During February 2005, the Company entered into another agreement to have the option to purchase up to 112 acres of land in Fillmore County, Nebraska, for $6,000 per acre. The Company deposited $10,000 of earnest money with an unrelated party for this option. The initial option shall extend until August 1, 2006. If the option is exercised during the time permitted, the $10,000 deposit will be applied to the purchase price.

  Consulting

        In March 2005, the Company signed an agreement with a related party for assistance with raising equity and securing financing. The agreement begins upon execution and shall continue through the closing date as defined in the agreement. The development consultant will receive compensation as follows: 2,500 unrestricted membership units (valued at $25,000) at execution, $1,500 per week from execution through the closing of the equity financing and $375 per day after the closing of the equity financing, plus reimbursement of approved expenses up to a weekly maximum reimbursement of $750.

        In addition, the development consultant will receive a bonus of 42,500 restricted membership units within 30 days of the close of the seed capital offering. If the Company does not begin construction of the project on or before December 31, 2007 or files Articles of Dissolution before beginning construction of the project, the consultant is required to return the restricted units to the Company without payment of consideration.

        The Company may only terminate this agreement for cause as defined in the consulting agreement. The consultant may terminate this agreement with fourteen days' written notice.

        In March 2005, the Company signed an agreement with an unrelated party for initial railroad engineering services. The estimated cost of the services is $7,000, which is to be billed on an actual time and materials basis. As of March 31, 2005 the Company had incurred charges of $6,889 which are included in accounts payable.

        The Company signed an agreement with an unrelated entity for consulting and energy management services relative to supplies of natural gas and electricity of the plant commencing April 1, 2005 and continuing for twenty-four months after the plant's completion date. This agreement may be terminated by either party after the initial term by sixty days' written notice. The fees include $35,000 payable upon the April 1, 2005 commencement and $3,500 per month beginning after start up of the plant plus approved travel expenses.

        In March 2005, the Company signed a planting agreement, in concurrence with the land purchase options, with an unrelated agricultural producer for $190 per acre plus specified actual expenses for loss of profit and fertilizer costs incurred to the date of the agreement from a requested crop rotation change. As of March 31, 2005, the Company has included $20,900 of these expenses in accounts payable. In addition, the Company is responsible for any crop damages that may occur as a result of plant site exploration subsequent to the planting of the crop.

        The Company has an agreement to compensate the original two members of the Company for development fees in a total sum of 1% of the total project cost to be paid in member units in exchange for their efforts to organize and develop the Company. These fees are currently estimated at $1,346,500 or 134,650 units of which 125,000 units were issued subsequent to March 31, 2005 and any additional units will be issued upon substantial completion of construction of the plant based on the actual project costs. These membership units will be considered restricted until certain requirements within the agreement are reached.

        If the Company files Articles of Dissolution or another event prevents successful ethanol production by the Company, these members will be required to return the restricted units to the Company without payment of consideration.

NOTE E: SUBSEQUENT EVENT

        In April 2005, the Company entered into two contracts to have the option to purchase approximately 103 acres and 148 acres of land in Fillmore County, Nebraska, for $566,500 and $740,000, respectively. The Company deposited $5,000 and $10,000 of earnest money with an unrelated party for these options. The options extend until August 1, 2006. If the options are exercised during the time permitted, the deposits will be applied to the purchase price.

MINIMUM 3,366,250 UNITS
MAXIMUM 6,732,500 UNITS

PROSPECTUS

May    , 2005

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, units only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common shares.

        No action is being taken in any jurisdiction outside the United States to permit a public offering of the units or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

        Through and including            , 2005 (the 90th day after the effective date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Directors and officers of Advanced BioEnergy, LLC may be entitled to benefit from the indemnification provisions contained in our amended and restated operating agreement and the Delaware Limited Liability Company Act. The general effect of these provisions is summarized below.

        Our amended and restated operating agreement provides that to the maximum extent permitted under the Delaware Limited Liability Company Act and any other applicable law, no member or director of Advanced BioEnergy shall be personally liable for any debt, obligation or liability of Advanced BioEnergy merely by reason of being a member or director or both. No director of Advanced BioEnergy shall be personally liable to Advanced BioEnergy or its members for monetary damages for a breach of fiduciary duty by such director; provided that the provision shall not eliminate or limit the liability of a director for the following: (1) receipt of an improper financial benefit to which the director is not entitled; (2) liability for receipt of distributions in violation of the articles of organization, operating agreement, or the Delaware Limited Liability Company Act; (3) a knowing violation of law; or (4) acts or omissions involving fraud, bad faith or willful misconduct. To the maximum extent permitted under the Delaware Limited Liability Company Act and other applicable law, Advanced BioEnergy, its receiver, or its trustee (however in the case of a receiver or trustee only to the extent of Company property) is required to indemnify, save, and hold harmless and pay all judgments and claims against each director relating to any liability or damage incurred by reason of any act performed or omitted to be performed by such director or officer in connection with the business of Advanced BioEnergy. The indemnification includes reasonable attorneys' fees incurred by a director or officer in connection with the defense of any action based on covered acts or omissions. Attorneys' fees may be paid as incurred, including those for liabilities under federal and state securities laws, as permitted by law. To the maximum extent permitted by law, in the event of an action by a unit holder against any director, including a derivative suit, we must indemnify, hold harmless and pay all costs, liabilities, damages and expenses of the director, including attorneys' fees incurred in the defense of the action. Notwithstanding the foregoing provisions, no director shall be indemnified by Advanced BioEnergy in contradiction of the Delaware Limited Liability Company Act. Advanced BioEnergy may purchase and maintain insurance on behalf of any person in his or her official capacity against any liability asserted against and incurred by the person arising from the capacity, regardless of whether Advanced BioEnergy would otherwise be required to indemnify the person against the liability.

        Generally, under Delaware law, a member or manager is not personally obligated for any debt or obligation of a company solely because they are a member or manager of a company. However, Delaware law allows a member or manager to agree to become personally liable for any or all debts, obligations, and liabilities if the operating agreement provides.

        The principles of law and equity supplement the Delaware Limited Liability Company Act, unless displaced by particular provisions of the Act.

        There is no pending litigation or proceeding involving a director, officer, employee or agent of Advanced BioEnergy as to which indemnification is being sought. We are not aware of any other threatened litigation that may result in claims for indemnification by any director, officer, member, manager, employee or agent.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.*

Securities and Exchange Commission registration fee	$7,924
Legal fees and expenses	205,000
Consulting Fees	200,000
Accounting fees	40,000
Blue Sky filing fees	41,290
Printing expenses	35,000
Advertising	140,000
Miscellaneous expenses	10,000
Total	$679,214	*

*
All of the above items except the registration fee and blue sky filing fees are estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

        During the time period beginning on our formation on January 4, 2005 and ending on April 14, 2005, we issued and sold 150,000 membership units to our seed capital investors at a purchase price of $10 per unit, without registering the units with the Securities and Exchange Commission. We also transferred 2,500 unrestricted units to BioEnergy Capital Consultants, LLC. Following completion of our seed capital private placement, we performed a membership unit distribution to all of our membership units holders, including BioEnergy Capital Consultants, LLC, equal to two membership units for every one membership unit issued and outstanding. In addition, we paid a total development fee equal to 125,000 membership units to two of our directors, Revis Stephenson, III and Robert W. Holmes, and we transferred 42,500 restricted units to BioEnergy Capital Consultants, LLC in exchange for consulting services for a total of 50,000 units. The units transferred to Mr. Stephenson, Mr. Holmes and to BioEnergy Capital Consultants, LLC are subject to certain restrictions that require the return of the units to Advanced BioEnergy upon the occurrences of certain events. As of the date of this prospectus, there are 625,000 units outstanding.

        All sales were made pursuant to Rule 506 of Regulation D. Each of these sales was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) and Rule 506 of the Securities Act of 1933 as transactions by an issuer not involving a public offering. No underwriting discounts or commissions were paid in these transactions and we conducted no general solicitation in connection with the offer or sale of the securities. The purchasers of the securities in each transaction made representations to us regarding their status as accredited investors as defined in Regulation C and their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof. Appropriate legends were affixed to unit certificates and instruments issued in such transactions. All purchasers were provided a private placement memorandum containing all material information concerning our company and the offering. All purchases were made with cash and the total amount of cash consideration for those securities was $1,500,000.

ITEM 27. EXHIBITS.

3.1	Certificate of Formation
3.2	Amended and Restated Operating Agreement of the registrant
4.1	Form of Membership Unit Certificate
4.2	Form of Subscription Agreement of registrant
4.3	Form of Escrow Agreement

5.1	Form of Opinion of Brown, Winick, Graves, Gross, Baskerville and Schoenebaum, P.L.C. as to certain securities matters
8.1	Form of Opinion of Brown, Winick, Graves, Gross, Baskerville and Schoenebaum, P.L.C. as to certain tax matters
10.1	Option to Purchase Real Estate from Duane V. Lott dated February 7, 2005
10.2	Option to Purchase Real Estate from WDB, Inc. dated February 18, 2005
10.3	Option to Purchase Real Estate from Doris Gwen Ogden dated April 26, 2005
10.4	Option to Purchase Real Estate from L&K Land, Inc. dated April 13, 2005
10.5	Letter of Intent dated March 28, 2005 between Advanced BioEnergy, LLC and Fagen, Inc.
10.6	Trans Systems Corporation Professional Services Agreement dated March 7, 2005
10.7	U.S. Energy Energy Management Agreement dated April 5, 2005
10.8	ICM Environmental Permitting Proposal and Service Agreement dated April 14, 2005
10.9	Consulting Agreement with BioEnergy Capital Consultants, LLC dated March 22, 2005
10.10	Project Development Fee Agreement dated May 19, 2005
23.1	Consent of Independent Registered Public Accounting Firm.

ITEM 28. UNDERTAKINGS.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   To deem, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the registered securities which remain unsold at the end of the offering.

SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Minneapolis, Minnesota.

ADVANCED BIOENERGY, LLC
Date:	5/24/05	/s/ REVIS L. STEPHENSON, III Revis L. Stephenson, III Chairman and Director (Principal Executive Officer)
Date:	5/25/05	/s/ ROBERT W. HOMES Robert W. Holmes Treasurer and Director (Principal Financial and Accounting Officer)

        In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Date:	5/24/05	/s/ REVIS L. STEPHENSON, III Revis L. Stephenson, III, Chairman and Director
Date:	5/25/05	/s/ ROBERT W. HOLMES Robert W. Holmes, Treasurer and Director
Date:	5/25/05	/s/ LARRY L. CERNY Larry L. Cerny, Secretary and Director
Date:	5/25/05	/s/ TROY OTTE Troy Otte, Director
Date:	5/25/05	/s/ JOHN E. LOVEGROVE John E. Lovegrove, Director
Date:	5/25/05	/s/ ROBERT E. BETTGER Robert E. Bettger, Director
Date:	5/25/05	/s/ JOHN T. PORTER John T. Porter, Director
Date:	5/25/05	/s/ RICHARD W. HUGHES Richard W. Hughes, Director
Date:	5/26/05	/s/ KEITH E. SPOHN Keith E. Spohn, Director

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PROSPECTUS SUMMARY
RISK FACTORS
FORWARD LOOKING STATEMENTS
USE OF PROCEEDS
DETERMINATION OF OFFERING PRICE
DILUTION
CAPITALIZATION
DISTRIBUTION POLICY
SELECTED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION
ESTIMATED SOURCES OF FUNDS
ESTIMATED USE OF PROCEEDS
DESCRIPTION OF BUSINESS
U.S. FUEL ETHANOL PRODUCTION CAPACITY
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
UNITS BENEFICIALLY OWNED BY DIRECTORS AND OFFICERS
EXECUTIVE COMPENSATION
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PLAN OF DISTRIBUTION
DESCRIPTION OF MEMBERSHIP UNITS
SUMMARY OF OUR AMENDED AND RESTATED OPERATING AGREEMENT
FEDERAL INCOME TAX CONSEQUENCES OF OWNING OUR UNITS
LEGAL MATTERS
EXPERTS
TRANSFER AGENT
ADDITIONAL INFORMATION
INDEX TO FINANCIAL STATEMENTS
ADVANCED BIOENERGY, LLC (A DEVELOPMENT STAGE COMPANY) BALANCE SHEET March 31, 2005
ADVANCED BIOENERGY, LLC (A DEVELOPMENT STAGE COMPANY) STATEMENT OF OPERATIONS Period from January 4, 2005 (Date of Inception) to March 31, 2005
ADVANCED BIOENERGY, LLC (A DEVELOPMENT STAGE COMPANY) STATEMENT OF CHANGES IN MEMBERS' EQUITY Period from January 4, 2005 (Date of Inception) to March 31, 2005
ADVANCED BIOENERGY, LLC (A DEVELOPMENT STAGE COMPANY) STATEMENT OF CASH FLOWS Period from January 4, 2005 (Date of Inception) to March 31, 2005
ADVANCED BIOENERGY, LLC (A DEVELOPMENT STAGE COMPANY) NOTES TO FINANCIAL STATEMENTS March 31, 2005
PART II—INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES